              As filed with the Securities and Exchange Commission.

                                                    '33 Act File No. ___________
                                                    '40 Act File No. 811-21139



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM N-4

                   REGISTRATION STATEMENT UNDER THE SECURITIES

                                 ACT OF 1933 [X]


                                       and

                        REGISTRATION STATEMENT UNDER THE

                       INVESTMENT COMPANY ACT OF 1940 [X]

                         NATIONWIDE VARIABLE ACCOUNT-13

                           (Exact Name of Registrant)

                        NATIONWIDE LIFE INSURANCE COMPANY
                               (Name of Depositor)

                   ONE NATIONWIDE PLAZA, COLUMBUS, OHIO 43215
         (Address of Depositor's Principal Executive Offices) (Zip Code)

        Depositor's Telephone Number, including Area Code: (614) 249-7111

    PATRICIA R. HATLER, SECRETARY, ONE NATIONWIDE PLAZA, COLUMBUS, OHIO 43215
                     (Name and Address of Agent for Service)




Approximate date of proposed public offering: Upon the effective date of this Registration Statement. September 16, 2002 is requested.

The Registrant hereby agrees to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall therefore become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         NATIONWIDE VARIABLE ACCOUNT-13

                     REFERENCE TO ITEMS REQUIRED BY FORM N-4

N-4 ITEM                                                                                                                   CAPTION
PART A     INFORMATION REQUIRED IN A PROSPECTUS
Item 1.    Cover Page...................................................................................................Cover Page
Item 2.    Definitions...................................................................................Glossary of Special Terms
Item 3.    Synopsis or Highlights........................................................................Synopsis of the Contracts
Item 4.    Condensed Financial Information.........................................................Condensed Financial Information
Item 5.    General Description of Registrant, Depositor, and Portfolio
                Companies ............................................Nationwide Life Insurance Company; Investing in the Contract
Item 6.    Deductions and Expenses.................................................................Standard Charges and Deductions
Item 7.    General Description of Variable
           Annuity Contracts.........................................................Contract Ownership; Operation of the Contract
Item 8.    Annuity Period.................................................................................Annuitizing the Contract
Item 9.    Death Benefit and Distributions..........................................................................Death Benefits
Item 10.   Purchases and Contract Value..................................................................Operation of the Contract
Item 11.   Redemptions......................................................................................Surrender (Redemption)
Item 12.   Taxes  ......................................................................................Federal Tax Considerations
Item 13.   Legal Proceedings.....................................................................................Legal Proceedings
Item 14.   Table of Contents of the Statement of Additional
                Information...........................................Table of Contents of the Statement of Additional Information

PART B     INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION
Item 15.   Cover Page...................................................................................................Cover Page
Item 16.   Table of Contents.....................................................................................Table of Contents
Item 17.   General Information and History.........................................................General Information and History
Item 18.   Services.......................................................................................................Services
Item 19.   Purchase of Securities Being Offered...............................................Purchase of Securities Being Offered
Item 20.   Underwriters...............................................................................................Underwriters
Item 21.   Calculation of Performance Information......................................................Calculations of Performance
Item 22.   Annuity Payments.......................................................................................Annuity Payments
Item 23.   Financial Statements...............................................................................Financial Statements

PART C     OTHER INFORMATION
Item 24.   Financial Statements and Exhibits...............................................................................Item 24
Item 25.   Directors and Officers of the Depositor.........................................................................Item 25
Item 26.   Persons Controlled by or Under Common Control with
                the Depositor or Registrant................................................................................Item 26
Item 27.   Number of Contract Owners.......................................................................................Item 27
Item 28.   Indemnification.................................................................................................Item 28
Item 29.   Principal Underwriter...........................................................................................Item 29
Item 30.   Location of Accounts and Records................................................................................Item 30
Item 31.   Management Services.............................................................................................Item 31
Item 32.   Undertakings....................................................................................................Item 32

                        NATIONWIDE LIFE INSURANCE COMPANY

           Modified Single Premium Deferred Variable Annuity Contracts


   Issued by Nationwide Life Insurance Company through its Nationwide Variable
                                   Account-13

                         The date of this prospectus is
                              September 16, 2002.





Variable annuities are complex investment products with unique benefits and advantages that may be particularly useful in meeting long-term savings and retirement needs. There are costs and charges associated with these benefits and advantages - costs and charges that are different, or do not exist at all, within other investment products. With help from financial consultants and advisers, investors are encouraged to compare and contrast the costs and benefits of the variable annuity described in this prospectus against those of other investment products, especially other variable annuity and variable life insurance products offered by Nationwide and its affiliates. Nationwide offers a wide array of such products, many with different charges, benefit features and underlying investment options. This process of comparison and analysis should aid in determining whether the purchase of the contract described in this prospectus is consistent with your investment objectives, risk tolerance, investment time horizon, marital status, tax situation and other personal characteristics and needs.

THIS PROSPECTUS CONTAINS BASIC INFORMATION YOU SHOULD UNDERSTAND ABOUT THE CONTRACTS BEFORE INVESTING - THE ANNUITY CONTRACT IS THE LEGALLY BINDING INSTRUMENT GOVERNING THE RELATIONSHIP BETWEEN YOU AND NATIONWIDE SHOULD YOU CHOOSE TO INVEST. PLEASE READ THIS PROSPECTUS CAREFULLY AND KEEP IT FOR FUTURE REFERENCE.

Not all benefits, programs, features and investment options described in this prospectus are available or approved for use in every state.

The following is a list of the underlying mutual funds available under the contract. The particular underlying mutual funds available under the contract may change from time to time. Specifically, underlying mutual funds or underlying mutual fund share classes that are currently available may be removed or closed off to future investment. New underlying mutual funds or new share classes of currently available underlying mutual funds may be added. Contract owners will receive notice of any such changes that affect their contract. Additionally, not all of the underlying mutual funds listed below are available in every state.

AMERICAN CENTURY VARIABLE PORTFOLIOS, INC., A MEMBER OF THE AMERICAN CENTURY(SM0) FAMILY OF INVESTMENTS
 -  American Century VP Income & Growth Fund: Class I
 -  American Century VP International Fund: Class III+
 -  American Century VP Value Fund: Class I

DREYFUS
 - Dreyfus Variable Investment Fund - Appreciation Portfolio: Initial Shares (formerly, Dreyfus Variable Investment Fund - Capital Appreciation Portfolio)

FIDELITY VARIABLE INSURANCE PRODUCTS FUND
 -  VIP Equity-Income Portfolio: Service Class
 -  VIP Growth Portfolio: Service Class
 -  VIP Overseas Portfolio: Service Class R+

FIDELITY VARIABLE INSURANCE PRODUCTS FUND II
 -  VIP II Contrafund(R) Portfolio: Service Class

GARTMORE VARIABLE INSURANCE TRUST ("GVIT") (FORMERLY, NATIONWIDE SEPARATE ACCOUNT TRUST)
 - Dreyfus GVIT Mid Cap Index Fund: Class I (formerly, Dreyfus NSAT Mid Cap Index Fund)
 -  Gartmore GVIT Government Bond Fund: Class I (formerly, Government Bond Fund)
 -  Gartmore GVIT Investor Destinations Funds
    -  Gartmore GVIT Investor Destinations Conservative Fund
    -  Gartmore GVIT Investor Destinations Moderately Conservative Fund
    -  Gartmore GVIT Investor Destinations Moderate Fund
    -  Gartmore GVIT Investor Destinations Moderately Aggressive Fund
    -  Gartmore GVIT Investor Destinations Aggressive Fund
 -  Gartmore GVIT Money Market Fund: Class I (formerly, Money Market Fund)
 -  Gartmore GVIT Total Return Fund: Class I (formerly, Total Return Fund)
 - GVIT Small Company Fund: Class I (formerly, Nationwide(R)Small Company Fund) (subadvisers: The Dreyfus Corporation, Neuberger Berman LLC, Strong Capital Management, Inc., Waddell & Reed

   Investment Management Company and Gartmore
   Global Partners)


OPPENHEIMER VARIABLE ACCOUNT FUNDS
 - Oppenheimer Capital Appreciation Fund/VA: Initial Class (formerly, Oppenheimer Growth Fund)
 - Oppenheimer Main Street Growth & Income Fund/VA: Initial Class (formerly, Oppenheimer Growth & Income Fund)

VAN KAMPEN

 THE UNIVERSAL INSTITUTIONAL FUNDS, INC. (FORMERLY, MORGAN STANLEY DEAN WITTER UNIVERSAL FUNDS, INC.)
 -  U.S. Real Estate Portfolio

+These underlying mutual funds assess a short-term trading fee (see "Underlying
   Mutual Fund Short-Term Trading Fees" and "Short-Term Trading Fees").

Purchase payments not invested in the underlying mutual fund options of the Nationwide Variable Account-13 ("variable account") may be allocated to the Guaranteed Term Options (Guaranteed Term Options may not be available in every jurisdiction - refer to your contract for specific benefit information).

The Statement of Additional Information (dated September 16, 2002) which contains additional information about the contracts and the variable account, has been filed with the Securities and Exchange Commission ("SEC") and is incorporated herein by reference. The table of contents for the Statement of Additional Information is on page 37.


For general information or to obtain FREE copies of the:
 -  Statement of Additional Information;
 - prospectus, annual report or semi-annual report for any underlying mutual fund;
 -  prospectus for the Guaranteed Term Options;
 -  required Nationwide forms; or
 -  Nationwide's privacy statement,

call:           1-800-848-6331
        TDD   1-800-238-3035

or write:

       NATIONWIDE LIFE INSURANCE COMPANY
       ONE NATIONWIDE PLAZA, RR1-04-F4
       COLUMBUS, OHIO 43215

The Statement of Additional Information and other material incorporated by reference can be found on the SEC website at:

                                   www.sec.gov

Information about this and other Best of America products can be found at:

                              www.bestofamerica.com

THIS ANNUITY:


-   IS NOT A BANK DEPOSIT
-   IS NOT FDIC INSURED
-   IS NOT INSURED OR ENDORSED BY A BANK OR ANY FEDERAL GOVERNMENT AGENCY
-   IS NOT AVAILABLE IN EVERY STATE
-   MAY GO DOWN IN VALUE


Investors assume certain risks when investing in the contracts, including the possibility of losing money.

These contracts are offered to customers of various financial institutions and brokerage firms. No financial institution or brokerage firm is responsible for the guarantees under the contracts. Guarantees under the contracts are the sole responsibility of Nationwide.


If Nationwide discovers that the risk it intended to assume in issuing the contract has been altered by any of the following, then Nationwide reserves the right to take any action it deems necessary to mitigate or eliminate the altered risk including rescinding the contract and returning the contract value (less any market value adjustment):

 - Information provided by the contract owner(s) is materially false, misleading, incomplete or otherwise deficient;

 - The contract is being used with other contracts issued by Nationwide to cover a single life;

 -  The contract is being used to cover multiple lives;

 -  The contract is being used by an institutional investor.

Failure by Nationwide to detect, mitigate or eliminate such altered risk does not act as a waiver of Nationwide's rights and does not bar Nationwide from asserting its rights at any future date.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

GLOSSARY OF SPECIAL TERMS

ACCUMULATION UNIT- An accounting unit of measure used to calculate the contract value allocated to the variable account before the annuitization date.

ANNUITIZATION DATE- The date on which annuity payments begin.

ANNUITY COMMENCEMENT DATE- The date on which annuity payments are scheduled to begin. This date may be changed by the contract owner with Nationwide's consent.

ANNUITY UNIT- An accounting unit of measure used to calculate the variable annuity payments.


CHARITABLE REMAINDER TRUST- A trust meeting the requirements of Section 664 of the Internal Revenue Code.


CONTRACT VALUE- The total value of all accumulation units in a contract plus any amount held under Guaranteed Term Options.

CONTRACT YEAR- Each year the contract is in force beginning with the date the contract is issued.

ERISA- The Employee Retirement Income Security Act of 1974, as amended.

GENERAL ACCOUNT- All assets of Nationwide other than those of the variable account or in other separate accounts that have been or may be established by Nationwide.

INDIVIDUAL RETIREMENT ACCOUNT- An account that qualifies for favorable tax treatment under Section 408(a) of the Internal Revenue Code, but does not include Roth IRAs.

INDIVIDUAL RETIREMENT ANNUITY- An annuity contract that qualifies for favorable tax treatment under Section 408(b) of the Internal Revenue Code, but does not include Roth IRAs.

INVESTMENT-ONLY CONTRACT- A contract purchased by a Qualified Pension, Profit-Sharing, or Stock Bonus Plan as defined by Section 401(a) of the Internal Revenue Code.



NATIONWIDE- Nationwide Life Insurance Company.


NON-QUALIFIED CONTRACT- A contract which does not qualify for favorable tax treatment as a Qualified Plan, Individual Retirement Annuity, Roth IRA, SEP IRA, Simple IRA, or Tax Sheltered Annuity.


QUALIFIED PLAN- A retirement plan that receives favorable tax treatment under
Section 401 of the Internal Revenue Code, including Investment-only Contracts. In this prospectus, all provisions applicable to Qualified Plans also apply to Investment-only Contracts unless specifically stated otherwise.

ROTH IRA- An annuity contract which qualifies for favorable tax treatment under
Section 408A of the Internal Revenue Code.

SEP IRA- An annuity contract which qualifies for favorable tax treatment under
Section 408(k) of the Internal Revenue Code.


SIMPLE IRA- An annuity contract which qualifies for favorable tax treatment under Section 408(p) of the Internal Revenue Code.


SUB-ACCOUNTS- Divisions of the variable account to which underlying mutual fund shares are allocated and for which accumulation units and annuity units are separately maintained - each sub-account corresponds to a single underlying mutual fund.

TAX SHELTERED ANNUITY- An annuity that qualifies for favorable tax treatment under Section 403(b) of the Internal Revenue Code.

VALUATION PERIOD- Each day the New York Stock Exchange is open for business.


VARIABLE ACCOUNT- Nationwide Variable Account-13, a separate account of Nationwide that contains variable account allocations. The variable account is divided into sub-accounts, each of which invests in shares of a separate underlying mutual fund.

TABLE OF CONTENTS

GLOSSARY OF SPECIAL TERMS...................................

SUMMARY OF STANDARD CONTRACT EXPENSES.......................

ADDITIONAL CONTRACT OPTION..................................

SUMMARY OF ADDITIONAL CONTRACT OPTIONS......................

UNDERLYING MUTUAL FUND ANNUAL EXPENSES......................

UNDERLYING MUTUAL FUND SHORT-TERM
     TRADING FEES...........................................

EXAMPLE.....................................................

SYNOPSIS OF THE CONTRACTS...................................

FINANCIAL STATEMENTS........................................


NATIONWIDE LIFE INSURANCE COMPANY...........................

NATIONWIDE INVESTMENT SERVICES CORPORATION..................

TYPES OF CONTRACTS..........................................
     Charitable Remainder Trusts
     Individual Retirement Annuities ("IRAs")
     Investment-Only Contracts (Qualified Plans)
     Non-Qualified Contracts
     Roth IRAs
     SEP IRAs
     Simple IRAs
     Tax Sheltered Annuities


INVESTING IN THE CONTRACT...................................
     The Variable Account and Underlying Mutual Funds
     Guaranteed Term Options

STANDARD CHARGES AND DEDUCTIONS.............................
     Mortality and Expense Risk Charge
     Premium Taxes
     Short-Term Trading Fees

CONTRACT OWNERSHIP..........................................
     Joint Ownership
     Contingent Ownership
     Annuitant
     Beneficiary and Contingent Beneficiary

OPERATION OF THE CONTRACT...................................
     Minimum Initial and Subsequent Purchase Payments
     Pricing
     Allocation of Purchase Payments
     Determining the Contract Value
     Transfers


RIGHT TO EXAMINE............................................


SURRENDER (REDEMPTION)......................................
     Partial Surrenders (Partial Redemptions)
     Full Surrenders (Full Redemptions)
     Surrenders Under a Texas Optional Retirement Program or a Louisiana Optional Retirement Plan
     Surrenders Under a Tax Sheltered Annuity

LOAN PRIVILEGE..............................................
     Minimum & Maximum Loan Amounts
     Maximum Loan Processing Fee
     How Loan Requests are Processed
     Loan Interest
     Loan Repayment
     Distributions & Annuity Payments
     Transferring the Contract
     Grace Period & Loan Default

ASSIGNMENT..................................................

CONTRACT OWNER SERVICES.....................................
     Asset Rebalancing
     Dollar Cost Averaging
     Systematic Withdrawals

ANNUITY COMMENCEMENT DATE...................................

ANNUITIZING THE CONTRACT....................................
     Annuitization Date
     Annuitization
     Fixed Payment Annuity
     Variable Payment Annuity
     Frequency and Amount of Annuity Payments
     Annuity Payment Options

DEATH BENEFITS..............................................
     Death of Contract Owner - Non-Qualified Contracts
     Death of Annuitant - Non-Qualified Contracts
     Death of Contract Owner/Annuitant
     Death Benefit Payment

REQUIRED DISTRIBUTIONS......................................
     Required Distributions - General Information
     Required Distributions for Non-Qualified Contracts Required Distributions for Tax Sheltered Annuities, Individual Retirement Annuities, SEP IRAs, and Roth IRAs

FEDERAL TAX CONSIDERATIONS..................................
     Federal Income Taxes
     Withholding
     Non-Resident Aliens
     Federal Estate, Gift, and Generation Skipping Transfer Taxes
     Charge for Tax
     Diversification
     Tax Changes

STATEMENTS AND REPORTS......................................

LEGAL PROCEEDINGS...........................................

ADVERTISING ................................................

TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION....

APPENDIX A: OBJECTIVES FOR UNDERLYING MUTUAL FUNDS..........

SUMMARY OF STANDARD CONTRACT EXPENSES

The expenses listed below are charged to all contracts unless:
 -  the contract owner meets an available exception under the contract; or
 - a contract owner has replaced a standard benefit with an available option for an additional charge.

VARIABLE ACCOUNT CHARGES(1)
(annualized rate of variable account charges as a percentage of daily net assets)


Mortality and Expense Risk Charge......................0.35%
     Total Variable Account Charges....................0.35%(2)


(1) These charges apply only to sub-account allocations. They do not apply to allocations made to the Guaranteed Term Options. They are charged on a daily basis at the annual rate noted above.

(2) Charges shown include the standard contractual death benefit that is standard to every contract (see "Death Benefit Payment").

MAXIMUM LOAN PROCESSING FEE...............................$25

Nationwide may assess a loan processing fee at the time each new loan is processed. Currently, Nationwide does not assess at loan processing fee. Loans are only available for contracts issued as Tax Sheltered Annuities. Loans are not available in all states. In addition, some states may not permit Nationwide to assess a loan processing fee (see "Loan Privilege").

ADDITIONAL CONTRACT OPTION

For an additional charge, the following option is available to contract owners at the time of application. Once an additional contract option has been elected, it cannot be revoked.

If the contract owner chooses the optional death benefit, a corresponding charge will be deducted. The charge for an optional benefit is IN ADDITION TO the standard variable account charges. It is charged on a daily basis at the annual rate noted below. Except as otherwise noted, an optional benefit charge will only apply to allocations made to the variable account and is charged as a percentage of the average variable account value.

DEATH BENEFIT OPTION

Applicants may choose the following death benefit as a replacement for the standard death benefit(this option may not be available in every state):

     Optional One-Year Enhanced Death
     Benefit and Spousal Protection....................0.15%
       Total Variable Account Charges..................0.50%

SUMMARY OF ADDITIONAL CONTRACT OPTIONS

If the contract owner elects the optional death benefit that is available under the contract, the maximum variable account charges the contract owner would pay would be an annualized rate of 0.50% of the daily net assets of the variable account. The maximum charges consist of the following:

   Mortality and Expense Risk Charge
     (applicable to all contracts).....................0.35%
   Optional One-Year Enhanced Death Benefit and
     Spousal Protection ...............................0.15%

   TOTAL VARIABLE ACCOUNT CHARGES WHEN THE
     MAXIMUM OPTIONS ARE ELECTED ......................0.50%

                     UNDERLYING MUTUAL FUND ANNUAL EXPENSES
      (as a percentage of underlying mutual fund net assets, after expense reimbursement)

                                                                       Management        Other         12b-1      Total Underlying
                                                                          Fees          Expenses        Fees         Mutual Fund
                                                                                                                      Expenses
--------------------------------------------------------------------- ------------ ----------------- ---------- -------------------
American Century Variable Portfolios, Inc. - American Century VP          0.70%          0.00%         0.00%            0.70%
Income & Growth Fund: Class I
American Century Variable Portfolios, Inc. - American Century VP          1.26%          0.00%         0.00%            1.26%
International Fund: Class III
American Century Variable Portfolios, Inc. - American Century VP          0.97%          0.00%         0.00%            0.97%
Value Fund: Class I
Dreyfus Variable Investment Fund - Appreciation Portfolio: Initial        0.75%          0.03%         0.00%            0.78%
Shares
Fidelity VIP Equity-Income Portfolio: Service Class*                      0.48%          0.10%         0.10%            0.68%
Fidelity VIP Growth Portfolio: Service Class*                             0.58%          0.10%         0.10%            0.78%
Fidelity VIP Overseas Portfolio: Service Class R*                         0.73%          0.20%         0.10%            1.03%
Fidelity VIP II Contrafund(R)Portfolio: Service Class*                    0.58%          0.10%         0.10%            0.78%
GVIT Dreyfus GVIT Mid Cap Index Fund: Class I                             0.50%          0.26%         0.00%            0.76%
GVIT Gartmore GVIT Government Bond Fund: Class I                          0.50%          0.25%         0.00%            0.75%
GVIT Gartmore GVIT Investor Destinations Conservative Fund                0.00%          0.36%         0.25%            0.61%
GVIT Gartmore GVIT Investor Destinations Moderately Conservative          0.00%          0.36%         0.25%            0.61%
Fund
GVIT Gartmore GVIT Investor Destinations Moderate Fund                    0.13%          0.20%         0.25%            0.58%
GVIT Gartmore GVIT Investor Destinations Moderately Aggressive Fund       0.10%          0.26%         0.25%            0.61%
GVIT Gartmore GVIT Investor Destinations Aggressive Fund                  0.07%          0.29%         0.25%            0.61%
GVIT Gartmore GVIT Money Market Fund: Class I                             0.38%          0.25%         0.00%            0.63%
GVIT Gartmore GVIT Total Return Fund: Class I                             0.59%          0.25%         0.00%            0.84%
GVIT GVIT Small Company Fund: Class I                                     0.93%          0.26%         0.00%            1.19%
Oppenheimer Variable Account Funds - Oppenheimer Capital                  0.64%          0.04%         0.00%            0.68%
Appreciation Fund/VA: Initial Class
Oppenheimer Variable Account Funds - Oppenheimer Main Street Growth       0.68%          0.05%         0.00%            0.73%
& Income Fund/VA: Initial Class
The Universal Institutional Funds, Inc. - U.S. Real Estate Portfolio      0.75%          0.35%         0.00%            1.10%

*Actual annual class operating expenses were lower because a portion of the brokerage commissions that the fund paid was used to reduce the fund's expenses. In addition, through arrangements with the fund's custodian, credits realized as a result of uninvested cash balances are used to reduce a portion of the fund's custodian expenses. These offsets may be discontinued at any time.

The expenses shown above are deducted by the underlying mutual fund before it provides Nationwide with the daily net asset value. Nationwide then deducts applicable variable account charges from the net asset value in calculating the unit value of the corresponding sub-account. The management fees and other expenses are more fully described in the prospectus for each underlying mutual fund. Information relating to the underlying mutual funds was provided by the underlying mutual funds and not independently verified by Nationwide.

Some underlying mutual funds are subject to fee waivers and expense reimbursements. The following chart shows what the expenses would have been for such funds without fee waivers and expense reimbursements.

                     UNDERLYING MUTUAL FUND ANNUAL EXPENSES
      (as a percentage of underlying mutual fund net assets, before expense reimbursement)

                                                                        Management        Other         12b-1      Total Underlying
                                                                           Fees         Expenses        Fees         Mutual Fund
                                                                                                                       Expenses
--------------------------------------------------------------------- -------------- -------------- ----------- -------------------
GVIT Gartmore GVIT Investor Destinations Conservative Fund                 0.13%          0.43%         0.25%           0.81%
GVIT Gartmore GVIT Investor Destinations Moderately Conservative Fund      0.13%          0.42%         0.25%           0.80%
GVIT Gartmore GVIT Investor Destinations Moderately Aggressive Fund        0.13%          0.26%         0.25%           0.64%
GVIT Gartmore GVIT Investor Destinations Aggressive Fund                   0.13%          0.29%         0.25%           0.67%
The Universal Institutional Funds, Inc. - U.S. Real Estate Portfolio       0.80%          0.35%         0.00%           1.15%

                 UNDERLYING MUTUAL FUND SHORT-TERM TRADING FEES

Some underlying mutual funds assess (or reserve the right to assess) a short-term trading fee in connection with transfers from an underlying mutual fund sub-account that occur within 60 days after the date of allocation to that sub-account. The following chart indicates which underlying mutual funds assess (or reserve the right to assess) a short-term trading fee and the amount of any such short-term trading fee.

 Short-Term Trading Fees, as a percentage of underlying mutual fund net assets determined to be engaged in short-term trading

                          Underlying Mutual Fund                                      Short-Term Trading Fee
-------------------------------------------------------------------- --------------------------------------------

       American Century Variable Portfolios, Inc. - American                                  1.00%
       Century VP International Fund: Class III
       Fidelity VIP Overseas Portfolio: Service Class R                                       1.00%

EXAMPLE**


The following chart shows the amount of expenses (in dollars) that would be incurred under this contract assuming a $1,000 investment, 5% annual return, and no change in expenses. The underlying mutual fund expense information is for the period ended December 31, 2001 and reflects any reimbursements and/or waivers in effect at that time. If the underlying mutual fund expenses did not reflect the reimbursements and/or waivers, the expenses contained in the table below would be higher.

These dollar figures are illustrative only and should not be considered a representation of past or future expenses. Actual expenses may be greater or less than those shown below.


The example reflects expenses of both the variable account and the underlying mutual funds. The example reflects variable account charges of 0.50%, which is the maximum variable account charge for the maximum number of optional benefits.


For those contracts that do not elect the maximum number of optional benefits, the expenses would be reduced. Deductions for premium taxes are not reflected but may apply.


                              If you surrender your contract If you do not surrender your    If you annuitize your contract
                              at the end of the applicable    contract at the end of the     at the end of the applicable
                                       time period             applicable time period                 time period
                               1 Yr.  3 Yrs.  5 Yrs. 10 Yrs.  1 Yr.  3 Yrs. 5 Yrs.  10 Yrs.  1 Yr. 3 Yrs.  5 Yrs.   10 Yrs.

American Century Variable
Portfolios, Inc. - American                                                                    *
Century VP Income & Growth
Fund: Class I
American Century Variable
Portfolios, Inc. - American                                                                    *
Century VP International
Fund: Class III
American Century Variable
Portfolios, Inc. - American                                                                    *
Century VP Value: Class I
Dreyfus Variable Investment
Fund - Appreciation                                                                            *
Portfolio: Initial Shares
Fidelity VIP Equity-Income
Portfolio: Service Class                                                                       *

Fidelity VIP Growth
Portfolio: Service Class                                                                       *
Fidelity VIP Overseas
Portfolio: Service Class R                                                                     *
Fidelity VIP II Contrafund(R)
Portfolio: Service Class                                                                       *
GVIT Dreyfus GVIT Mid Cap
Index Fund: Class I                                                                            *
GVIT Gartmore GVIT Government
Bond Fund: Class I                                                                             *
GVIT Gartmore GVIT Investor
Destinations Conservative Fund                                                                 *



** To be provided by pre-effective amendment.



                              If you surrender your contract If you do not surrender your    If you annuitize your contract
                              at the end of the applicable    contract at the end of the     at the end of the applicable
                                       time period             applicable time period                 time period
                               1 Yr.  3 Yrs.  5 Yrs. 10 Yrs.  1 Yr.  3 Yrs. 5 Yrs.  10 Yrs.  1 Yr. 3 Yrs.  5 Yrs.   10 Yrs.
GVIT Gartmore GVIT Investor
Destinations Moderately                                                                        *
Conservative Fund
GVIT Gartmore GVIT Investor
Destinations Moderate Fund                                                                     *
GVIT Gartmore GVIT Investor
Destinations Moderately                                                                        *
Aggressive Fund
GVIT Gartmore GVIT Investor
Destinations Aggressive Fund                                                                   *
GVIT Gartmore GVIT Money
Market Fund: Class I                                                                           *
GVIT Gartmore GVIT Total
Return Fund: Class I                                                                           *
GVIT GVIT Small Company Fund:
Class I                                                                                        *
Oppenheimer Variable Account
Funds - Oppenheimer Capital                                                                    *
Appreciation Fund/VA: Initial
Class
Oppenheimer Variable Account
Funds - Oppenheimer Main                                                                       *
Street Growth & Income
Fund/VA: Initial Class
The Universal Institutional
Funds, Inc. - U.S. Real                                                                        *
Estate Portfolio


*The contracts sold under this prospectus do not permit annuitization during the first two contract years.

SYNOPSIS OF THE CONTRACTS

The contracts described in this prospectus are modified single purchase payment contracts. The contracts may be issued as either individual or group contracts. In those states where contracts are issued as group contracts, references throughout this prospectus to "contract(s)" will also mean "certificate(s)" and "contract owner" will mean "participant."


The contracts can be categorized as:
  -  Charitable Remainder Trusts;
  -  Individual Retirement Annuities ("IRAs");
  -  Investment-only Contracts (Qualified Plans);
  -  Non-Qualified;
  -  Roth IRAs;
  -  SEP IRAs;
  -  Simple IRAs; and
  - Tax Sheltered Annuities with contributions rolled over or transferred from other eligible retirement savings plans.


For more detailed information with regard to the differences in contract types, please see "Types of Contracts" later in the prospectus.

MINIMUM INITIAL AND SUBSEQUENT PURCHASE PAYMENTS


     CONTRACT          MINIMUM INITIAL     MINIMUM SUBSEQUENT
       TYPE           PURCHASE PAYMENT          PAYMENTS
------------------ ---------------------- -------------------

Charitable                 $15,000               $1,000
Remainder Trusts
IRA                        $15,000               $1,000
Investment-only            $15,000               $1,000
Non-Qualified              $15,000               $1,000
Roth IRA                   $15,000               $1,000
SEP IRA                    $15,000               $1,000
Simple IRA                 $15,000               $1,000
Tax Sheltered              $15,000               $1,000
Annuity

Guaranteed Term Options

Guaranteed Term Options are separate investment options under the contract. The minimum amount that may be allocated to a Guaranteed Term Option is $1,000.


PURPOSE OF THE CONTRACT

The purpose of the annuity contract described in this prospectus is to confer annuity and related benefits to single individuals and their beneficiaries. These annuity and related benefits (including death benefits) impose certain risks upon Nationwide. The annuity contract is not intended for use by institutional investors or persons attempting to cover multiple lives with a single contract or by persons attempting to cover a single life with multiple contracts issued by Nationwide.


CHARGES AND EXPENSES


Nationwide deducts a Mortality and Expense Risk Charge equal to an annualized rate of 0.35% of the daily net assets of the variable account. Nationwide assesses this charge in return for bearing certain mortality and expense risks, and for administrative expenses.


Nationwide does not deduct a sales charge from purchase payments upon deposit into, or withdrawal from, the contract.


An optional death benefit is available under the contract at the time of application. A One-Year Enhanced Death Benefit and Spousal Protection option is available. If the contract owner elects this option, Nationwide will deduct an additional charge at an annualized rate of 0.15% of the daily net assets of the variable account.


Upon annuitization of the contract, any amounts assessed for any optional benefits elected will be waived and only those charges applicable to the base contract will be assessed.

ANNUITY PAYMENTS

Annuity payments begin on the annuitization date. Annuity payments will be based on the annuity payment option elected prior to annuitization (see "Annuity Payment Options").

TAXATION

How a contract is taxed depends on the type of contract issued and the purpose for which the contract is purchased. Nationwide will charge against the contract any premium taxes levied by any governmental authority (see "Federal Tax Considerations" and "Premium Taxes").


TEN DAY FREE LOOK

Contract owners may return the contract for any reason within ten days of receipt and Nationwide will refund the contract value or other amount required by law (see "Right to Examine").


FINANCIAL STATEMENTS


Financial statements for the variable account and Nationwide are located in the Statement of Additional Information. A current Statement of Additional Information may be obtained, without charge, by contacting Nationwide's home office at the telephone number listed on page 2 of this prospectus.


NATIONWIDE LIFE INSURANCE COMPANY

Nationwide is a stock life insurance company organized under Ohio law in March, 1929 with its home office at One Nationwide Plaza, Columbus, Ohio 43215. Nationwide is a provider of life insurance, annuities and retirement products. It is admitted to do business in all states, the District of Columbia and Puerto Rico.

NATIONWIDE INVESTMENT SERVICES CORPORATION

The contracts are distributed by the general distributor, Nationwide Investment Services Corporation ("NISC"), Two Nationwide Plaza, Columbus, Ohio 43215. (For contracts issued in the State of Michigan, all references to NISC shall mean Nationwide Investment Svcs. Corporation.) NISC is a wholly owned subsidiary of Nationwide.


TYPES OF CONTRACTS


The contracts described in this prospectus are classified according to the tax treatment to which they are subject under the Internal Revenue Code. The following is a general description of the various types of contracts. Eligibility requirements, tax benefits (if any), limitations, and other features of the contracts will differ depending on the type of contract.


CHARITABLE REMAINDER TRUSTS

Charitable Remainder Trusts are trusts that meet the requirements of Section 664 of the Internal Revenue Code. For this contract, Charitable Remainder Trusts are treated differently than Non-Qualified Contracts in two respects:

(1) Contract ownership at annuitization. On the annuitization date, if the contract owner is a Charitable Remainder Trust, the Charitable Remainder Trust will continue to be the contract owner and the annuitant will NOT become the contract owner.

(2) Recipient of death benefit proceeds. With respect to the death benefit proceeds, if the contract owner is a Charitable Remainder Trust, the death benefit is payable to the Charitable Remainder Trust. Any designation in conflict with the Charitable Remainder Trust's right to the death benefit will be void.



While these terms are intended to facilitate a Charitable Remainder Trust's ownership of this contract, the rules governing Charitable Remainder Trusts are numerous and complex. A Charitable Remainder Trust that is considering purchasing this contract should seek the advice of a qualified tax and/or financial adviser prior to purchasing the contract.


INDIVIDUAL RETIREMENT ANNUITIES ("IRAS")

Individual Retirement Annuities are contracts that satisfy the following requirements:

-   the contract is not transferable by the owner;

-   the premiums are not fixed;

- the annual premium cannot exceed $3,000 (although rollovers of greater amounts from Qualified Plans, Tax Sheltered Annuities and other IRAs can be received);

- certain minimum distribution requirements must be satisfied after the owner attains the age of 70 1/2;

-   the entire interest of the owner in the contract is nonforfeitable; and

- after the death of the owner, additional distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.

Depending on the circumstance of the owner, all or a portion of the contributions made to the account may be deducted for federal income tax purposes.

Failure to make the mandatory distributions can result in an additional penalty tax of 50% of the excess of the amount required to be distributed over the amount that was actually distributed.

IRAs may receive rollover contributions from other Individual Retirement Accounts, other Individual Retirement Annuities, Tax Sheltered Annuities, certain 457 governmental plans, and qualified retirement plans (including 401(k) plans).

For further details regarding IRAs, please refer to the disclosure statement provided when the IRA was established.

INVESTMENT-ONLY CONTRACTS (QUALIFIED PLANS )

Contracts that are owned by Qualified Plans are not intended to confer tax benefits on the beneficiaries of the plan; they are used as investment vehicles for the plan. The income tax consequences to the beneficiary of a Qualified Plan are controlled by the operation of the plan, not by operation of the assets in which the plan invests.

Beneficiaries of Qualified Plans should contact their employer and/or trustee of the plan to obtain and review the plan, trust, summary plan description and other documents for the tax and other consequences of being a participant in a Qualified Plan.

NON-QUALIFIED CONTRACTS

A Non-Qualified Contract is a contract that does not qualify for certain tax benefits under the Internal Revenue Code, and which is not an IRA, a Roth IRA, a SEP IRA, or a Tax Sheltered Annuity.

Upon the death of the owner of a Non-Qualified Contract, mandatory distribution requirements are imposed to ensure distribution of the entire balance in the contract within a required period.

Non-Qualified Contracts that are owned by natural persons allow for deferral of taxation on the income earned in the contract until it is distributed or deemed to be distributed.

ROTH IRAS

Roth IRAs are contracts that satisfy the following requirements:

-   the contract is not transferable by the owner;

-   the premiums are not fixed;

- the annual premium cannot exceed $3,000 (although rollovers of greater amounts from other Roth IRAs and IRAs can be received);

-   the entire interest of the owner in the contract is nonforfeitable; and

- after the death of the owner, certain distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.

A Roth IRA can receive a rollover from an IRA; however, the amount rolled over from the IRA to the Roth IRA is required to be included in the owner's federal gross income at the time of the rollover, and will be subject to federal income tax.

There are income limitations on eligibility to participate in a Roth IRA and additional income limitations for eligibility to roll over amounts from an IRA to a Roth IRA. For further details regarding Roth IRAs, please refer to the disclosure statement provided when the Roth IRA was established.

SEP IRAS

A SEP IRA is a written plan established by an employer for the benefit of employees which permits the employer to make contributions to an IRA established for the benefit of each employee.

An employee may make deductible contributions to a SEP IRA in the same way, and with the same restrictions and limitations, as an IRA. In addition, the employer may make contributions to the SEP IRA, subject to dollar and percentage limitations imposed by both the Internal Revenue Code and the written plan.

A SEP IRA plan established by an employer must satisfy:

-   minimum participation rules;

-   top-heavy contribution rules;

-   nondiscriminatory allocation rules; and

-   requirements regarding a written allocation formula.

In addition, the plan cannot restrict withdrawals of non-elective contributions, and must restrict withdrawals of elective contributions before March 15th of the following year.


SIMPLE IRAS

A Simple IRA is an individual retirement annuity which is funded exclusively by a qualified salary reduction arrangement and satisfies:

-   vesting requirements;

-   participation requirements; and o administrative requirements.

The funds contributed to a Simple IRA cannot be commingled with funds in IRAs or SEP IRAs.

A Simple IRA cannot receive rollover distributions except from another Simple
IRA.


TAX SHELTERED ANNUITIES

Certain tax-exempt organizations (described in section 501(c)(3) of the Internal Revenue Code) and public school systems may establish a plan under which annuity contracts can be purchased for their employees. These annuity contracts are often referred to as Tax Sheltered Annuities.

Purchase payments made to Tax Sheltered Annuities are excludable from the income of the employee, up to statutory maximum amounts. These amounts should be set forth in the plan adopted by the employer.

Tax Sheltered Annuities may receive rollover contributions from Individual Retirement Accounts, Individual Retirement Annuities, other Tax Sheltered Annuities, certain 457 governmental plans, and qualified retirement plans (including 401(k) plans).

The owner's interest in the contract is nonforfeitable (except for failure to pay premiums) and cannot be transferred. Certain minimum distribution requirements must be satisfied after the owner attains the age of 70 1/2, and after the death of the owner. Additional distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.

INVESTING IN THE CONTRACT

THE VARIABLE ACCOUNT AND UNDERLYING MUTUAL FUNDS


Nationwide Variable Account-13 is a variable account that invests in the underlying mutual funds listed in Appendix A. Nationwide established the variable account on July 10, 2001 pursuant to Ohio law. Although the variable account is registered with the SEC as a unit investment trust pursuant to the Investment Company Act of 1940 ("1940 Act"), the SEC does not supervise the management of Nationwide or the variable account.


Income, gains, and losses credited to, or charged against, the variable account reflect the variable account's own investment experience and not the investment experience of Nationwide's other assets. The variable account's assets are held separately from Nationwide's assets and are not chargeable with liabilities incurred in any other business of Nationwide. Nationwide is obligated to pay all amounts promised to contract owners under the contracts.

The variable account is divided into sub-accounts, each corresponding to a single underlying mutual fund. Nationwide uses the assets of each sub-account to buy shares of the underlying mutual funds based on contract owner instructions. There are two sub-accounts for each underlying mutual fund. One sub-account contains shares attributable to accumulation units under Non-Qualified Contracts. The other sub-account contains shares attributable to accumulation units under 401(a) Investment-only Contracts, Individual Retirement Annuities, Roth IRAs, SEP IRAs, Simple IRAs, Tax Sheltered Annuities and Charitable Remainder Trusts.


Each underlying mutual fund's prospectus contains more detailed information about that fund. Prospectuses for the underlying mutual funds should be read in conjunction with this prospectus.

Underlying mutual funds in the variable account are NOT publicly traded mutual funds. They are only available as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies, or in some cases, through participation in certain qualified pension or retirement plans.

The investment advisers of the underlying mutual funds may manage publicly traded mutual funds with similar names and investment objectives. However, the underlying mutual funds are NOT directly related to any publicly traded mutual fund. Contract owners should not compare the performance of a publicly traded fund with the performance of the underlying mutual funds participating in the variable account. The performance of the underlying mutual funds could differ substantially from that of any publicly traded funds.

Voting Rights

Contract owners who have allocated assets to the underlying mutual funds are entitled to certain voting rights. Nationwide will vote contract owner shares at special shareholder meetings based on contract owner instructions. However, if the law changes and Nationwide is allowed to vote in its own right, it may elect to do so.

Contract owners with voting interests in an underlying mutual fund will be notified of issues requiring the shareholders' vote as soon as possible before the shareholder meeting. Notification will contain proxy materials and a form with which to give Nationwide voting instructions. Nationwide will vote shares for which no instructions are received in the same proportion as those that are received.

The number of shares which a contract owner may vote is determined by dividing the cash value of the amount they have allocated to an underlying mutual fund by the net asset value of that underlying mutual fund. Nationwide will designate a date for this determination not more than 90 days before the shareholder meeting.

Material Conflicts

The underlying mutual funds may be offered through separate accounts of other insurance companies, as well as through other separate accounts of Nationwide. Nationwide does not anticipate any disadvantages to this. However, it is possible that a conflict may arise between the interests of the variable account and one or more of the other separate accounts in which these underlying mutual funds participate.

Material conflicts may occur due to a change in law affecting the operations of variable life insurance policies and variable annuity contracts, or differences in the voting instructions of the contract owners and those of other companies. If a material conflict occurs, Nationwide will take whatever steps are necessary to protect contract owners and variable annuity payees, including withdrawal of the variable account from participation in the underlying mutual fund(s) involved in the conflict.

Substitution of Securities

Nationwide may substitute, eliminate or combine shares of another underlying mutual fund for shares already purchased or to be purchased in the future if either of the following occurs:

    1) shares of a current underlying mutual fund are no longer available for investment; or

    2)  further investment in an underlying mutual fund is inappropriate.

No substitution, elimination, or combination of shares may take place without the prior approval of the SEC.

GUARANTEED TERM OPTIONS

Guaranteed Term Options are separate investment options under the contract. A Guaranteed Term Option prospectus should be read along with this prospectus. The minimum amount that may be allocated to a Guaranteed Term Option is $1,000. Allocations to the Guaranteed Term Options are held in Nationwide's general account and thus are not subject to variable account charges.

Guaranteed Term Options provide a guaranteed rate of interest over four different maturity durations: three (3), five (5), seven (7) or ten (10) years.
Note: The guaranteed term may last for up to 3 months beyond the 3, 5, 7, or 10 year period since every guaranteed term will end on the final day of a calendar quarter.

For the duration selected, Nationwide will declare a guaranteed interest rate. That rate will be credited to amounts allocated to the Guaranteed Term Option UNLESS a distribution is taken before the maturity date. If a distribution occurs before the maturity date, the amount distributed will be subject to a market value adjustment. A market value adjustment can increase or decrease the amount distributed depending on fluctuations in constant maturity treasury rates. No market value adjustment will be applied if Guaranteed Term Option allocations are held to maturity.

Because a market value adjustment can affect the value of a distribution, its effects should be carefully considered before surrendering or transferring from Guaranteed Term Options. Please refer to the prospectus for the Guaranteed Term Options for further information.

Guaranteed Term Options are available only during the accumulation phase of a contract. They are not available after the annuitization date. In addition, Guaranteed Term Options are not available for use with Asset Rebalancing, Dollar Cost Averaging, or Systematic Withdrawals.

Guaranteed Term Options may not be available in every state.

STANDARD CHARGES AND DEDUCTIONS


No commissions are payable on the sale of a contract described in this prospectus.

MORTALITY AND EXPENSE RISK CHARGE

Nationwide deducts a Mortality and Expense Risk Charge from the variable account. This amount is computed on a daily basis and is equal to an annualized rate of 0.35% of the daily net assets of the variable account.

The Mortality Risk Charge compensates Nationwide for guaranteeing the annuity purchase rates of the contracts. This guarantee ensures that the annuity purchase rates will not change regardless of the death rates of annuity payees or the general population. The Mortality Risk Charge also compensates Nationwide for risks assumed in connection with the standard death benefit, but only partially compensates Nationwide in connection with an optional death benefit, for which there is a separate charge.

The Expense Risk Charge compensates Nationwide for guaranteeing that administration charges will not increase regardless of actual expenses.


If the Mortality and Expense Risk Charge is insufficient to cover actual expenses, the loss is borne by Nationwide.

PREMIUM TAXES

Nationwide will charge against the contract value any premium taxes levied by a state or other government entity. Premium tax rates currently range from 0% to 5.0%. This range is subject to change. The method used to assess premium tax will be determined by Nationwide at its sole discretion in compliance with state law.

If applicable, Nationwide will deduct premium taxes from the contract either at:

    1)  the time the contract is surrendered;

    2)  annuitization; or

    3) such earlier date as Nationwide becomes subject to premium taxes. Premium taxes may be deducted from death benefit proceeds.

SHORT-TERM TRADING FEES

Some underlying mutual funds may assess (or reserve the right to assess) a short-term trading fee in connection with transfers from a sub-account that occur within 60 days after the date of allocation to the sub-account.

Short-term trading fees are intended to compensate the underlying mutual fund (and contract owners with interests allocated in the underlying mutual fund) for the negative impact on fund performance that may result from frequent, short-term trading strategies. Short-term trading fees are not intended to affect the large majority of contract owners not engaged in such strategies.

Any short-term trading fee assessed by any underlying mutual fund available in conjunction with the contracts described in this prospectus will equal 1% of the amount determined to be engaged in short-term trading. Short-term trading fees will only apply to those sub-accounts corresponding to underlying mutual funds that charge such fees (see the underlying mutual fund prospectus). Any short-term trading fees paid are retained by the underlying mutual fund, not by Nationwide, and are part of the underlying mutual fund's assets. Contract owners are responsible for monitoring the length of time allocations are held in any particular underlying mutual fund. Nationwide will not provide advance notice of the assessment of any applicable short-term trading fee.

For a complete list of the underlying mutual funds offered under the contract that assess (or reserve the right to assess) a short-term trading fee, please see "Underlying Mutual Fund Short-Term Trading Fees" earlier in this prospectus.

If a short-term trading fee is assessed, the underlying mutual fund will charge the variable account 1% of the amount determined to be engaged in short-term trading. The variable account will then pass the short-term trading fee on to the specific contract owner that engaged in short-term trading by deducting an amount equal to the short-term trading fee from that contract owner's sub-account value. All such fees will be remitted to the underlying mutual fund; none of the fee proceeds will be retained by Nationwide or the variable account.

When multiple purchase payments (or exchanges) are made to a sub-account that is subject to short-term trading fees, transfers will be considered to be made on a first in/first out (FIFO) basis for purposes of determining short-term trading fees. In other words, units held the longest will be treated as being transferred first, and units held for the shortest time will be treated as being transferred last.

Some transactions are not subject to the short-term trading fees. Transactions that are not subject to short-term trading fees include:

    - scheduled and systematic transfers, such as Dollar Cost Averaging, Asset Rebalancing, and Systematic Withdrawals;

    -   contract loans or surrenders; or

    -   transfers made upon annuitization of the contract.

New share classes of certain currently available underlying mutual funds may be added as investment options under the contracts. These new share classes may require the assessment of short-term trading or redemption fees. When these new share classes are added, new purchase payment allocations and exchange reallocations to the underlying mutual funds in question may be limited to the new share class.

CONTRACT OWNERSHIP

The contract owner has all rights under the contract. Purchasers who name someone other than themselves as the contract owner will have no rights under the contract.

Contract owners of Non-Qualified Contracts may name a new contract owner at any time before the annuitization date. Any change of contract owner automatically revokes any prior contract owner designation. Changes in contract ownership may result in federal income taxation and may be subject to state and federal gift taxes.


Contract owners of IRAs, investment-only contracts, Roth IRAs, SEP IRAs, Simple IRAs or Tax Sheltered Annuities, cannot transfer ownership or name someone other than themselves as the annuitant.

A change in contract ownership must be submitted in writing and recorded at Nationwide's home office. Any request to change the contract owner may require a signature guarantee and must be signed by the contract owner and the person designated as the contract owner.

The contract owner may also request a change in the joint owner, annuitant, contingent annuitant, contingent owner, beneficiary, or contingent beneficiary before the annuitization date. These changes must be:


    -   on a Nationwide form;

    -   signed by the contract owner; and

    -   received at Nationwide's home office before the annuitization date.


Once recorded, the change will be effective as of the date signed, whether or not the contract owner or annuitant are living at the time of record. However, the change will not affect any payments made or actions taken by Nationwide before it was recorded.

Nationwide may reject changes to the parties named in the contract if the risk originally assumed by Nationwide in issuing the contract is materially altered, multiple annuity contracts issued by Nationwide are being utilized to cover a single risk, or if the result of the assignment is to transfer rights or benefits to an institutional investor. Should Nationwide discover that the contract is being used for such purposes, Nationwide may rescind the contract and return the contract value, less any market value adjustment.

Nationwide must review and approve any change requests. In addition, any change to the annuitant or contingent annuitant is subject to underwriting by Nationwide. If the contract owner is not a natural person (e.g. a trust or corporation) and there is a change of the annuitant, distributions will be made as if the contract owner died at the time of the change (regardless of whether a contingent annuitant is also named).


On the annuitization date, the annuitant will become the contract owner, unless the contract owner is a Charitable Remainder Trust.

JOINT OWNERSHIP

Joint owners each own an undivided interest in the contract.

Contract owners can name a joint owner at any time before annuitization subject to the following conditions:

    -   joint owners can only be named for Non-Qualified Contracts;

    - joint owners must be spouses at the time joint ownership is requested, unless state law requires Nationwide to allow non-spousal joint owners;


    - the exercise of any ownership right in the contract will generally require a written request signed by both joint owners;

    - Nationwide will not be liable for any loss, liability, cost, or expense for acting in accordance with the instructions of either joint owner; and

    - an election in writing signed by both contract owners must be made to authorize Nationwide to allow the exercise of ownership rights independently by either joint owner.

CONTINGENT OWNERSHIP

The contingent owner is entitled to certain benefits under the contract, if a contract owner who is NOT the annuitant dies before the annuitization date, and there is no surviving joint owner.

The contract owner may name or change a contingent owner at any time before the annuitization date. To change the contingent owner, a written request must be submitted to Nationwide. Once Nationwide has recorded the change, it will be effective as of the date it was signed, whether or not the contract owner was living at the time it was recorded. The change will not affect any action taken by Nationwide before the change was recorded.

ANNUITANT

The annuitant is the person who will receive annuity payments and upon whose continuation of life any annuity payment involving life contingencies depends. This person must be age 85 or younger at the time of contract issuance, unless Nationwide approves a request for an annuitant of greater age. The annuitant may be changed before the annuitization date with Nationwide's consent.

BENEFICIARY AND CONTINGENT BENEFICIARY

The beneficiary is the person who is entitled to the death benefit if the annuitant dies before the annuitization date and there is no joint owner and/or contingent annuitant. The contract owner can name more than one beneficiary. Multiple beneficiaries will share the death benefit equally, unless otherwise specified.

The contract owner may change the beneficiary or contingent beneficiary during the annuitant's lifetime by submitting a written request to Nationwide. Once recorded, the change will be effective as of the date it was signed, whether or not the annuitant was living at the time it was recorded. The change will not affect any action taken by Nationwide before the change was recorded.

OPERATION OF THE CONTRACT

MINIMUM INITIAL AND SUBSEQUENT PURCHASE PAYMENTS

     CONTRACT          MINIMUM INITIAL      MINIMUM SUBSEQUENT
       TYPE            PURCHASE PAYMENT          PAYMENTS
-----------------  -----------------------  -------------------

Charitable                 $15,000                $1,000
Remainder Trust
IRA                        $15,000                $1,000
Investment-only            $15,000                $1,000
Non-Qualified              $15,000                $1,000
Roth IRA                   $15,000                $1,000
SEP IRA                    $15,000                $1,000
Simple IRA                 $15,000                $1,000
Tax Sheltered              $15,000                $1,000
Annuity


Guaranteed Term Options

Guaranteed Term Options are separate investment options under the contract. The minimum amount that may be allocated to a Guaranteed Term Option is $1,000.

PRICING

Initial purchase payments allocated to sub-accounts will be priced at the accumulation unit value determined no later than 2 business days after receipt of an order to purchase if the application and all necessary information are complete. If the application is not complete, Nationwide may retain a purchase payment for up to 5 business days while attempting to complete it. If the application is not completed within 5 business days, the prospective purchaser will be informed of the reason for the delay. The purchase payment will be returned unless the prospective purchaser specifically allows Nationwide to hold the purchase payment until the application is completed.

Subsequent purchase payments will be priced based on the next available accumulation unit value after the payment is received. The cumulative total of all purchase payments under contracts issued by Nationwide on the life of any one annuitant cannot exceed $1,000,000 without Nationwide's prior consent.

Purchase payments will not be priced when the New York Stock Exchange is closed or on the following nationally recognized holidays:

-  New Year's Day               -  Independence Day
-  Martin Luther King, Jr. Day  -  Labor Day

-  Presidents' Day              -  Thanksgiving
-  Good Friday                  -  Christmas
-  Memorial Day

Nationwide also will not price purchase payments if:

    1)  trading on the New York Stock Exchange is restricted;

    2) an emergency exists making disposal or valuation of securities held in the variable account impracticable; or

    3) the SEC, by order, permits a suspension or postponement for the protection of security holders.

Rules and regulations of the SEC will govern as to when the conditions described in (2) and (3) exist. If Nationwide is closed on days when the New York Stock Exchange is open, contract value may be affected since the contract owner will not have access to their account.

ALLOCATION OF PURCHASE PAYMENTS

Nationwide allocates purchase payments to sub-accounts and/or Guaranteed Term Options as instructed by the contract owner. Shares of the underlying mutual funds allocated to the sub-accounts are purchased at net asset value, then converted into accumulation units. Contract owners can change allocations or make exchanges among the sub-accounts or Guaranteed Term Options. However, no change may be made that would result in an amount less than 1% of the purchase payment being allocated to any sub-account. Certain transactions may be subject to conditions imposed by the underlying mutual funds, as well as those set forth in the contract.

DETERMINING THE CONTRACT VALUE

The contract value is the sum of:

    1) the value of amounts allocated to the sub-accounts of the variable account; and

    2)  amounts allocated to a Guaranteed Term Option.

If part or all of the contract value is surrendered, or charges are assessed against the contract value, Nationwide will deduct a proportionate amount from each sub-account and the Guaranteed Term Options based on current cash values.

Determining Variable Account Value - Valuing an Accumulation Unit

Purchase payments or transfers allocated to the underlying mutual funds are accounted for in accumulation units. Accumulation unit values (for each sub-account) are determined by calculating the net investment factor for the underlying mutual fund for the current valuation period and multiplying that result with the accumulation unit values determined on the previous valuation period.

Nationwide uses the net investment factor as a way to calculate the investment performance of a sub-account from valuation period to valuation period. For each sub-account, the net investment factor shows the investment performance of the underlying mutual fund in which a particular sub-account invests, including the charges assessed against that sub-account for a valuation period.

The net investment factor is determined by dividing (a) by (b), and then subtracting (c) from the result, where:

    a)  is the sum of:

        1) the net asset value of the underlying mutual fund as of the end of the current valuation period; and

        2) the per share amount of any dividend or income distributions made by the underlying mutual fund (if the date of the dividend or income distribution occurs during the current valuation period); and

    b) is the net asset value of the underlying mutual fund determined as of the end of the preceding valuation period; and


    c) is a factor representing the daily variable account charges, which may include charges for contract options chosen by the contract owner. The factor is equal to an annualized rate ranging from 0.35% to 0.50% of the daily net assets of the variable account, depending if the contract owner chose the optional death benefit.


Based on the net investment factor, the value of an accumulation unit may increase or decrease. Changes in the net investment factor may not be directly proportional to changes in the net asset value of the underlying mutual fund shares because of the deduction of variable account charges.

Though the number of accumulation units will not change as a result of investment experience, the value of an accumulation unit may increase or decrease from valuation period to valuation period.

Determining the Guaranteed Term Option Value

Nationwide determines the value of a Guaranteed Term Option by:

    1) adding all amounts allocated to any Guaranteed Term Option, minus amounts previously transferred or withdrawn (which may be subject to a market value adjustment); and

    2) adding any interest earned on the amounts allocated to any Guaranteed Term Option; and

    3)  subtracting charges deducted in accordance with the contract.

TRANSFERS

Prior to Annuitization, contract owners can transfer allocations without penalty or adjustment subject to the following conditions:

    -   transfers among the sub-accounts are limited to 12 times per year;

    - transfers from a Guaranteed Term Option prior to maturity are subject to a market value adjustment; and

After annuitization, transfers may only be made on the anniversary of the annuitization date.

Transfer Requests

Nationwide will accept transfer requests in writing, over the telephone, or via the internet. Nationwide will use reasonable procedures to confirm that instructions received are genuine and will not be liable for following instructions that it reasonably determined to be genuine. Nationwide may withdraw the telephone and/or internet exchange privilege upon 30 days written notice to contract owners.


Amounts transferred to the variable account will receive the accumulation unit value next determined after the transfer request is received.

Transfers Among the Sub-Accounts


Transfers involving sub-accounts may be subject to restrictions or requirements imposed by the underlying mutual fund. Such restrictions or requirements may include the assessment of short-term trading fees in connection with transfers from a sub-account that occur within 60 days following the date of allocation to the sub-account. These short-term trading fees will equal 1% of the amount determined to be engaged in short-term trading and will be deducted from the contract owner's sub-account value. Short-term trading fees will only apply to those sub-accounts corresponding to the underlying mutual funds that explicitly require the assessment of such fees. Refer to the prospectus for the underlying mutual funds for more information.

Additionally, Nationwide reserves the right to refuse or limit transfer requests (or take any other action it deems necessary) in order to protect contract owners, annuitants and beneficiaries from the negative investment results that may result from short-term trading or other harmful investment practices that are employed by some contract owners (or third parties acting on their behalf).

If Nationwide determines that a contract owner (or a third party acting on the contract owner's behalf) is engaging in harmful short-term trading, Nationwide reserves the right to take actions to protect investors, including exercising its right to terminate the ability of specified contract owners to submit transfer requests via telephone, facsimile, or over the internet. If Nationwide exercises this right, affected contract owners would be limited to submitting transfer requests via U.S. mail. Any action taken by Nationwide pursuant to this provision will be preceded by a 30 day written notice to the affected contract owner.


RIGHT TO EXAMINE

Contract owners have a ten day "free look" to examine the contract. The contract may be returned to Nationwide's home office for any reason within ten days of receipt and Nationwide will refund the contract value or another amount required by law. The refunded contract value will reflect the deduction of any contract charges, unless otherwise required by law. All IRA, SEP IRA, Simple IRA and Roth IRA refunds will be a return of purchase payments. State and/or federal law may provide additional free look privileges.


Liability of the variable account under this provision is limited to the contract value in each sub-account on the date of revocation. Any additional amounts refunded to the contract owner will be paid by Nationwide.

SURRENDER (REDEMPTION)

Contract owners may surrender some or all of their contract value before the earlier of the annuitization date or the annuitant's death. Surrender requests must be in writing and Nationwide may require additional information. When taking a full surrender, the contract must accompany the written request. Nationwide may require a signature guarantee.

Nationwide will pay any amounts surrendered from the sub-accounts within 7 days. However, Nationwide may suspend or postpone payment when it is unable to price a purchase payment or transfer.

PARTIAL SURRENDERS (PARTIAL REDEMPTIONS)

Nationwide will surrender accumulation units from the sub-accounts and an amount from the Guaranteed Term Options. The amount withdrawn from each investment option will be in proportion to the value in each option at the time of the surrender request.

FULL SURRENDERS (FULL REDEMPTIONS)

The contract value upon full surrender may be more or less than the total of all purchase payments made to the contract. The contract value will reflect:

-   variable account charges;

-   underlying mutual fund charges;

-   the investment performance of the underlying mutual funds; and

- any amounts allocated to the Guaranteed Term Options plus or minus any market value adjustment.

SURRENDERS UNDER A TEXAS OPTIONAL RETIREMENT PROGRAM OR A LOUISIANA OPTIONAL RETIREMENT PLAN

Redemption restrictions apply to contracts issued under the Texas Optional Retirement Program or the Louisiana Optional Retirement Plan.

The Texas Attorney General has ruled that participants in contracts issued under the Texas Optional Retirement Program may only take withdrawals if:

    -   the participant dies;

    -   the participants retires;

    -   the participant terminates employment due to total disability; or

    - the participant that works in a Texas public institution of higher education terminates employment.

A participant under a contract issued under the Louisiana Optional Retirement Plan may only take distributions from the contract upon retirement or termination of employment. All retirement benefits under this type of plan must be paid as lifetime income; lump sum cash payments are not permitted, except for death benefits.

Due to the restrictions described above, a participant under either of these plans will not be able to withdraw cash values from the contract unless one of the applicable conditions is met. However, contract value may be transferred to other carriers.

Nationwide issues this contract to participants in the Texas Optional Retirement Program in reliance upon and in compliance with Rule 6c-7 of the Investment Company Act of 1940. Nationwide issues this contract to participants in the Louisiana Optional Retirement Plan in reliance upon and in compliance with an exemptive order that Nationwide received from the SEC on August 22, 1990.

SURRENDERS UNDER A TAX SHELTERED ANNUITY

Contract owners of a Tax Sheltered Annuity may surrender part or all of their contract value before the earlier of the annuitization date or the annuitant's death, except as provided below:

A) Contract value attributable to contributions made under a qualified cash or deferred arrangement (within the meaning of Internal Revenue Code Section 402(g)(3)(A)), a salary reduction agreement (within the meaning of Internal Revenue Code Section 402(g)(3)(C)), or transfers from a Custodial Account (described in Section 403(b)(7) of the Internal Revenue Code), may be surrendered only:

    1) when the contract owner reaches age 59 1/2, separates from service, dies, or becomes disabled (within the meaning of Internal Revenue Code
        Section 72(m)(7)); or

    2) in the case of hardship (as defined for purposes of Internal Revenue Code Section 401(k)), provided that any such hardship surrender may NOT include any income earned on salary reduction contributions.

B)  The surrender limitations described in Section A also apply to:

    1) salary reduction contributions to Tax Sheltered Annuities made for plan years beginning after December 31, 1988;

    2) earnings credited to such contracts after the last plan year beginning before January 1, 1989, on amounts attributable to salary reduction contributions; and

    3) all amounts transferred from 403(b)(7) Custodial Accounts (except that earnings and employer contributions as of December 31, 1988 in such Custodial Accounts may be withdrawn in the case of hardship).

C) Any distribution other than the above, including a ten day free look cancellation of the contract (when available) may result in taxes, penalties and/or retroactive disqualification of a Qualified Contract or Tax Sheltered Annuity.

In order to prevent disqualification of a Tax Sheltered Annuity after a ten day free look cancellation, Nationwide will transfer the proceeds to another Tax Sheltered Annuity upon proper direction by the contract owner.

These provisions explain Nationwide's understanding of current withdrawal restrictions. These restrictions may change.

Distributions pursuant to Qualified Domestic Relations Orders will not violate the restrictions stated above.

LOAN PRIVILEGE

The loan privilege is ONLY available to owners of Tax Sheltered Annuities. These contract owners can take loans from the contract value beginning 30 days after the contract is issued up to the annuitization date. Loans are subject to the terms of the contract, the plan and the Internal Revenue Code. Nationwide may modify the terms of a loan to comply with changes in applicable law.

MINIMUM  & MAXIMUM LOAN AMOUNTS

Contract owners may borrow a minimum of $1,000, unless Nationwide is required by law to allow a lesser minimum amount. Each loan must individually satisfy the contract minimum amount.

Nationwide will calculate the maximum nontaxable loan amount based upon information provided by the participant or the employer. Loans may be taxable if a participant has additional loans from other plans. The total of all outstanding loans must not exceed the following limits:

                 CONTRACT     MAXIMUM OUTSTANDING LOAN
                 VALUES       BALANCE ALLOWED
                ---------     ----------------------------
NON-ERISA PLANS  up to        up to 80% of contract value
                 $20,000      (not more than $10,000)
                 $20,000      up to 50% of contract value
                 and over     (not more than $50,000*)

ERISA PLANS      All          up to 50% of contract value
                              (not more than $50,000*)

*The $50,000 limits will be reduced by the highest outstanding balance owed during the previous 12 months.

For salary reduction Tax Sheltered Annuities, loans may be secured only by the contract value.

MAXIMUM LOAN PROCESSING FEE

Nationwide may charge a loan processing fee at the time each new loan is processed. If assessed, the loan processing fee will not exceed $25 per loan processed. This fee compensates Nationwide for expenses related to administering and processing loans.

The fee is taken from the sub-accounts and Guaranteed Term Options in proportion to the contract value at the time the loan is processed.

HOW LOAN REQUESTS ARE PROCESSED

All loans are made from the collateral fixed account. Nationwide transfers accumulation units in proportion to the assets in each sub-account to the collateral fixed account until the requested amount is reached. Any remaining required collateral will be transferred from the Guaranteed Term Options. Transfers from the Guaranteed Term Options may be subject to a market value adjustment.

LOAN INTEREST

The outstanding loan balance in the collateral fixed account is credited with interest until the loan is repaid in full. The interest rate will be 2.25% less than the loan interest rate fixed by Nationwide. The interest rate is guaranteed never to fall below 3.0%.

Specific loan terms are disclosed at the time of loan application or issuance.

LOAN REPAYMENT

Loans must be repaid in five years. However, if the loan is used to purchase the contract owner's principal residence, the contract owner has 15 years to repay the loan.

Contract owners must identify loan repayments as loan repayments or they will be treated as purchase payments and will not reduce the outstanding loan. Payments must be substantially level and made at least quarterly.

Loan repayments will consist of principal and interest in amounts set forth in the loan agreement. Repayments are allocated to the sub-accounts in accordance with the contract, unless Nationwide and the contract owner have agreed to amend the contract at a later date on a case by case basis.

Loan repayments to the Guaranteed Term Options must be at least $1,000. If the proportional share of the repayment to the Guaranteed Term Option is less than $1,000, that portion of the repayment will be allocated to the GVIT Gartmore GVIT Money Market Fund: Class I unless the contract owner directs otherwise.

DISTRIBUTIONS & ANNUITY PAYMENTS

Distributions made from the contract while a loan is outstanding will be reduced by the amount of the outstanding loan plus accrued interest if:

    -   the contract is surrendered;

    -   the contract owner/annuitant dies;

    -   the contract owner who is not the annuitant dies prior to annuitization;
        or

    -   annuity payments begin.

TRANSFERRING THE CONTRACT

Nationwide reserves the right to restrict any transfer of the contract while the loan is outstanding.

GRACE PERIOD & LOAN DEFAULT

If a loan payment is not made when due, interest will continue to accrue. A grace period may be available (please refer to the terms of the loan agreement). If a loan payment is not made by the end of the applicable grace period, the entire loan will be treated as a deemed distribution and will be taxable to the borrower. This deemed distribution may also be subject to an early withdrawal tax penalty by the Internal Revenue Service.

After default, interest will continue to accrue on the loan. Defaulted amounts, plus interest, are deducted from the contract value when the participant is eligible for a distribution of at least that amount. Additional loans are not available while a previous loan is in default.

ASSIGNMENT

Contract rights are personal to the contract owner and may not be assigned without Nationwide's written consent.


A Non-Qualified Contract owner may assign some or all rights under the contract. An assignment must occur before annuitization while the annuitant is alive. Assignments are not recognized by Nationwide until received and recorded by our home office. Nationwide may reject or not recognize assignments designed to alter the character of the risk Nationwide originally assumed in issuing the contract. Once proper notice of assignment is recorded, the assignment will become effective as of the date the written request was signed.

Investment-only Contracts, IRAs, SEP IRAs, Simple IRAs, Roth IRAs, and Tax Sheltered Annuities may not be assigned, pledged or otherwise transferred except where allowed by law.


Nationwide is not responsible for the validity or tax consequences of any assignment. Nationwide is not liable for any payment or settlement made before the assignment is recorded. Assignments will not be recorded until Nationwide receives sufficient direction from the contract owner and the assignee regarding the proper allocation of contract rights.

Amounts pledged or assigned will be treated as distributions and will be included in gross income to the extent that the cash value exceeds the investment in the contract for the taxable year in which it was pledged or assigned. Amounts assigned may be subject to a tax penalty equal to 10% of the amount included in gross income.

Assignment of the entire contract value may cause the portion of the contract value exceeding the total investment in the contract and previously taxed amounts to be included in gross income for federal income tax purposes each year that the assignment is in effect.

CONTRACT OWNER SERVICES

ASSET REBALANCING

Asset Rebalancing is the automatic reallocation of contract values to the sub-accounts on a predetermined percentage basis. Asset Rebalancing is not available for assets held in the Guaranteed Term Options. Requests for Asset Rebalancing must be on a Nationwide form.

Asset Rebalancing occurs every three months or on another frequency if permitted by Nationwide. If the last day of the three-month period falls on a Saturday, Sunday, recognized holiday, or any other day when the New York Stock Exchange is closed, Asset Rebalancing will occur on the next business day.

Asset Rebalancing may be subject to employer limitations or restrictions for contracts issued to a Tax Sheltered Annuity plan. Contract owners should consult a financial adviser to discuss the use of Asset Rebalancing.

Nationwide reserves the right to stop establishing new Asset Rebalancing programs. Nationwide also reserves the right to assess a processing fee for this service.

DOLLAR COST AVERAGING

Dollar Cost Averaging is a long-term transfer program that allows you to make regular, level investments over time. It involves the automatic transfer of a specified amount from certain sub-accounts into other sub-accounts. Nationwide does not guarantee that this program will result in profit or protect contract owners from loss.

Contract owners direct Nationwide to automatically transfer specified amounts from the GVIT Gartmore GVIT Money Market Fund: Class I to any other underlying mutual fund. Dollar Cost Averaging transfers may not be directed to Guaranteed Term Options.

Transfers may occur monthly or on another frequency if permitted by Nationwide. Nationwide will process transfers until either the value in the originating investment option is exhausted, or the contract owner instructs Nationwide in writing to stop the transfers.

Nationwide reserves the right to stop establishing new Dollar Cost Averaging programs. Nationwide also reserves the right to assess a processing fee for this service.

SYSTEMATIC WITHDRAWALS

Systematic Withdrawals allow contract owners to receive a specified amount (of at least $100) on a monthly, quarterly, semi-annual, or annual basis. Requests for Systematic Withdrawals and requests to discontinue Systematic Withdrawals must be in writing.

The withdrawals will be taken from the sub-accounts proportionately unless Nationwide is instructed otherwise. Systematic Withdrawals are not available from the Guaranteed Term Options.

Nationwide will withhold federal income taxes from Systematic Withdrawals unless otherwise instructed by the contract owner. The Internal Revenue Service may impose a 10% penalty tax if the contract owner is under age 59 1/2 unless the contract owner has made an irrevocable election of distributions of substantially equal payments.

Nationwide reserves the right to stop establishing new Systematic Withdrawal programs. Nationwide also reserves the right to assess a processing fee for this service. Systematic Withdrawals are not available before the end of the ten-day free look period (see "Right to Revoke").

ANNUITY COMMENCEMENT DATE

The annuity commencement date is the date on which annuity payments are scheduled to begin. The contract owner may change the annuity commencement date before annuitization. This change must be in writing and approved by Nationwide.

ANNUITIZING THE CONTRACT

ANNUITIZATION DATE

The annuitization date is the date that annuity payments begin. It will be the first day of a calendar month unless otherwise agreed. The annuitization date must be at least 2 years after the contract is issued, but may not be later than either:

-   the age (or date) specified in your contract; or

-   the age (or date) specified by state law, where applicable.


If the contract is issued to fund a Tax Sheltered Annuity, annuitization may occur during the first 2 years subject to Nationwide's approval.

The Internal Revenue Code may require that distributions be made prior to the annuitization dates specified above (see "Required Distributions").

ANNUITIZATION

Annuitization is the period during which annuity payments are received. It is irrevocable once payments have begun. Upon arrival of the annuitization date, the annuitant must choose:

    1)  an annuity payment option; and

    2) either a fixed payment annuity, variable payment annuity, or an available combination.

Nationwide guarantees that each payment under a fixed payment annuity will be the same throughout annuitization. Under a variable payment annuity, the amount of each payment will vary with the performance of the underlying mutual funds chosen by the contract owner.

FIXED PAYMENT ANNUITY

A fixed payment annuity is an annuity where the amount of the annuity payments remains level.

The first payment under a fixed payment annuity is determined on the annuitization date based on the annuitant's age (in accordance with the contract) by:

    1)  deducting applicable premium taxes from the total contract value; then

    2) applying the contract value amount specified by the contract owner to the fixed payment annuity table for the annuity payment option elected.

Subsequent payments will remain level unless the annuity payment option elected provides otherwise. Nationwide does not credit discretionary interest during annuitization.

VARIABLE PAYMENT ANNUITY

A variable payment annuity is an annuity where the amount of the annuity payments will vary depending on the performance of the underlying mutual funds selected.

The first payment under a variable payment annuity is determined on the annuitization date based on the annuitant's age (in accordance with the contract) by:

    1)  deducting applicable premium taxes from the total contract value; then

    2) applying the contract value amount specified by the contract owner to the variable payment annuity table for the annuity payment option elected.

The dollar amount of the first payment is converted into a set number of annuity units that will represent each monthly payment. This is done by dividing the dollar amount of the first payment by the value of an annuity unit as of the annuitization date. This number of annuity units remains fixed during annuitization.

The second and subsequent payments are determined by multiplying the fixed number of annuity units by the annuity unit value for the valuation period in which the payment is due. The amount of the second and subsequent payments will vary with the performance of the selected underlying mutual funds. Nationwide guarantees that variations in mortality experience from assumptions used to calculate the first payment will not affect the dollar amount of the second and subsequent payments.

Value of an Annuity Unit

Annuity unit values for sub-accounts are determined by:

    1) multiplying the annuity unit value for the immediately preceding valuation period by the net investment factor for the subsequent valuation period (see "Determining the Contract Value"); and then

    2) multiplying the result from (1) by an interest factor to neutralize the assumed investment rate of 3.5% per year built into the purchase rate basis for variable payment annuities.

Assumed Investment Rate

An assumed investment rate is the percentage rate of return assumed to determine the amount of the first payment under a variable payment annuity. Nationwide uses the assumed investment rate of 3.5% to calculate the first annuity payment and to calculate the investment performance of an underlying mutual fund in order to determine subsequent payments under a variable payment annuity. An assumed investment rate is the percentage rate of return required to maintain level variable annuity payments. Subsequent variable annuity payments may be more or less than the first payment based on whether actual investment performance of the underlying mutual funds is higher or lower than the assumed investment rate of 3.5%.

Exchanges among Underlying Mutual Funds

Exchanges among underlying mutual funds during annuitization must be requested in writing. Exchanges will occur on each anniversary of the annuitization date.

FREQUENCY AND AMOUNT OF ANNUITY PAYMENTS

Payments are made based on the annuity payment option selected, unless:

    - the amount to be distributed is less than $5,000, in which case Nationwide may make one lump sum payment of the contract value; or

    - an annuity payment would be less than $50, in which case Nationwide can change the frequency of payments to intervals that will result in payments of at least $50. Payments will be made at least annually.

ANNUITY PAYMENT OPTIONS


Contract owners must elect an annuity payment option before the annuitization date. If an annuity payment option is not selected, a life annuity with a guaranteed period of 240 months will be the default form of payment. However, the annuity payment option is limited if the contract value is greater than $3,000,000.

Annuity Payment Options if the Contract Value is $3,000,000 or less:


1) LIFE ANNUITY - An annuity payable periodically, but at least annually, for the lifetime of the annuitant. Payments will end upon the annuitant's death. For example, if the annuitant dies before the second annuity payment date, the annuitant will receive only one annuity payment. The annuitant will only receive two annuity payments if he or she dies before the third annuity payment date, and so on.

2) JOINT AND SURVIVOR ANNUITY - An annuity payable periodically, but at least annually, during the joint lifetimes of the annuitant and a designated second individual. If one of these parties dies, payments will continue for the lifetime of the survivor. As is the case under option 1, there is no guaranteed number of payments. Payments end upon the death of the last surviving party, regardless of the number of payments received.

3) LIFE ANNUITY WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED - An annuity payable monthly during the lifetime of the annuitant. If the annuitant dies before all of the guaranteed payments have been made, payments will continue to the end of the guaranteed period and will be paid to a designee chosen by the annuitant at the time the annuity payment option was elected.

     The designee may elect to receive the present value of the remaining guaranteed payments in a lump sum. The present value will be computed as of the date Nationwide receives the notice of the annuitant's death.


Annuity Payment Option if Contract Value is over $3,000,000:

- The annuity payment option is a fixed life annuity with a 20 year term certain or a fixed life annuity with a term certain to age 95, whichever is longer. If the annuitant dies before all of the guaranteed payments have been made, payments will continue to the end of the guaranteed period and will be paid to a designee chosen by the annuitant. The designee may elect to receive the present value of the remaining guaranteed payments in a lump sum. The present value will be computed as of the date Nationwide receives notice of the annuitant's death.

- The maximum amount that may be annuitized for one life is $5,000,000. However, additional annuitants may be named at the time of annuitization for amounts in excess of $5,000,000.

Not all of the annuity payment options may be available in all states. Options available may be limited based on the age of the annuitant and the age of any designated second individual upon whose life any payments may depend. Contract owners may request other options before the annuitization date. These options are subject to Nationwide's approval.

No distribution for Non-Qualified Contracts will be made until an annuity payment option has been elected. IRAs, SEP IRAs, Simple IRAs, Roth IRAs and Tax Sheltered Annuities are subject to the "minimum distribution" requirements set forth in the plan, contract, and the Internal Revenue Code.


DEATH BENEFITS

DEATH OF CONTRACT OWNER - NON-QUALIFIED CONTRACTS

If the contract owner who is not the annuitant dies before the annuitization date, the joint owner becomes the contract owner. If no joint owner is named, the contingent owner becomes the contract owner. If no contingent owner is named, the last surviving contract owner's estate becomes the contract owner.

If the contract owner and annuitant are the same, and the contract owner/annuitant dies before the annuitization date, the contingent owner will not have any rights in the contract unless the contingent owner is also the beneficiary.

Distributions under Non-Qualified Contracts will be made pursuant to the "Required Distributions for Non-Qualified Contracts" provision.

DEATH OF ANNUITANT - NON-QUALIFIED CONTRACTS

If the annuitant who is not a contract owner dies before the annuitization date, a death benefit is payable to the beneficiary unless a contingent annuitant is named. If a contingent annuitant is named, the contingent annuitant becomes the annuitant and no death benefit is payable.

The beneficiary may elect to receive the death benefit:

    1)  in a lump sum;

    2)  as an annuity; or

    3)  in any other manner permitted by law and approved by Nationwide.

The beneficiary must notify Nationwide of this election within 60 days of the annuitant's death.

If no beneficiary survives the annuitant, the contingent beneficiary receives the death benefit. Contingent beneficiaries will share the death benefit equally, unless otherwise specified.

If no beneficiary(ies) or contingent beneficiary(ies) survive the annuitant, the contract owner or the last surviving contract owner's estate will receive the death benefit.

If the contract owner is a Charitable Remainder Trust and the annuitant dies before the annuitization date, the death benefit will accrue to the Charitable Remainder Trust. Any designation in conflict with the Charitable Remainder Trust's right to the death benefit will be void.

If the annuitant dies after the annuitization date, any benefit that may be payable will be paid according to the selected annuity payment option.

DEATH OF CONTRACT OWNER/ANNUITANT

If a contract owner who is also the annuitant dies before the annuitization date, a death benefit is payable according to the "Death of the Annuitant - Non-Qualified Contracts" provision.

A joint owner will receive a death benefit if a contract owner/annuitant dies before the annuitization date.

If the contract owner/annuitant dies after the annuitization date, any benefit that may be payable will be paid according to the selected annuity payment option.

DEATH BENEFIT PAYMENT


Contract owners may select the optional death benefit at the time of application (the death benefit option may not be available in all states). IF THE OPTIONAL DEATH BENEFIT IS NOT ELECTED AT THE TIME OF APPLICATION, THE DEATH BENEFIT WILL EQUAL THE CONTRACT VALUE.


The death benefit value is determined as of the date Nationwide receives:

    1)  proper proof of the annuitant's death;

    2)  an election specifying the distribution method; and

    3)  any state required form(s).

One-Year Enhanced Death Benefit


If the annuitant dies before the annuitization date and the total of all purchase payments made to the contract is less than or equal to $3,000,000, the One-Year Enhanced Death Benefit will be the greatest of:


    1)  the contract value;

    2) the total of all purchase payments, less an adjustment for amounts surrendered; or

    3) the highest contract value on any contract anniversary before the annuitant's 86th birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).


If the annuitant dies before the annuitization date and the total of all purchase payments made to the contract is greater than $3,000,000, the One-Year Enhanced Death Benefit will be determined using the following formula:

    (A  x F) + B(1 - F), where


    A   = the greatest of:

        a)  the contract value;

        b) the total of all purchase payments, less an adjustment for amounts surrendered; or


        c) the highest contract value on any contract anniversary prior to the annuitant's 86th birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary.

        The adjustment for amounts surrendered will reduce items (b) and (c) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s);


    B   = the contract value; and

    F = the ratio of $3,000,000 to the total of all purchase payments made to the contract.

The One-Year Enhanced death benefit option has a Spousal Protection feature - there is no additional charge for this feature. The Spousal Protection feature allows the surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse. The Spousal Protection feature is available only for contracts issued as Non-Qualified Contracts, IRAs and Roth IRAs, provided the following conditions are satisfied:

1) One or both spouses (or a revocable trust of which either or both of the spouses is/are grantor(s)) must be named as the contract owner. For contracts issued as IRAs and Roth IRAs, only the person for whom the IRA or Roth IRA was established may be named as the contract owner;

2)  The spouses must be co-annuitants;

3)  Both co-annuitants must be age 85 or younger at the time of issue;

4)  The spouses must each be named as beneficiaries;

5) No person other than a spouse may be named as contract owner, annuitant or primary beneficiary;

6) If both spouses are alive upon annuitization, the contract owner must specify which spouse is the annuitant upon whose continuation of life any annuity payments involving life contingencies depend (for IRA and Roth IRA contracts, this person must be the contract owner);

7) If a co-annuitant dies before the annuitization date, the surviving spouse may continue the contract as its sole contract owner. If the chosen death benefit is higher than the contract value at the time of death, the contract value will be adjusted to equal the applicable death benefit amount. The surviving spouse may then name a new beneficiary but may not name another co-annuitant; and

8) If a co-annuitant is added at any time after the election of the optional death benefit rider, a copy of the certificate of marriage must be provided to the home office. In addition, the date of marriage must be after the election of the death benefit option.


REQUIRED DISTRIBUTIONS

The Internal Revenue Code requires that certain distributions be made from the contracts issued in conjunction with this prospectus. Following is an overview of the required distribution rules applicable to each type of contract. Please consult a qualified tax or financial adviser for more specific required distribution information.

REQUIRED DISTRIBUTIONS - GENERAL INFORMATION

In general, a beneficiary is an entity or person that the contract owner designates to receive death proceeds upon the contract owner's death. The distribution rules in the Internal Revenue Code make a distinction between "beneficiary" and "designated beneficiary" when determining the life expectancy that may be used for payments that are made from IRAs, SEP IRAs, Roth IRAs and Tax Sheltered Annuities after the death of the annuitant, or that are made from Non-Qualified Contracts after the death of the contract owner. A designated beneficiary is a natural person who is designated by the contract owner as the beneficiary under the contract. Non-natural beneficiaries (e.g. charities or certain trusts) are not designated beneficiaries for the purpose of required distributions and the life expectancy of such a beneficiary is zero.

Life expectancies and joint life expectancies will be determined pursuant to Treasury Regulation 1.72-9, or such additional guidance as may be provided pursuant to Proposed Treasury Regulation 1.401(a)(9)-5, Q&A 7.

Required distributions paid upon the death of the contract owner are paid to the beneficiary or beneficiaries stipulated by the contract owner. How quickly the distributions must be made may be determined with respect to the life expectancies of the beneficiaries. For Non-Qualified Contracts, the beneficiaries used in the determination of the distribution period are those in effect on the date of the contract owner's death. For contracts other than Non-Qualified Contracts, the beneficiaries used in the determination of the distribution period do not have to be determined until December 31 of the year following the contract owner's death. If there is more than one beneficiary, the life expectancy of the beneficiary with the shortest life expectancy is used to determine the distribution period. Any beneficiary that is not a designated beneficiary has a life expectancy of zero.

REQUIRED DISTRIBUTIONS FOR NON-QUALIFIED CONTRACTS

Internal Revenue Code Section 72(s) requires Nationwide to make certain distributions when a contract owner dies. The following distributions will be made in accordance with the following requirements:

    1) If any contract owner dies on or after the annuitization date and before the entire interest in the contract has been distributed, then the remaining interest must be distributed at least as rapidly as the distribution method in effect on the contract owner's death.

    2) If any contract owner dies before the annuitization date, then the entire interest in the contract (consisting of either the death benefit or the contract value reduced by charges set forth elsewhere in the contract) will be distributed within 5 years of the contract owner's death, provided however:

        a) any interest payable to or for the benefit of a designated beneficiary may be distributed over the life of the designated beneficiary or over a period not longer than the life expectancy of the designated beneficiary. Payments must begin within one year of the contract owner's death unless otherwise permitted by federal income tax regulations; and

        b) if the designated beneficiary is the surviving spouse of the deceased contract owner, the spouse can choose to become the contract owner instead of receiving a death benefit. Any distributions required under these distribution rules will be made upon that spouse's death.

In the event that the contract owner is not a natural person (e.g., a trust or corporation), for purposes of these distribution provisions:

    a) the death of the annuitant will be treated as the death of a contract owner;

    b) any change of annuitant will be treated as the death of a contract owner; and

    c) in either case, the appropriate distribution will be made upon the death or change, as the case may be.

These distribution provisions do not apply to any contract exempt from Section 72(s) of the Internal Revenue Code by reason of Section 72(s)(5) or any other law or rule.

The designated beneficiary must elect a method of distribution and notify Nationwide of this election within 60 days of the contract owner's death.


REQUIRED DISTRIBUTIONS FOR TAX SHELTERED ANNUITIES, INDIVIDUAL RETIREMENT ANNUITIES, SEP IRAS, SIMPLE IRAS AND ROTH IRAS

Distributions from a Tax Sheltered Annuity, Individual Retirement Annuity, SEP IRA or Simple IRA must begin no later than April 1 of the calendar year following the calendar year in which the contract owner reaches age 70 1/2. Distributions may be paid in a lump sum or in substantially equal payments over:


    a) the life of the contract owner or the joint lives of the contract owner and the contract owner's designated beneficiary; or

    b) a period not longer than the period determined under the table in Proposed Treasury Regulation 1.401(a)(9)-5, Q&A4, which is the deemed joint life expectancy of the contract owner and a person 10 years younger than the contract owner. If the designated beneficiary is the spouse of the contract owner, the period may not exceed the longer of the period determined under such table or the joint life expectancy of the contract owner and the contract owner's spouse, determined in accordance with Treasury Regulation 1.72-9, or such additional guidance as may be provided pursuant to Proposed Treasury Regulation 1.401(a)(9)-5, Q&A7.

For Tax Sheltered Annuities, required distributions do not have to be withdrawn from this contract if they are being withdrawn from another Tax Sheltered Annuity of the contract owner.


For Individual Retirement Annuities, SEP IRAs and Simple IRAs required distributions do not have to be withdrawn from this contract if they are being withdrawn from another Individual Retirement Annuity, SEP IRA or Simple IRA of the contract owner.

If the contract owner's entire interest in a Tax Sheltered Annuity, Individual Retirement Annuity, SEP IRA or Simple IRA will be distributed in equal or substantially equal payments over a period described in (a) or (b) above, the payments must begin on or before the required beginning date. The required beginning date is April 1 of the calendar year following the calendar year in which the contract owner reaches age 70 1/2. The rules for Roth IRAs do not require distributions to begin during the contract owner's lifetime, therefore, the required beginning date is not applicable to Roth IRAs.

If the contract owner dies before the required beginning date (in the case of a Tax Sheltered Annuity, Individual Retirement Annuity, SEP IRA or Simple IRA) or before the entire contract value is distributed (in the case of Roth IRAs), any remaining interest in the contract must be distributed over a period not exceeding the applicable distribution period, which is determined as follows:


    a) if the designated beneficiary is the contract owner's spouse, the applicable distribution period is the surviving spouse's remaining life expectancy using the surviving spouse's birthday for each distribution calendar year after the calendar year of the contract owner's death. For calendar years after the death of the contract owner's surviving spouse, the applicable distribution period is the spouse's remaining life expectancy using the spouse's age in the calendar year of the spouse's death, reduced by one for each calendar year that elapsed since the calendar year immediately following the calendar year of the spouse's death;

    b) if the designated beneficiary is not the contract owner's surviving spouse, the applicable distribution period is the designated beneficiary's remaining life expectancy using the designated beneficiary's birthday in the calendar year immediately following the calendar year of the contract owner's death, reduced by one for each calendar year that elapsed thereafter; and

    c) if there is no designated beneficiary, the entire balance of the contract must be distributed by December 31 of the fifth year following the contract owner's death.


If the contract owner dies on or after the required beginning date, the interest in the Tax Sheltered Annuity, Individual Retirement Annuity, SEP IRA or Simple IRA must be distributed over a period not exceeding the applicable distribution period, which is determined as follows:


    a) if the designated beneficiary is the contract owner's spouse, the applicable distribution period is the surviving spouse's remaining life expectancy using the surviving spouse's birthday for each distribution calendar year after the calendar year of the contract owner's death. For calendar years after the death of the contract owner's surviving spouse, the applicable distribution period is the spouse's remaining life expectancy using the spouse's age in the calendar year of the spouse's death, reduced by one for each calendar year that elapsed since the calendar year immediately following the calendar year of the spouse's death;

    b) if the designated beneficiary is not the contract owner's surviving spouse, the applicable distribution period is the designated beneficiary's remaining life expectancy using the designated beneficiary's birthday in the calendar year immediately following the calendar year of the contract owner's death, reduced by one for each calendar year that elapsed thereafter; and

    c) if there is no designated beneficiary, the applicable distribution period is the contract owner's remaining life expectancy using the contract owner's birthday in the calendar year of the contract owner's death, reduced by one for each year thereafter.

If distribution requirements are not met, a penalty tax of 50% is levied on the difference between the amount that should have been distributed for that year and the amount that actually was distributed for that year.


For Individual Retirement Annuities, SEP IRAs and Simple IRAs, a portion of each distribution will be included in the recipient's gross income and taxed at ordinary income tax rates. The portion of a distribution which is taxable is based on the ratio between the amount by which non-deductible purchase payments exceed prior non-taxable distributions and total account balances at the time of the distribution. The owner of an Individual Retirement Annuity, SEP IRA or Simple IRA must annually report the amount of non-deductible purchase payments, the amount of any distribution, the amount by which non-deductible purchase payments for all years exceed non taxable distributions for all years, and the total balance of all Individual Retirement Annuities, SEP IRAs or Simple IRAs.


Distributions from Roth IRAs may be either taxable or nontaxable, depending upon whether they are "qualified distributions" or "non-qualified distributions" (see "Federal Tax Considerations").

FEDERAL TAX CONSIDERATIONS

FEDERAL INCOME TAXES

The tax consequences of purchasing a contract described in this prospectus will depend on:

-   the type of contract purchased;

-   the purposes for which the contract is purchased; and

- the personal circumstances of individual investors having interests in the contracts.

See "Synopsis of the Contracts" for a brief description of the various types of contracts and the different purposes for which the contracts may be purchased.

Existing tax rules are subject to change, and may affect individuals differently depending on their situation. Nationwide does not guarantee the tax status of any contracts or any transactions involving the contracts.

If the contract is purchased as an investment of certain retirement plans (such as qualified retirement plans, Individual Retirement Accounts, and custodial accounts as described in Sections 401, 408(a), and 403(b)(7) of the Internal Revenue Code), the tax advantages enjoyed by the contract owner and/or annuitant may relate to participation in the plan rather than ownership of the annuity contract. Such plans are permitted to purchase investments other than annuities and retain tax-deferred status.

The following is a brief summary of some of the federal income tax considerations related to the contracts. In addition to the federal income tax, distributions from annuity contracts may be subject to state and local income taxes. The tax rules across all states and localities are not uniform and therefore will not be discussed in this prospectus. Tax rules that may apply to contracts issued in U.S. territories such as Puerto Rico and Guam are also not discussed. Nothing in this prospectus should be considered to be tax advice. Contract owners and prospective contract owners should consult a financial consultant, tax adviser or legal counsel to discuss the taxation and use of the contracts.

The Internal Revenue Code sets forth different income tax rules for the following types of annuity contracts:



-   Individual Retirement Annuities;

-   Simple IRAs;

-   SEP IRAs;

-   Roth IRAs;

-   Tax Sheltered Annuities; and

-   Non-Qualified Contracts.

Individual Retirement Annuities, SEP IRAs and Simple IRAs

Distributions from Individual Retirement Annuities, SEP IRAs and Simple IRAs are generally taxed when received. If any of the amount contributed to the IRA was nondeductible for federal income tax purposes, then a portion of each distribution is excludable from income.

If distributions of income from an IRA are made prior to the date that the owner attains the age of 59 1/2 years, the income is subject to the regular income tax and an additional penalty tax of 10% is generally applicable. (For Simple IRAs, the 10% penalty is increased to 25% if the distribution is made during the 2 year period beginning on the date that the individual first participated in the Simple IRA.) The 10% penalty tax can be avoided if the distribution is:


-   made to a beneficiary on or after the death of the owner;

- attributable to the owner becoming disabled (as defined in the Internal Revenue Code);

- part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary;

-   used for qualified higher education expenses; or

- used for expenses attributable to the purchase of a home for a qualified first-time buyer.

Roth IRAs

Distributions of earnings from Roth IRAs are taxable or nontaxable depending upon whether they are "qualified distributions" or "non-qualified distributions." A "qualified distribution" is one that satisfies the five-year rule and meets one of the following requirements:

-   it is made on or after the date on which the contract owner attains age 59
    1/2;

- it is made to a beneficiary (or the contract owner's estate) on or after the death of the contract owner;

-   it is attributable to the contract owner's disability; or

- it is used for expenses attributable to the purchase of a home for a qualified first-time buyer.

The five year rule generally is satisfied if the distribution is not made within the five taxable year period beginning with the first taxable year in which a contribution is made to any Roth IRA established for the owner.

A qualified distribution is not includable in gross income for federal income tax purposes.

A non-qualified distribution is not includable in gross income to the extent that the distribution, when added to all previous distributions, does not exceed the total amount of contributions made to the Roth IRA. Any non-qualified distribution in excess of total contributions is includable in the contract owner's gross income in the year that is distributed to the contract owner.

Special rules apply for Roth IRAs that have proceeds received from an IRA prior to January 1, 1999 if the owner elected the special 4-year income averaging provisions that were in effect for 1998.

If non-qualified distributions of income from a Roth IRA are made prior to the date that the owner attains the age of 59 1/2 years, the income is subject to both the regular income tax and an additional penalty tax of 10%. The penalty tax can be avoided if the distribution is:

-   made to a beneficiary on or after the death of the owner;

- attributable to the owner becoming disabled (as defined in the Internal Revenue Code);

- part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary;

-   for qualified higher education expenses; or

- used for expenses attributable to the purchase of a home for a qualified first-time buyer.

If the contract owner dies before the contract is completely distributed, the balance will be included in the contract owner's gross estate for tax purposes.

Tax Sheltered Annuities

Distributions from Tax Sheltered Annuities are generally taxed when received. A portion of each distribution is excludable from income based on a formula established pursuant to the Internal Revenue Code. The formula excludes from income the amount invested in the contract divided by the number of anticipated payments until the full investment in the contract is recovered. Thereafter all distributions are fully taxable.

If a distribution of income is made from a Tax Sheltered Annuity prior to the date that the owner attains the age of 59 1/2 years, the income is subject to both the regular income tax and an additional penalty tax of 10%. The penalty tax can be avoided if the distribution is:

-   made to a beneficiary on or after the death of the owner;

- attributable to the owner becoming disabled (as defined in the Internal Revenue Code);

- part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary;

-   for qualified higher education expenses;

- used for expenses attributable to the purchase of a home for a qualified first-time buyer; or

- made to the owner after separation from service with his or her employer after age 55.

Non-Qualified Contracts - Natural Persons as Contract Owners

Generally, the income earned inside a Non-Qualified Contract that is owned by a natural person is not taxable until it is distributed from the contract.

Distributions before the annuitization date are taxable to the contract owner to the extent that the cash value of the contract exceeds the contract owner's investment at the time of the distribution. Distributions, for this purpose, include partial surrenders, any portion of the contract that is assigned or pledged, or any portion of the contract that is transferred by gift. For these purposes, a transfer by gift may occur upon annuitization if the contract owner and the annuitant are not the same individual.

With respect to annuity distributions on or after the annuitization date, a portion of each annuity payment is excludable from taxable income. The amount excludable is based on the ratio between the contract owner's investment in the contract and the expected return on the contract. Once the entire investment in the contract is recovered, all distributions are fully includable in income. The maximum amount excludable from income is the investment in the contract. If the annuitant dies before the entire investment in the contract has been excluded from income, and as a result of the annuitant's death no more payments are due under the contract, then the unrecovered investment in the contract may be deducted on his or her final tax return.

In determining the taxable amount of a distribution, all annuity contracts issued after October 21, 1988 by the same company to the same contract owner during the same calendar year will be treated as one annuity contract.

A special rule applies to distributions from contracts that have investments that were made prior to August 14, 1982. For those contracts, distributions that are made prior to the annuitization date are treated first as a recovery of the investment in the contract as of that date. A distribution in excess of the amount of the investment in the contract as of August 14, 1982 will be treated as taxable income.

The Internal Revenue Code imposes a penalty tax if a distribution is made before the contract owner reaches age 59 1/2. The amount of the penalty is 10% of the portion of any distribution that is includable in gross income. The penalty tax does not apply if the distribution is:

-   the result of a contract owner's death;

- the result of a contract owner's disability (as defined in the Internal Revenue Code);

- one of a series of substantially equal periodic payments made over the life (or life expectancy) of the contract owner or the joint lives (or joint life expectancies) of the contract owner and the beneficiary selected by the contract owner to receive payment under the annuity payment option selected by the contract owner; or

-   is allocable to an investment in the contract before August 14, 1982.

Non-Qualified Contracts - Non-Natural Persons as Contract Owners

The previous discussion related to the taxation of Non-Qualified Contracts owned by individuals. Different rules (the so-called "non-natural person" rules) apply if the contract owner is not a natural person.

Generally, contracts owned by corporations, partnerships, trusts, and similar entities are not treated as annuity contracts under the Internal Revenue Code. Therefore, income earned under a Non-Qualified Contract that is owned by a non-natural person is taxed as ordinary income during the taxable year that it is earned. Taxation is not deferred, even if the income is not distributed out of the contract. The income is taxable as ordinary income, not capital gain.

The non-natural person rules do not apply to all entity-owned contracts. A contract that is owned by a non-natural person as an agent of an individual is treated as owned by the individual. This would cause the contract to be treated as an annuity under the Internal Revenue Code, allowing tax deferral. However, this exception does not apply when the non-natural person is an employer that holds the contract under a non-qualified deferred compensation arrangement for one or more employees.

The non-natural person rules also do not apply to contracts that are:

-   acquired by the estate of a decedent by reason of the death of the decedent;

- issued in connection with certain qualified retirement plans and individual retirement plans;

- purchased by an employer upon the termination of certain qualified retirement plans; or

- immediate annuities within the meaning of Section 72(u) of the Internal Revenue Code.

WITHHOLDING

Pre-death distributions from the contracts are subject to federal income tax. Nationwide will withhold the tax from the distributions unless the contract owner requests otherwise. If the distribution is from a Tax Sheltered Annuity, it will be subject to mandatory 20% withholding that cannot be waived, unless:

-   the distribution is made directly to another Tax Sheltered Annuity or IRA;
    or

- the distribution satisfies the minimum distribution requirements imposed by the Internal Revenue Code.

In addition, under some circumstances, the Internal Revenue Code will not permit contract owners to waive withholding. Such circumstances include:

- if the payee does not provide Nationwide with a taxpayer identification number; or

- if Nationwide receives notice from the Internal Revenue Service that the taxpayer identification number furnished by the payee is incorrect.

If a contract owner is prohibited from waiving withholding, as described above, the distribution will be subject to mandatory back-up withholding. The mandatory back-up withholding rate is established by Section 3406 of the Internal Revenue Code and is applied against the amount of income that is distributed.

NON-RESIDENT ALIENS

Generally, a pre-death distribution from a contract to a non-resident alien is subject to federal income tax at a rate of 30% of the amount of income that is distributed. Nationwide is required to withhold this amount and send it to the Internal Revenue Service. Some distributions to non-resident aliens may be subject to a lower (or no) tax if a treaty applies. In order to obtain the benefits of such a treaty, the non-resident alien must:

    1) provide Nationwide with proof of residency and citizenship (in accordance with Internal Revenue Service requirements); and

    2)  provide Nationwide with an individual taxpayer identification number.

If the non-resident alien does not meet the above conditions, Nationwide will withhold 30% of income from the distribution.

Another way to avoid the 30% withholding is for the non-resident alien to provide Nationwide with sufficient evidence that:

    1) the distribution is connected to the non-resident alien's conduct of business in the United States; and

    2) the distribution is not includable in the non-resident alien's gross income for United States federal income tax purposes.

Note that these distributions may be subject to back-up withholding, currently 31%, if a correct taxpayer identification number is not provided.

FEDERAL ESTATE, GIFT, AND GENERATION SKIPPING TRANSFER TAXES

The following transfers may be considered a gift for federal gift tax purposes:

    -   a transfer of the contract from one contract owner to another; or

    -   a distribution to someone other than a contract owner.

Upon the contract owner's death, the value of the contract may subject to estate taxes, even if all or a portion of the value is also subject to federal income taxes.

Section 2612 of the Internal Revenue Code may require Nationwide to determine whether a death benefit or other distribution is a "direct skip" and the amount of the resulting generation skipping transfer tax, if any. A direct skip is when property is transferred to, or a death benefit or other distribution is made to:

    a) an individual who is two or more generations younger than the contract owner; or

    b) certain trusts, as described in Section 2613 of the Internal Revenue Code (generally, trusts that have no beneficiaries who are not 2 or more generations younger than the contract owner).

If the contract owner is not an individual, then for this purpose ONLY, "contract owner" refers to any person:

- who would be required to include the contract, death benefit, distribution, or other payment in his or her federal gross estate at his or her death; or

- who is required to report the transfer of the contract, death benefit, distribution, or other payment for federal gift tax purposes.

If a transfer is a direct skip, Nationwide will deduct the amount of the transfer tax from the death benefit, distribution or other payment, and remit it directly to the Internal Revenue Service.

CHARGE FOR TAX

Nationwide is not required to maintain a capital gain reserve liability on Non-Qualified Contracts. If tax laws change requiring a reserve, Nationwide may implement and adjust a tax charge.

DIVERSIFICATION

Internal Revenue Code Section 817(h) contains rules on diversification requirements for variable annuity contracts. A variable annuity contract that does not meet these diversification requirements will not be treated as an annuity, unless:

    -   the failure to diversify was accidental;

    -   the failure is corrected; and

    -   a fine is paid to the Internal Revenue Service.

The amount of the fine will be the amount of tax that would have been paid by the contract owner if the income, for the period the contract was not diversified, had been received by the contract owner.

If the violation is not corrected, the contract owner will be considered the owner of the underlying securities and will be taxed on the earnings of his or her contract. Nationwide believes that the investments underlying this contract meet these diversification requirements.

TAX CHANGES

The foregoing tax information is based on Nationwide's understanding of federal tax laws. It is NOT intended as tax advice. All information is subject to change without notice. You should consult with your tax and/or financial adviser for more information.

In 2001, the Economic Growth and Tax Relief Reconciliation Act (EGTRRA) was enacted. EGTRRA made numerous changes to the Internal Revenue Code, including the following:

    -   generally lowering federal income tax rates;

    - increasing the amounts that may be contributed to various retirement plans, such as IRAs, Tax Sheltered Annuities and Qualified Plans;

    - increasing the portability of various retirement plans by permitting IRAs, Tax Sheltered Annuities, Qualified Plans and certain governmental 457 plans to "roll" money from one plan to another;

    -   eliminating and/or reducing the highest federal estate tax rates;

    -   increasing the estate tax credit; and

    -   for persons dying after 2009, repealing the estate tax.

All of the changes resulting from EGTRRA are scheduled to "sunset," or become ineffective, after December 31, 2010 unless they are extended by additional legislation. If changes resulting from EGTRRA are not extended, beginning January 1, 2011, the Internal Revenue Code will be restored to its pre-EGTRRA form. This creates uncertainty as to future tax requirements and implications. Please consult a qualified tax or financial adviser for further information relating to EGTRRA and other tax issues.

STATEMENTS AND REPORTS

Nationwide will mail contract owners statements and reports. Therefore, contract owners should promptly notify Nationwide of any address change.

These mailings will contain:

    -   statements showing the contract's quarterly activity;

    - confirmation statements showing transactions that affect the contract's value. Confirmation statements will not be sent for recurring transactions (i.e., Dollar Cost Averaging or salary reduction programs). Instead, confirmation of recurring transactions will appear in the contract's quarterly statements;

    - semi-annual reports as of June 30 containing financial statements for the variable account; and

    - annual reports as of December 31 containing financial statements for the variable account.

Contract owners should review statements and confirmations carefully. All errors or corrections must be reported to Nationwide immediately to assure proper crediting to the contract. Unless Nationwide is notified within 30 days of receipt of the statement, Nationwide will assume statements and confirmation statements are correct.

LEGAL PROCEEDINGS

Nationwide is a party to litigation and arbitration proceedings in the ordinary course of its business, none of which is expected to have a material adverse effect on Nationwide.

In recent years, life insurance companies have been named as defendants in lawsuits, including class action lawsuits relating to life insurance and annuity pricing and sales practices. A number of these lawsuits have resulted in substantial jury awards or settlements.

On October 29, 1998, Nationwide was named in a lawsuit filed in Ohio state court related to the sale of deferred annuity products for use as investments in tax-deferred contributory retirement plans (Mercedes Castillo v. Nationwide Financial Services, Inc., Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company). On May 3, 1999, the complaint was amended to, among other things, add Marcus Shore as a second plaintiff. The amended complaint is brought as a class action on behalf of all persons who purchased individual deferred annuity contracts or participated in group annuity contracts sold by Nationwide and the other named Nationwide affiliates which were used to fund certain tax-deferred retirement plans. The amended complaint seeks unspecified compensatory and punitive damages. On June 11, 1999, Nationwide and the other named defendants filed a motion to dismiss the amended complaint. On March 8, 2000, the court denied the motion to dismiss the amended complaint filed by Nationwide and the other named defendants. On January 25, 2002, the plaintiffs filed a motion for leave to amend their complaint to add three new named plaintiffs. On February 9, 2002, the plaintiffs filed a motion for class certification. The class has not been certified. Nationwide intends to defend this lawsuit vigorously.

On August 15, 2001, Nationwide was named in a lawsuit filed in Connecticut federal court titled Lou Haddock, as trustee of the Flyte Tool & Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide Life Insurance Company. On September 5, 2001, the plaintiffs amended their complaint to include class action allegations. The plaintiffs seek to represent a class of plan trustees who purchased variable annuities to fund qualified ERISA retirement plans. The amended complaint alleges that the retirement plans purchased variable annuity contracts from Nationwide which invested in mutual funds that were offered by separate mutual fund companies; that Nationwide was a fiduciary under ERISA and that Nationwide breached its fiduciary duty when it accepted certain fees from the mutual fund companies that purportedly were never disclosed by Nationwide; and that Nationwide violated ERISA by replacing many of the mutual funds originally included in the plaintiffs' annuities with "inferior" funds because the new funds purportedly paid more in revenue sharing. The amended complaint seeks disgourgement of fees by Nationwide and other unspecified compensatory damages. On November 15, 2001, Nationwide filed a motion to dismiss the amended complaint, which has not been decided. On December 3, 2001, the plaintiffs filed a motion for class certification. On January 15, 2002, the plaintiffs filed a response to Nationwide's motion to dismiss the amended complaint. On February 22, 2002, Nationwide filed a reply in support of its motion to dismiss. The class has not been certified. Nationwide intends to defend this lawsuit vigorously.

There can be no assurance that any such litigation will not have a material adverse effect on Nationwide in the future.

The general distributor, NISC, is not engaged in any litigation of any material nature.

ADVERTISING

A "yield" and "effective yield" may be advertised for the GVIT Gartmore GVIT Money Market Fund: Class I. "Yield" is a measure of the net dividend and interest income earned over a specific seven-day period (which period will be stated in the advertisement) expressed as a percentage of the offering price of the GVIT Gartmore GVIT Money Market Fund: Class I's units. Yield is an annualized figure, which means that it is assumed that the GVIT Gartmore GVIT Money Market Fund: Class I generates the same level of net income over a 52-week period. The "effective yield" is calculated similarly but includes the effect of assumed compounding, calculated under rules prescribed by the SEC. The effective yield will be slightly higher than yield due to this compounding effect.

Nationwide may advertise the performance of a sub-account in relation to the performance of other variable annuity sub-accounts, underlying mutual fund options with similar or different objectives, or the investment industry as a whole. Other investments to which the sub-accounts may be compared include, but are not limited to:

    -   precious metals;
    -   real estate;
    -   stocks and bonds;
    -   closed-end funds;
    -   bank money market deposit accounts and passbook savings;
    -   CDs; and
    -   the Consumer Price Index.

Market Indexes

The sub-accounts will be compared to certain market indexes, such as:

    -   S&P 500;
    -   Shearson/Lehman Intermediate Government/Corporate Bond Index;
    -   Shearson/Lehman Long-Term Government/Corporate Bond Index;
    -   Donoghue Money Fund Average;
    -   U.S. Treasury Note Index;
    -   Bank Rate Monitor National Index of 2 1/2 Year CD Rates; and
    -   Dow Jones Industrial Average.

Tracking & Rating Services; Publications

Nationwide's rankings and ratings are sometimes published by other services, such as:

    -   Lipper Analytical Services, Inc.;
    -   CDA/Wiesenberger;
    -   Morningstar;
    -   Donoghue's;
    -   magazines such as:
        -   Money;
        -   Forbes;

        -   Kiplinger's Personal Finance Magazine;
        -   Financial World;
        -   Consumer Reports;
        -   Business Week;
        -   Time;
        -   Newsweek;
        -   National Underwriter; and


        -   U.S. News and World Report;

    -   LIMRA;
    -   Value;
    -   Best's Agent Guide;
    -   Western Annuity Guide;
    -   Comparative Annuity Reports;
    -   Wall Street Journal;
    -   Barron's;
    -   Investor's Daily;
    -   Standard & Poor's Outlook; and
    -   Variable Annuity Research & Data Service (The VARDS Report).

These rating services and publications rank the underlying mutual funds' performance against other funds. These rankings may or may not include the effects of sales charges or other fees.

Financial Rating Services

Nationwide is also ranked and rated by independent financial rating services, among which are Moody's, Standard & Poor's and A.M. Best Company. Nationwide may advertise these ratings. These ratings reflect Nationwide's financial strength or claims-paying ability. The ratings are not intended to reflect the investment experience or financial strength of the variable account.

Some Nationwide advertisements and endorsements may include lists of organizations, individuals or other parties that recommend Nationwide or the contract. Furthermore, Nationwide may occasionally advertise comparisons of currently taxable and tax deferred investment programs, based on selected tax brackets, or discussions of alternative investment vehicles and general economic conditions.

Historical Performance of the Sub-Accounts

Nationwide will advertise historical performance of the sub-accounts. Nationwide may advertise the sub-account's standardized average annual total return ("standardized return") calculated in a manner prescribed by the SEC, and non-standardized total return ("non-standardized return").


Standardized return shows the percentage rate of return of a hypothetical initial investment of $1,000 for the most recent one, five and ten year periods (or for a period covering the time the underlying mutual fund has been available in the variable account if it has not been available for one of the prescribed periods). This calculation reflects the variable account charges that would be assessed to a contract if the optional death benefit is chosen (0.50%). Standardized return does not reflect the deduction of state premium taxes, which may be imposed by certain states.


Non-standardized return is calculated similarly to standardized return except non-standardized return assumes an initial investment of $25,000 and variable account charges of 1.20%. An assumed initial investment of $25,000 is used because that amount more accurately reflects the average contract size.

Both methods of calculation reflect total return for the most recent one, five and ten year periods (or for a period covering the time the underlying mutual fund has been in existence). For those underlying mutual funds which have not been available for one of the prescribed periods, the non-standardized total return illustrations will show the investment performance the underlying mutual funds would have achieved had they been available in the variable account for one of the periods. If the underlying mutual fund has been available in the variable account for less than one year (or if the underlying mutual fund has been effective for less than one year), standardized and non-standardized performance is not annualized.

The standardized average annual total return and non-standardized total return quotations are calculated using underlying mutual fund expense data for the period ended December 31, 2001. However, Nationwide generally provides performance information more frequently. Information relating to performance of the sub-accounts is based on historical earnings and does not represent or guarantee future results.

            TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION
                                                                    Page

General Information and History..........................................1
Services.................................................................1
Purchase of Securities Being Offered.....................................2
Underwriters.............................................................2
Calculations of Performance..............................................2
Annuity Payments.........................................................3
Financial Statements....................................................__

APPENDIX A: OBJECTIVES FOR UNDERLYING MUTUAL FUNDS

The underlying mutual funds listed below are designed primarily as investments for variable annuity contracts and variable life insurance policies issued by insurance companies.

There is no guarantee that the investment objectives will be met.

AMERICAN CENTURY VARIABLE PORTFOLIOS, INC., A MEMBER OF THE AMERICAN CENTURY(SM) FAMILY OF INVESTMENTS
American Century Variable Portfolios, Inc. was organized as a Maryland corporation in 1987. It is a diversified, open-end investment management company that offers its shares only as investment vehicles for variable annuity and variable life insurance products of insurance companies. American Century Variable Portfolios, Inc. is managed by American Century Investment Management, Inc.

     AMERICAN CENTURY VP INCOME & GROWTH FUND: CLASS I
     Investment Objective: Capital growth. The Fund seeks to achieve its investment objective by investing in common stocks. Income is a secondary objective. The investment manager constructs the portfolio to match the risk characteristics of the S&P 500 Stock Index and then optimizes each portfolio to achieve the desired balance of risk and return potential. This includes targeting a dividend yield that exceeds that of the S&P 500. The Fund may not invest more than 25% of its total assets in companies whose principal business activities are in the same industry.

     AMERICAN CENTURY VP INTERNATIONAL FUND: CLASS III
     Investment Objective: Capital growth. The Fund will seek to achieve its investment objective by investing primarily in securities of foreign companies that meet certain fundamental and technical standards of selection and, in the opinion of the investment manager, have potential for appreciation. Under normal conditions, the Fund managers intend to keep the Fund essentially fully invested regardless of the movement of the market generally.

     AMERICAN CENTURY VP VALUE FUND: CLASS I
     Investment Objective: Long-term capital growth; income is a secondary objective. The managers look for companies whose stock prices are less than they believe the company is worth. The managers attempt to purchase the stock of these undervalued companies and hold them until their stock price has increased to, or is higher than, a level the managers believe more accurately reflects the fair value of the company. Under normal market conditions, the Fund expects to invest at least 80% of the value of its total assets in stocks regardless of the movement of stock prices generally. When the managers believe it is prudent, the Fund may invest a portion of its assets in equity securities, including common and preferred stock, convertible preferred stock and convertible debt securities.

DREYFUS VARIABLE INVESTMENT FUND
Dreyfus Variable Investment Fund is an open-end, management investment company. It was organized as an unincorporated business trust under the laws of the Commonwealth of Massachusetts on October 29, 1986 and commenced operations on August 31, 1990. The Fund offers its shares only as investment vehicles for variable annuity and variable life insurance products of insurance companies. The Dreyfus Corporation serves as the Fund's manager.

     APPRECIATION PORTFOLIO: INITIAL SHARES
     Investment Objective: Primarily to provide long-term capital growth consistent with the preservation of capital; current income is a secondary investment objective. This Portfolio invests primarily in the common stocks of domestic and foreign issuers. Fayez Sarofim & Company serves as the sub-adviser and provides day-to-day management of the Portfolio.

FIDELITY VARIABLE INSURANCE PRODUCTS FUND
The Fidelity Variable Insurance Products Fund ("VIP") is an open-end, diversified, management investment company organized as a Massachusetts business trust on November 13, 1981. Shares of VIP are purchased by insurance companies to fund benefits under variable life insurance policies and variable annuity contracts. Fidelity Management & Research Company ("FMR") is the manager for VIP and its portfolios.

     VIP EQUITY-INCOME PORTFOLIO: SERVICE CLASS
     Investment Objective: Reasonable income. Also considers the potential for capital appreciation. Seeks to achieve a yield which exceeds the composite yield on the securities comprising the Standard & Poor's 500 Composite Stock Price Index. Normally invests at least 65% of total assets in income-producing equity securities, which tends to lead to investments in large cap "value" stocks.

     VIP GROWTH PORTFOLIO: SERVICE CLASS
     Investment Objective: Capital appreciation. Normally invests primarily in common stocks of companies the investment adviser believes have above-average growth potential (often called "growth" stocks).

     VIP OVERSEAS PORTFOLIO: SERVICE CLASS R
     Investment Objective: Long-term capital growth. Normally invests at least 65% of total assets in foreign securities, primarily in common stocks.

FIDELITY VARIABLE INSURANCE PRODUCTS FUND II
The Fidelity Variable Insurance Products Fund II ("VIP II") is an open-end, diversified, management investment company organized as a Massachusetts business trust on March 21, 1988. VIP II's shares are purchased by insurance companies to fund benefits under variable life insurance policies and variable annuity contracts. FMR is the manager of VIP II and its portfolios.

     VIP II CONTRAFUND(R) PORTFOLIO: SERVICE CLASS
     Investment Objective: Long-term capital appreciation. Normally invests primarily in common stocks of companies whose value the Portfolio's investment adviser believes is not fully recognized by the public.

GARTMORE VARIABLE INSURANCE TRUST
Gartmore Variable Insurance Trust (formerly, Nationwide Separate Account Trust) ("GVIT") is an open-end management investment company created under the laws of Massachusetts. GVIT offers shares in the mutual funds listed below, each with its own investment objectives. Shares of GVIT will be sold primarily to separate accounts to fund the benefits under variable life insurance policies and variable annuity contracts issued by life insurance companies. Gartmore Global Asset Management Trust, an indirect subsidiary of Nationwide Mutual Insurance Company, manages the assets of the Gartmore GVIT Emerging Markets Fund, Gartmore GVIT International Growth Fund, Gartmore GVIT Global Utilities Fund and Gartmore GVIT Global Financial Services Fund. The remaining assets of GVIT are managed by Gartmore Mutual Fund Capital Trust ("GMF"), an indirect subsidiary of Nationwide Financial Services, Inc.

     DREYFUS GVIT MID CAP INDEX FUND: CLASS I
     Subadviser: The Dreyfus Corporation
     Investment Objective: Capital appreciation. Under normal conditions, the Fund invests at least 80% of its net assets in equity securities of companies included in the Standard & Poor's MidCap 400 Index and in derivative instruments linked to the S&P 400. The Fund is neither sponsored by nor affiliated with Standard & Poor's Corporation.

     GARTMORE GVIT GOVERNMENT BOND FUND: CLASS I
     Investment Objective: Seeks as high a level of income as is consistent with the preservation of capital. Under normal conditions, the Fund invests at least 80% of its net assets in U.S. government and agency bonds, bills and notes. The duration of the Fund will typically be four to six years.

     GARTMORE GVIT INVESTOR DESTINATIONS FUNDS

        GARTMORE GVIT INVESTOR DESTINATIONS CONSERVATIVE FUND
        Investment Objective: To maximize total investment return by seeking income and, secondarily, long term growth of capital. The Fund invests in a target allocation mix of 10% large cap U.S. stocks, 5% mid cap U.S. stocks, 5% international stocks, 35% bonds, and 45% short-term investments.

        GARTMORE GVIT INVESTOR DESTINATIONS MODERATELY CONSERVATIVE FUND Investment Objective: To maximize total investment return by seeking income and, secondarily, growth of capital. The Fund invests in a target allocation mix of 20% large cap U.S. stocks, 10% mid cap U.S. stocks,10% international stocks, 35% bonds, and 25% short-term investments.

        GARTMORE GVIT INVESTOR DESTINATIONS MODERATE FUND
        Investment Objective: To maximize total investment return by seeking growth of capital and income. The Fund invests in a target allocation mix of 30% large cap U.S. stocks, 10% mid cap U.S. stocks, 5% small cap U.S. stocks, 15% international stocks, 25% bonds, and 15% short-term investments.

        GARTMORE GVIT INVESTOR DESTINATIONS MODERATELY AGGRESSIVE FUND Investment Objective: To maximize total investment return primarily by seeking growth of capital, but also income. The Fund invests in a target allocation mix of 35% large cap U.S. stocks, 15% mid cap U.S. stocks, 5% small cap U.S. stocks, 25% international stocks, 15% bonds, and 5% short-term investments.

        GARTMORE GVIT INVESTOR DESTINATIONS AGGRESSIVE FUND
        Investment Objective: To maximize total investment return primarily by seeking growth of capital. The Fund invests in a target allocation mix of 40% large cap U.S. stocks,

        15% mid cap U.S. stocks, 10% small cap U.S. stocks, 30% international funds, and 5% bonds.

     GARTMORE GVIT MONEY MARKET FUND: CLASS I
     Investment Objective: As high a level of current income as is consistent with the preservation of capital and maintenance of liquidity. The Fund invests in high-quality money market obligations maturing in 397 days or less.

     GARTMORE GVIT TOTAL RETURN FUND: CLASS I
     Investment Objective: Seeks total return through a flexible combination of capital appreciation and current income. The Fund invests primarily in common stocks and convertible securities.

     GVIT SMALL COMPANY FUND: CLASS I
     Subadvisers: The Dreyfus Corporation, Neuberger Berman, LLC, Gartmore Global Partners, Strong Capital Management, Inc. and Waddell & Reed Investment Management Company Investment Objective: Long-term growth of capital. Under normal conditions, the Fund will invest at least 80% of its net assets in equity securities issued by small capitalization companies. These are companies whose equity market capitalizations at the time of investment are similar to the market capitalizations of companies in the Russell 2000 Index.

     OPPENHEIMER VARIABLE ACCOUNT FUNDS

     The Oppenheimer Variable Account Funds are an open-end, diversified management investment company organized as a Massachusetts business trust in 1984. Shares of the Funds are sold to provide benefits under variable life insurance policies and variable annuity contracts. OppenheimerFunds, Inc. is the investment adviser.

     OPPENHEIMER CAPITAL APPRECIATION FUND/VA: INITIAL CLASS
     Investment Objective: Capital appreciation by investing in securities of well-known established companies. Such securities generally have a history of earnings and dividends and are issued by seasoned companies (companies which have an operating history of at least five years including predecessors). Current income is a secondary consideration in the selection of the Fund's portfolio securities.

     OPPENHEIMER MAIN STREET GROWTH & INCOME FUND/VA: INITIAL CLASS
     Investment Objective: High total return, which stocks, preferred stocks, convertible securities and warrants. Debt investments will include bonds, participation includes growth in the value of its shares as well as current income from quality and debt securities. In seeking its investment objectives, the Fund may invest in equity and debt securities. Equity investments will include common interests, asset-backed securities, private-label mortgage-backed securities and CMOs, zero coupon securities and U.S. debt obligations, and cash and cash equivalents. From time to time, the Fund may focus on small to medium capitalization issuers, the securities of which may be subject to greater price volatility than those of larger capitalized issuers.

THE UNIVERSAL INSTITUTIONAL FUNDS, INC.
The Universal Institutional Funds, Inc. is a mutual fund designed to provide investment vehicles for variable annuity contracts and variable life insurance policies and for certain tax-qualified investors.

     U. S. REAL ESTATE PORTFOLIO
     Investment Objective: Above average current income and long-term capital appreciation by investing primarily in equity securities of companies in the U.S. real estate industry, including real estate investment trusts. Morgan Stanley Investment Management Inc., which does business in certain instances using the name Van Kampen, is the Portfolio's investment adviser.

                       STATEMENT OF ADDITIONAL INFORMATION


                               SEPTEMBER 16, 2002


                       DEFERRED VARIABLE ANNUITY CONTRACTS
                   ISSUED BY NATIONWIDE LIFE INSURANCE COMPANY

                   THROUGH ITS NATIONWIDE VARIABLE ACCOUNT- 13

This Statement of Additional Information is not a prospectus. It contains additional information than set forth in the prospectus and should be read in conjunction with the prospectus dated September 16, 2002. The prospectus may be obtained from Nationwide Life Insurance Company by writing One Nationwide Plaza, RR1-04-F4, Columbus, Ohio 43215, or calling 1-800-848-6331, TDD 1-800-238-3035.


                                TABLE OF CONTENTS
                                                                           PAGE

     General Information and History..........................................1
     Services.................................................................1
     Purchase of Securities Being Offered.....................................2
     Underwriters.............................................................2
     Calculations of Performance..............................................2
     Annuity Payments.........................................................3
     Financial Statements..................................................____


GENERAL INFORMATION AND HISTORY


Nationwide Variable Account-13 is a separate investment account of Nationwide Life Insurance Company ("Nationwide"). Nationwide is a member of the Nationwide group of companies. All of Nationwide's common stock is owned by Nationwide Financial Services, Inc. ("NFS"), a holding company. NFS has two classes of common stock outstanding with different voting rights enabling Nationwide Corporation (the holder of all of the outstanding Class B Common Stock) to control NFS. Nationwide Corporation is a holding company, as well. All of the common stock is held by Nationwide Mutual Insurance Company (95.24%) and Nationwide Mutual Fire Insurance Company (4.76%), the ultimate controlling persons of the Nationwide group of companies. The Nationwide group of companies is one of America's largest insurance and financial services family of companies, with combined assets of over $122 billion as of December 31, 2001.


SERVICES

Nationwide, which has responsibility for administration of the contracts and the variable account, maintains records of the name, address, taxpayer identification number, and other pertinent information for each contract owner and the number and type of contract issued to each contract owner and records with respect to the contract value of each contract.

The Custodian of the assets of the variable account is Nationwide. Nationwide will maintain a record of all purchases and redemption of shares of the underlying mutual funds. Nationwide, or affiliates of Nationwide may have entered into agreements with either the investment adviser or distributor for the underlying mutual funds. The agreements relate to administrative services furnished by Nationwide or an affiliate of Nationwide and provide for an annual fee based on the average aggregate net assets of the variable account (and other separate accounts of Nationwide or life insurance company subsidiaries of Nationwide) invested in particular underlying mutual funds. These fees in no way affect the net asset value of the underlying mutual funds or fees paid by the contract owner.

PURCHASE OF SECURITIES BEING OFFERED

The contracts will be sold by licensed insurance agents in the states where the contracts may be lawfully sold. Such agents will be registered representatives of broker-dealers registered under the Securities Exchange Act of 1934 who are members of the National Association of Securities Dealers, Inc. ("NASD").

UNDERWRITERS

The contracts, which are offered continuously, are distributed by Nationwide Investment Services Corporation ("NISC"), Two Nationwide Plaza, Columbus, Ohio 43215, an affiliate of Nationwide. During the fiscal years ended December 31, 2001, 2000 and 1999, no underwriting commissions have been paid by Nationwide to NISC.

CALCULATIONS OF PERFORMANCE


Any current yield quotations of the GVIT Gartmore GVIT Money Market Fund: Class I, subject to Rule 482 of the Securities Act of 1933, will consist of a seven calendar day historical yield, carried at least to the nearest hundredth of a percent. The yield will be calculated by determining the net change, exclusive of capital changes, in the value of a hypothetical pre-existing account having a balance of one accumulation unit at the beginning of the base period, subtracting a hypothetical charge reflecting deductions from contract owner accounts and dividing the net change in account value by the value of the account at the beginning of the period to obtain a base period return and multiplying the base period return by (365/7) or (366/7) in a leap year. The GVIT Gartmore GVIT Money Market Fund: Class I's effective yield is computed similarly, but includes the effect of assumed compounding on an annualized basis of the current unit value yield quotations of the GVIT Gartmore GVIT Money Market Fund: Class I.

The GVIT Gartmore GVIT Money Market Fund: Class I's yield and effective yield will fluctuate daily. Actual yields will depend on factors such as the type of instruments in the fund's portfolio, portfolio quality and average maturity, changes in interest rates, and the fund's expenses. Although the GVIT Gartmore GVIT Money Market Fund: Class I determines its yield on the basis of a seven day period, it may use a different time period on occasion. The yield quotes may reflect the expense limitation described "Investment Manager and Other Services" in the GVIT Gartmore GVIT Money Market Fund: Class I's Statement of Additional Information. There is no assurance that the yields quoted on any given occasion will remain in effect for any period of time and there is no guarantee that the net asset values will remain constant. It should be noted that a contract owner's investment in the GVIT Gartmore GVIT Money Market Fund: Class I is not guaranteed or insured. Yields of other money market funds may not be comparable if a different base period or another method of calculation is used.

All performance advertising will include quotations of standardized average annual total return, calculated in accordance with a standard method prescribed by rules of the SEC. Standardized average annual total return is found by taking a hypothetical $1,000 investment in each of the sub-accounts' units on the first day of the period at the offering price, which is the accumulation unit value per unit ("initial investment") and computing the ending redeemable value ("redeemable value") of that investment at the end of the period. The redeemable value is then divided by the initial investment and this quotient is taken to the Nth root (N represents the number of years in the period) and 1 is subtracted from the result which is then expressed as a percentage, carried to at least the nearest hundredth of a percent. Standardized average annual total return reflects the deduction of variable account charges of 0.50% which includes the enhanced one-year death benefit option. No deduction is made for premium taxes which may be assessed by certain states. Non-standardized total return may also be advertised, and is calculated in a manner similar to standardized average annual total return except the non-standardized total return is based on a hypothetical initial investment of $25,000. An assumed initial investment of $25,000 will be used because that figure more closely approximates the size of a typical contract than does the $1,000 figure used in calculating the standardized average annual total return quotations.


The standardized average annual total return and non-standardized average annual total return quotations will be current to the last day of the calendar quarter preceding the date on which an advertisement is submitted for publication. The standardized average annual return will be based on rolling calendar quarters and will cover periods of one, five, and ten years, or a period covering the time the underlying mutual fund has been available in the variable account if the underlying mutual fund has not been available for one of the prescribed periods. Non-standardized average annual total return will be based on rolling calendar quarters and will cover periods of one, five and ten years, or a period covering the time the underlying mutual fund has been in existence. If the underlying mutual fund has been available in the variable account for less than one year (or if the underlying mutual fund has been effective for less than one year), standardized and non-standardized performance is not annualized.

Quotations of average annual total return and total return are based upon historical earnings and will fluctuate. Any quotation of performance is not a guarantee of future performance. Factors affecting a sub-account's performance include general market conditions, operating expenses and investment management. A contract owner's account when redeemed may be more or less than the original cost.

ANNUITY PAYMENTS

See "Frequency and Amount of Annuity Payments" located in the prospectus.

           Financial Statements to be filed by Pre-Effective Amendment to the Registration Statement

PART C. OTHER INFORMATION

Item 24.    FINANCIAL STATEMENTS AND EXHIBITS



              (a) Financial Statements:                                         To be filed by Pre-Effective Amendment
                                                                                     to the Registration Statement


                  (1) Financial statements included
                      in Prospectus
                      (Part A):

                  (2) Financial statements included
                      in Part B as required:  N/A



              Nationwide Life Insurance Company and subsidiaries:

                      Independent Auditors' Report.

                      Consolidated Balance Sheets as of December 31, 2001 and 2000.

                      Consolidated Statements of Income for the years ended December 31, 2001, 2000 and 1999.

                      Consolidated Statements of Shareholder's Equity for the years ended December 31, 2001, 2000 and 1999.

                      Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2000 and 1999.

                      Notes to Consolidated Financial Statements.

Item 24. (b) Exhibits



                 (1)  Resolution of the Depositor's Board of        Attached hereto.
                      Directors authorizing the establishment
                      of the Registrant

                 (2)  Not Applicable

                 (3)  Underwriting or Distribution of               Attached hereto.
                      contracts between the Depositor and
                      Principal Underwriter

                 (4)  The form of the variable annuity contract     To be filed by pre-effective amendment to the
                                                                    registration statement.

                 (5)  Variable Annuity Application                  To be filed by pre-effective amendment to the
                                                                    registration statement.

                 (6)  Articles of Incorporation of Depositor        Attached hereto.

                 (7)  Not Applicable

                 (8)  Not Applicable

                 (9)  Opinion of Counsel                            Attached hereto.

                 (10) Not Applicable

                 (11) Not Applicable

                 (12) Not Applicable

                 (13) Performance Advertising Calculation           Attached hereto.
                      Schedule

Item 25.    DIRECTORS AND OFFICERS OF THE DEPOSITOR


            W. G. Jurgensen, Director and Chief Executive Officer
            Joseph J. Gasper, Director and Chief Operating Officer
            Richard D. Headley, Executive Vice President
            Michael S. Helfer, Director and Executive Vice President-Corporate Strategy
            Donna A. James, Director and Executive Vice President-Chief Administrative Officer
            Michael C. Keller, Executive Vice President-Chief Information Officer
            Robert A. Oakley, Director and Executive Vice President-Chief Financial Officer
            Robert J. Woodward, Jr., Director and Executive Vice President-Chief Investment Officer
            Galen R. Barnes, Director
            John R. Cook, Jr., Senior Vice President-Chief Communications Officer
            David A. Diamond, Senior Vice President-Corporate Strategy
            Philip C. Gath, Senior Vice President-Chief Actuary-Nationwide Financial
            Patricia R. Hatler, Senior Vice President, General Counsel and Secretary
            David K. Hollingsworth, Senior Vice President-President-Nationwide Insurance Sales
            David R. Jahn, Senior Vice President-Product Management
            Richard A. Karas, Senior Vice President-Sales-Financial Services
            Gregory S. Lashutka, Senior Vice President, Corporate Relations
            Edwin P. McCausland, Jr., Senior Vice President-Fixed Income Securities
            Robert H. McNaghten, Senior Vice President-Real Estate Investments
            Michael D. Miller, Senior Vice President-NI Finance
            Brian W. Nocco, Senior Vice President and Treasurer
            Mark Phelan, Senior Vice President-Technology and Operations
            Douglas C. Robinette, Senior Vice President-Claims
            John S. Skubik, Senior Vice President-Strategic Initiatives
            Mark R. Thresher, Senior Vice President-Finance-Nationwide Financial
            Richard M. Waggoner, Senior Vice President-Operations
            Susan A. Wolken, Senior Vice President-Product Management and Nationwide Financial Marketing

            The business address of the Directors and Officers of the Depositor is:
            One Nationwide Plaza
            Columbus, Ohio 43215

Item 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT.
                *Subsidiaries for which separate financial statements are filed

                **Subsidiaries included in the respective consolidated financial statements

                ***Subsidiaries included in the respective group financial statements filed for unconsolidated subsidiaries

                ****other subsidiaries


---------------------------------------------------------------------------------------------------------------------------------
                COMPANY               STATE/COUNTRY OF          NO. VOTING                PRINCIPAL BUSINESS
                                        ORGANIZATION            SECURITIES
                                                                (SEE ATTACHED
                                                                CHART UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
---------------------------------------------------------------------------------------------------------------------------------
401(k) Companies, Inc. (The)              Texas                                        Holding company

401(k) Company (The)                      Texas                                        Third-party administrator providing
                                                                                       record keeping services for 401(k)
                                                                                       plans

401(k) Investment Advisors, Inc.          Texas                                        Investment advisor registered with the
                                                                                       SEC

401(k) Investments Services, Inc.         Texas                                        Broker-dealer registered with the
                                                                                       National Association of Securities
                                                                                       Dealer, a self-regulatory body of the
                                                                                       SEC

Affiliate Agency of Ohio, Inc.            Ohio                                         Insurance agency marketing life
                                                                                       insurance and annuity products through
                                                                                       financial institutions

Affiliate Agency, Inc.                    Delaware                                     Insurance agency marketing life
                                                                                       insurance and annuity products through
                                                                                       financial institutions

AGMC Reinsurance Ltd.                     Turks and Caicos Islands                     Captive reinsurer

AID Finance Services, Inc.                Iowa                                         Holding company

ALLIED Document Solutions, Inc. (fka      Iowa                                         Provides general printing services to
Midwest Printing Services, Inc.)                                                       its affiliated companies as well as to
                                                                                       unaffiliated companies

ALLIED General Agency Company             Iowa                                         Managing general agent and surplus
                                                                                       lines broker for property and casualty
                                                                                       insurance products

ALLIED Group Insurance Marketing Company  Iowa                                         Direct marketing of property and
                                                                                       casualty insurance products

ALLIED Group, Inc.                        Iowa                                         Property and casualty insurance
                                                                                       holding company

ALLIED Property and Casualty Insurance    Iowa                                         Underwrites general property and
Company                                                                                casualty insurance

Allied Texas Agency, Inc.                 Texas                                        Acts as a managing general agent to
                                                                                       place personal and commercial automobile
                                                                                       insurance with Colonial County Mutual
                                                                                       Insurance Company for the independent
                                                                                       agency companies

Allnations, Inc.                          Ohio                                         Engages in promoting, extending and
                                                                                       strengthening cooperative insurance
                                                                                       organizations throughout the world

AMCO Insurance Company                    Iowa                                         Underwrites general property and casualty
                                                                                       insurance

---------------------------------------------------------------------------------------------------------------------------------
                COMPANY               STATE/COUNTRY OF          NO. VOTING                PRINCIPAL BUSINESS
                                        ORGANIZATION            SECURITIES
                                                                (SEE ATTACHED
                                                                CHART UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
---------------------------------------------------------------------------------------------------------------------------------
American Marine Underwriters, Inc.        Florida                                      Underwriting manager for ocean cargo
                                                                                       and hull insurance

Asset Management Holdings, plc            England and Wales                            Holding company of a group engaged in
                                                                                       the management of pension fund assets,
                                                                                       unit trusts and other collective
                                                                                       investment schemes, investment trusts
                                                                                       and portfolios for corporate clients

Cal-Ag Insurance Services, Inc.           California                                   Captive insurance brokerage firm
                                                                                       serving principally, but not
                                                                                       exclusively, the "traditional" agent
                                                                                       producers of CalFarm Insurance Company

CalFarm Insurance Agency                  California                                   Assists agents and affiliated
                                                                                       companies in account completion for
                                                                                       marketing CalFarm products; assists
                                                                                       other in-house agencies in a brokerage
                                                                                       capacity to accommodate policyholders

CalFarm Insurance Company                 California                                   Multi-line insurance corporation that
                                                                                       writes agricultural, commercial,
                                                                                       personal and individual health
                                                                                       coverages and benefits from the
                                                                                       sponsorship of the California Farm
                                                                                       Bureau Federation

Colonial County Mutual Insurance          Texas                                        Underwrites non-standard automobile
Company                                                                                and motorcycle insurance and various
                                                                                       other commercial liability coverages
                                                                                       in Texas

Cooperative Service Company               Nebraska                                     Insurance agency that sells and
                                                                                       services commercial insurance;
                                                                                       provides loss control and compliance
                                                                                       consulting services as well as audit,
                                                                                       compilation, and tax preparation
                                                                                       services

Corviant Corporation                      Delaware                                     Creates a captive distribution network
                                                                                       through which affiliates can sell
                                                                                       multi-manager investment products,
                                                                                       insurance products and sophisticated
                                                                                       estate planning services

Damian Securities Limited                 England and Wales                            Investment holding company

Depositors Insurance Company              Iowa                                         Underwrites general property and
                                                                                       casualty insurance

Dinamica Participacoes SA                 Brazil                                       Participates in other companies
                                                                                       related to the registrant's
                                                                                       international operations

Discover Insurance Agency of              Texas                                        Sells property and casualty insurance
Texas, LLC                                                                             products including, but not limited
                                                                                       to, automobile or other vehicle
                                                                                       insurance and homeowner's insurance

Discover Insurance Agency, LLC            California                                   Sells property and casualty insurance
                                                                                       products including, but not limited to,
                                                                                       automobile or other vehicle insurance
                                                                                       and homeowner's insurance

---------------------------------------------------------------------------------------------------------------------------------
                COMPANY               STATE/COUNTRY OF          NO. VOTING                PRINCIPAL BUSINESS
                                        ORGANIZATION            SECURITIES
                                                                (SEE ATTACHED
                                                                CHART UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
---------------------------------------------------------------------------------------------------------------------------------
Eagle Acquisition Corporation             Delaware                                     Merger subsidiary to be used in the
                                                                                       proposed acquisition of Provident
                                                                                       Mutual Life Insurance Company

eNationwide, LLC                          Ohio                                         Limited liability company that
                                                                                       provides administrative services to
                                                                                       Nationwide's direct operation

F&B, Inc.                                 Iowa                                         Insurance agency that places business
                                                                                       not written by the Farmland Insurance
                                                                                       Companies with other carriers

Farmland Mutual Insurance Company         Iowa                                         Provides property and casualty
                                                                                       insurance primarily to agricultural
                                                                                       businesses

Fenplace Limited                          England and Wales                            Inactive

Financial Horizons Distributors Agency    Alabama                                      Insurance agency marketing life
of Alabama, Inc.                                                                       insurance and annuity products through
                                                                                       financial institutions

Financial Horizons Distributors Agency    Ohio                                         Insurance marketing life insurance and
of Ohio, Inc.                                                                          annuity products through financial
                                                                                       institutions

Financial Horizons Distributors Agency    Oklahoma                                     Insurance marketing life insurance and
of Oklahoma, Inc.                                                                      annuity products through financial
                                                                                       institutions

Financial Horizons Distributors Agency    Texas                                        Insurance marketing life insurance and
of Texas, Inc.                                                                         annuity products through financial
                                                                                       institutions

Financial Horizons Securities             Oklahoma                                     Limited broker-dealer doing business
Corporation                                                                            solely in the financial institutions
                                                                                       market

Florida Records Administrator, Inc.       Florida                                      Administers the deferred compensation
                                                                                       plan for the public employees of the
                                                                                       State of Florida

G.I.L. Nominees Limited                   England and Wales                            Acts as a nominee; dormant within the
                                                                                       meaning of Section 249AA of the
                                                                                       Companies Act 1985 (English law)

Gartmore 1990 Limited                     England and Wales                            A general partner in a limited
                                                                                       partnership formed to invest in
                                                                                       unlisted securities

Gartmore 1990 Trustee Limited             England and Wales                            Dormant within the meaning of Section
                                                                                       249AA of the Companies Act 1985
                                                                                       (English law)

Gartmore Capital Management Limited       England and Wales                            Investment management and advisory
                                                                                       services to business, institutional
                                                                                       and private investors; transferred
                                                                                       investment management activity to
                                                                                       Gartmore Investment Limited
Gartmore Distribution Services, Inc.      Delaware                                     Limited broker-dealer

Gartmore Fund Managers International      Jersey, Channel Islands                      Investment administration and support
Limited

Gartmore Fund Managers Limited            England and Wales                            Authorized unit trust management

Gartmore Global Asset Management Trust    Delaware                                     Holding company for the Gartmore Group
                                                                                       and as a registered investment advisor

---------------------------------------------------------------------------------------------------------------------------------
                COMPANY               STATE/COUNTRY OF          NO. VOTING                PRINCIPAL BUSINESS
                                        ORGANIZATION            SECURITIES
                                                                (SEE ATTACHED
                                                                CHART UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
---------------------------------------------------------------------------------------------------------------------------------
Gartmore Global Investments, Inc.         Delaware                                     Holding company

Gartmore Global Partners                  Delaware                                     Investment management

Gartmore Indosuez UK Recovery Fund        England and Wales                            General partner in two limited
(G.P.) Limited                                                                         partnerships formed to invest in
                                                                                       unlisted securities

Gartmore Investment Limited               England and Wales                            Investment management and advisory
                                                                                       services to pension funds, unit trusts
                                                                                       and other collective investment
                                                                                       schemes, investment trusts and
                                                                                       portfolios for corporate and other
                                                                                       institutional clients

Gartmore Investment Management plc        England and Wales                            Investment holding company and
                                                                                       provides services to other companies
                                                                                       within the Gartmore Group

Gartmore Investment Services GmbH         Germany                                      Marketing support

Gartmore Investment Services Limited      England                                      Investment holding

Gartmore Investor Services, Inc.          Ohio                                         Transfer and dividend disbursing agent
                                                                                       services to various mutual fund
                                                                                       entities

Gartmore Japan Limited                    Japan                                        Investment management

Gartmore Morley & Associates, Inc.        Oregon                                       Brokers or places book value
                                                                                       maintenance agreements (wrap
                                                                                       contracts) and guaranteed investment
                                                                                       contracts (GICs) for collective
                                                                                       investment trusts and accounts

Gartmore Morley Capital Management,       Oregon                                       Investment advisor and stable value
Inc.                                                                                   money manager

Gartmore Morley Financial Services,       Oregon                                       Holding company
Inc.

Gartmore Mutual Fund Capital Trust        Delaware                                     Registered investment advisor

Gartmore Nominees Limited                 England and Wales                            Nominee; dormant within the meaning of
                                                                                       Section 249AA of the Companies Act
                                                                                       1985 (English law)

Gartmore Pension Fund Trustees Limited    England and Wales                            Trustee of Gartmore Pension Scheme

Gartmore S.A. Capital Trust               Delaware                                     Registered investment advisor

Gartmore Secretaries (Jersey) Ltd.        Jersey, Channel Islands                      Nominee; dormant

Gartmore Trust Company                    Oregon                                       State bank with trust power

Gartmore Securities Limited               England and Wales                            Investment holding; partner in
                                                                                       Gartmore Global Partners

Gartmore U.S. Limited                     England and Wales                            Joint partner in Gartmore Global
                                                                                       Partners

Gates, McDonald & Company                 Ohio                                         Provides services to employers for
                                                                                       managing workers' and unemployment
                                                                                       compensation matters and employee
                                                                                       benefit costs

---------------------------------------------------------------------------------------------------------------------------------
                COMPANY               STATE/COUNTRY OF          NO. VOTING                PRINCIPAL BUSINESS
                                        ORGANIZATION            SECURITIES
                                                                (SEE ATTACHED
                                                                CHART UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
---------------------------------------------------------------------------------------------------------------------------------

Gates, McDonald & Company of New York,   New York                                     Provides workers'
Inc.                                                                                  compensation/self-insured claims
                                                                                      administration services to employers
                                                                                      with exposure in New York

Gates, McDonald & Company of Nevada      Nevada                                       Provides self-insurance
                                                                                      administration, claims examining and
                                                                                      data processing services

GatesMcDonald Health Plus Inc.           Ohio                                         Provides medical management and cost
                                                                                      containment services to employers

Insurance Intermediaries, Inc.           Ohio                                         Insurance agency; provides commercial
                                                                                      property and casualty brokerage
                                                                                      services

Landmark Financial Services of New       New York                                     Insurance agency marketing life
York, Inc.                                                                            insurance and annuity products through
                                                                                      financial institutions

Lone Star General Agency, Inc.           Texas                                        General agent to market non-standard
                                                                                      automobile and motorcycle insurance
                                                                                      for Colonial Mutual Insurance Company

MedProSolutions, Inc.                    Massachusetts                                Provides third-party administration
                                                                                      services for workers compensation,
                                                                                      automobile injury and disability claims

**National Casualty Company              Wisconsin                                    Underwrites various property and
                                                                                      casualty coverage, as well as
                                                                                      individual and group accident and
                                                                                      health insurance

National Casualty Company of America,    England                                      Inactive
Ltd.

National Deferred Compensation, Inc.     Ohio                                         Administers deferred compensation
                                                                                      plans for public employees

**National Premium and Benefit           Delaware                                     Provides third-party administration
Administration Company                                                                services

Nationwide Affinity Insurance Company    Kansas                                       Shell insurer with no active policies
of America                                                                            or liabilities

Nationwide Affordable Housing, LLC       Ohio                                         Invests in affordable multi-family
                                                                                      housing projects throughout the U.S.
**Nationwide Agency, Inc.                Ohio                                         Insurance agency

Nationwide Agribusiness Insurance        Iowa                                         Provides property and casualty
Company                                                                               insurance primarily to agricultural
                                                                                      businesses

Nationwide Arena, LLC                    Ohio                                         Develops Nationwide Arena and engages
                                                                                      in Arena district development activity

*Nationwide Asset Allocation Trust       Ohio                                         Diversified open-end investment company

---------------------------------------------------------------------------------------------------------------------------------
                COMPANY               STATE/COUNTRY OF          NO. VOTING                PRINCIPAL BUSINESS
                                        ORGANIZATION            SECURITIES
                                                                (SEE ATTACHED
                                                                CHART UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
---------------------------------------------------------------------------------------------------------------------------------
Nationwide Assurance Company              Wisconsin                                    Underwrites non-standard automobile
                                                                                       and motorcycle insurance

Nationwide Cash Management Company        Ohio                                         Buys and sells investment securities of
                                                                                       a short-term nature as agent for other
                                                                                       corporations, foundations, and insurance
                                                                                       company separate accounts

Nationwide Community Development          Ohio                                         Holds investments in low-income
Corporation, LLC                                                                       housing funds

Nationwide Corporation                    Ohio                                         Holding company for entities
                                                                                       affiliated with Nationwide Mutual
                                                                                       Insurance Company and Nationwide
                                                                                       Mutual Fire Insurance Company

Nationwide Exclusive Distribution         Ohio                                         Manages relationships with
Company, LLC                                                                           Nationwide's exclusive agents
                                                                                       including administrative duties

Nationwide Financial Assignment Company   Ohio                                         Administrator of structured settlements

Nationwide Financial Institution          Delaware                                     Insurance agency
Distributors Agency, Inc.

Nationwide Financial Institution          New Mexico                                   Insurance agency
Distributors Agency, Inc. of
New Mexico

Nationwide Financial Institution          Massachusetts                                Insurance agency
Distributors Agency, Inc. of
Massachusetts

Nationwide Financial Services (Bermuda)   Bermuda                                      Long-term insurer which issued
Ltd.                                                                                   variable annuity and variable life
                                                                                       products to persons outside the United
                                                                                       States and Bermuda

Nationwide Financial Services Capital     Delaware                                     Issues and sells certain securities
Trust                                                                                  representing individual beneficial
                                                                                       interests in the assets of the Trust

Nationwide Financial Services Capital     Delaware                                     Issues and sells certain securities
Trust II                                                                               representing individual beneficial
                                                                                       interests in the assets of the Trust

Nationwide Financial Services, Inc.       Delaware                                     Holding company for companies within
                                                                                       the Nationwide organization that offer
                                                                                       or distribute long-term savings and
                                                                                       retirement products

Nationwide Financial Sp. z o.o            Poland                                       Provides distribution services for its
                                                                                       affiliated Nationwide Towarzystwo
                                                                                       Ubezpieczen na Zycie S.A. in Poland

Nationwide Foundation                     Ohio                                         Contributes to non-profit activities
                                                                                       and projects

Nationwide General Insurance Company      Ohio                                         Transacts a general insurance
                                                                                       business, except life insurance;
                                                                                       primarily provides automobile and fire
                                                                                       insurance to select customers

---------------------------------------------------------------------------------------------------------------------------------
                COMPANY               STATE/COUNTRY OF          NO. VOTING                PRINCIPAL BUSINESS
                                        ORGANIZATION            SECURITIES
                                                                (SEE ATTACHED
                                                                CHART UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
---------------------------------------------------------------------------------------------------------------------------------
Nationwide Global Finance, LLC            Ohio                                         Acts as a support company for
                                                                                       Nationwide Global Holdings, Inc. and
                                                                                       its international capitalization
                                                                                       efforts

Nationwide Global Funds                   Luxembourg                                   Issues shares of mutual funds

Nationwide Global Holdings, Inc.          Ohio                                         Holding company for international
                                                                                       operations

Nationwide Global Holdings,               Luxembourg                                   Extension of Nationwide Global
Inc.-Luxembourg Branch                                                                 Holdings, Inc.

Nationwide Global Holdings-NGH Brazil     Brazil                                       Holding company
Participacoes, LTDA

Nationwide Global Japan, Inc.             Delaware                                     Holding company

Nationwide Global Limited                 Hong Kong                                    Holding company for Asian operations

Nationwide Health Plans, Inc.             Ohio                                         Operates as a Health Insurance
                                                                                       Corporation (HIC)

Nationwide Holdings, SA                   Brazil                                       Participates in other companies
                                                                                       related to the registrant's
                                                                                       international operations

Nationwide Home Mortgage Company          Iowa                                         Mortgage lending

Nationwide Home Mortgage Distributors,    Ohio                                         Performs the marketing function for
Inc.                                                                                   Nationwide Home Mortgage Company

*Nationwide Indemnity Company             Ohio                                         Involved in reinsurance business by
                                                                                       assuming business from Nationwide
                                                                                       Mutual Insurance Company and other
                                                                                       insurers within the Nationwide
                                                                                       Insurance organization

Nationwide Insurance Company of America   Wisconsin                                    Independent agency personal lines
                                                                                       underwriter of property/casualty
                                                                                       insurance

Nationwide Insurance Company of Florida   Ohio                                         Transacts general insurance business
                                                                                       except life insurance

Nationwide International Underwriters     California                                   Special risk, excess and surplus lines
                                                                                       underwriting manager

Nationwide Investment Services            Oklahoma                                     Limited broker-dealer doing business
Corporation                                                                            in the deferred compensation market
                                                                                       and acts as an investment advisor

**Nationwide Life and Annuity Insurance   Ohio                                         Engages in underwriting life insurance
Company                                                                                and granting, purchasing, and
                                                                                       disposing of annuities

Nationwide Life Assurance Company, Ltd.   Thailand                                     Holding company

**Nationwide Life Insurance Company       Ohio                                         Provides individual life insurance,
                                                                                       group life and health insurance, fixed and
                                                                                       variable annuity products, and other
                                                                                       life insurance products

---------------------------------------------------------------------------------------------------------------------------------
                COMPANY               STATE/COUNTRY OF          NO. VOTING                PRINCIPAL BUSINESS
                                        ORGANIZATION            SECURITIES
                                                                (SEE ATTACHED
                                                                CHART UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
---------------------------------------------------------------------------------------------------------------------------------
Nationwide Lloyds                         Texas                                        Markets commercial property insurance
                                                                                       in Texas

Nationwide Management Systems, Inc.       Ohio                                         Offers a preferred provider
                                                                                       organization and other related
                                                                                       products and services

Nationwide Martima Vida Previdencia S.A.  Brazil                                       Operates as a licensed insurance
                                                                                       company in the categories of life and
                                                                                       unrestricted private pension plans in
                                                                                       Brazil

Nationwide Mortgage Holdings, Inc.        Ohio                                         Holding company

Nationwide Mutual Fire Insurance Company  Ohio                                         Engages in general insurance and
                                                                                       reinsurance business, except life
                                                                                       insurance

Nationwide Mutual Insurance Company       Ohio                                         Engages in general insurance and
                                                                                       reinsurance business, except life
                                                                                       insurance

Nationwide Properties, Ltd.               Ohio                                         Engaged in the business of developing,
                                                                                       owning and operating real estate and
                                                                                       real estate investments

Nationwide Property and Casualty          Ohio                                         Engages in general insurance and
Insurance Company                                                                      reinsurance business, except life
                                                                                       insurance

Nationwide Realty Investors, Inc.         Ohio                                         Engaged in the business of developing,
                                                                                       owning and operating real estate and
                                                                                       real estate investments

Nationwide Retirement Plan Services,      Ohio                                         Insurance agency providing individual
Inc.                                                                                   and group life, disability and health
                                                                                       insurance as well as marketing
                                                                                       retirement plan administration and
                                                                                       investments

Nationwide Retirement Solutions, Inc.     Delaware                                     Markets and administers deferred
                                                                                       compensation plans for public employees

Nationwide Retirement Solutions, Inc.     Alabama                                      Provides retirement products,
of Alabama                                                                             marketing/education and administration
                                                                                       to public employees and educators

Nationwide Retirement Solutions, Inc.     Arizona                                      Markets and administers deferred
of Arizona                                                                             compensation plans for public employees

Nationwide Retirement Solutions, Inc.     Arkansas                                     Markets and administers deferred
of Arkansas                                                                            compensation plans for public employees

Nationwide Retirement Solutions, Inc.     Montana                                      Markets and administers deferred
of Montana                                                                             compensation plans for public employees

---------------------------------------------------------------------------------------------------------------------------------
                COMPANY               STATE/COUNTRY OF          NO. VOTING                PRINCIPAL BUSINESS
                                        ORGANIZATION            SECURITIES
                                                                (SEE ATTACHED
                                                                CHART UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
---------------------------------------------------------------------------------------------------------------------------------
Nationwide Retirement Solutions, Inc.     Nevada                                       Markets and administers deferred
of Nevada                                                                              compensation plans for public employees

Nationwide Retirement Solutions, Inc.     New Mexico                                   Markets and administers deferred
of New Mexico                                                                          compensation plans for public employees

Nationwide Retirement Solutions, Inc.     Ohio                                         Provides retirement products,
of Ohio                                                                                marketing/education and administration
                                                                                       to public employees and educators

Nationwide Retirement Solutions, Inc.     Oklahoma                                     Markets and administers deferred
of Oklahoma                                                                            compensation plans for public employees

Nationwide Retirement Solutions, Inc.     South Dakota                                 Markets and administers deferred
of South Dakota                                                                        compensation plans for public employees

Nationwide Retirement Solutions, Inc.     Texas                                        Markets and administers deferred
of Texas                                                                               compensation plans for public employees

Nationwide Retirement Solutions, Inc.     Wyoming                                      Markets and administers deferred
of Wyoming                                                                             compensation plans for public employees

Nationwide Retirement Solutions           Massachusetts                                Markets and administers deferred
Insurance Agency Inc.                                                                  compensation plans for public
                                                                                       employees

Nationwide Securities, Inc.               Ohio                                         Registered broker-dealer and provides
                                                                                       investment management and
                                                                                       administration services

Nationwide Seguradora S.A.                Brazil                                       Engages in general insurance business

Nationwide Services Company, LLC          Ohio                                         Performs shared services functions
                                                                                       for the Nationwide organization

Nationwide Services Sp. z o.o             Poland                                       Provides services to Nationwide
                                                                                       Global Holdings, Inc. in Poland

Nationwide Towarzstwo Ubezieczen na       Poland                                       Authorized to engage in the business
Zycie SA                                                                               of life insurance and pension
                                                                                       products in Poland

Nationwide Trust Company, FSB             United States                                Federal savings bank chartered by the
                                                                                       Office of Thrift Supervision in U.S.
                                                                                       Department of Treasury to exercise
                                                                                       custody and fiduciary powers

Nationwide UK Asset Management            England and Wales                            Holding company
Holdings, Ltd.

Nationwide UK Holding Company, Ltd.       England and Wales                            Holding company

---------------------------------------------------------------------------------------------------------------------------------
                COMPANY               STATE/COUNTRY OF          NO. VOTING                PRINCIPAL BUSINESS
                                        ORGANIZATION            SECURITIES
                                                                (SEE ATTACHED
                                                                CHART UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
---------------------------------------------------------------------------------------------------------------------------------
Nevada Independent                        NEVADA                                       Provides workers' compensation
Companies-Construction                                                                 administrative services to Nevada
                                                                                       employers in the construction industry

Nevada Independent Companies-Health and   Nevada                                       Provides workers' compensation
Nonprofit                                                                              administrative services to Nevada
                                                                                       employers in the health and nonprofit
                                                                                       industries

Nevada Independent Companies-             Nevada                                       Provides workers' compensation
Hospitality and Entertainment                                                          administrative services to Nevada
                                                                                       employers in the hospitality and
                                                                                       entertainment industries

Nevada Independent Companies-             Nevada                                       Provides workers' compensation
Manufacturing, Transportation and                                                      administrative services to Nevada
Distribution                                                                           employers in the manufacturing,
                                                                                       transportation and distribution
                                                                                       industries

Newhouse Capital Partners, LLC            Delaware                                     Invests in financial services
                                                                                       companies that specialize in
                                                                                       e-commerce and promote distribution
                                                                                       of financial services

NFS Distributors, Inc.                    Delaware                                     Acts primarily as a holding company
                                                                                       for Nationwide Financial Services,
                                                                                       Inc. distribution companies

NGH Luxembourg, S.A                       Luxembourg                                   Acts primarily as holding company for
                                                                                       Nationwide Global Holdings, Inc.
                                                                                       European operations

NGH Netherlands, B.V.                     The Netherlands                              Holding company for other Nationwide
                                                                                       overseas companies

NGH UK, Ltd.                              United Kingdom                               Functions as a support company for
                                                                                       other Nationwide overseas companies

NorthPointe Capital LLC                   Delaware                                     Registered investment advisor
PanEuroLife                               Luxembourg                                   Life insurance company providing
                                                                                       individual life insurance primarily
                                                                                       in the UK, Belgium and France

Pension Associates, Inc.                  Wisconsin                                    Provides pension plan administration
                                                                                       and record keeping services, and
                                                                                       pension plan and compensation plan
                                                                                       consulting

Premier Agency, Inc.                      Iowa                                         Insurance agency

Riverview Agency, Inc.                    Texas                                        Insurance agency

SBSC Ltd (Thailand)                       Thailand                                     Holding company

Scottsdale Indemnity Company              Ohio                                         Engages in a general insurance
                                                                                       business, except life insurance

---------------------------------------------------------------------------------------------------------------------------------
                COMPANY               STATE/COUNTRY OF          NO. VOTING                PRINCIPAL BUSINESS
                                        ORGANIZATION            SECURITIES
                                                                (SEE ATTACHED
                                                                CHART UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
---------------------------------------------------------------------------------------------------------------------------------
Scottsdale Insurance Company              Ohio                                         Provides excess and surplus lines of
                                                                                       property and casualty insurance

Scottsdale Surplus Lines Insurance        Arizona                                      Provides excess and surplus lines
Company                                                                                insurance coverage on a non-admitted
                                                                                       basis

Siam-Ar-Na-Khet Company Limited           Thailand                                     Holding company

Vertboise, SA                             Luxembourg                                   Real property holding company

Veterinary Pet Insurance Company          California                                   Provides pet insurance

Veterinary Pet Services, Inc.             California                                   Holding company

Villanova Securities, LLC                 Delaware                                     Provides brokerage services for block
                                                                                       mutual fund trading for both affiliated and
                                                                                       non-affiliated investment advisors and
                                                                                       performs block mutual fund trading directly
                                                                                       with fund companies

Western Heritage Insurance Company        Arizona                                      Underwrites excess and surplus lines of
                                                                                       property and casualty insurance

---------------------------------------------------------------------------------------------------------------------------------
                COMPANY                         STATE/COUNTRY OF          NO. VOTING                PRINCIPAL BUSINESS
                                                  ORGANIZATION            SECURITIES
                                                                          (SEE ATTACHED
                                                                          CHART UNLESS
                                                                           OTHERWISE
                                                                           INDICATED)
---------------------------------------------------------------------------------------------------------------------------------
  *   MFS Variable Account                             Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account

  *   Nationwide Multi-Flex Variable Account           Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account

  *   Nationwide VA Separate Account-A                 Ohio           Nationwide Life and         Issuer of Annuity Contracts
                                                                      Annuity Separate Account

  *   Nationwide VA Separate Account-B                 Ohio           Nationwide Life and         Issuer of Annuity Contracts
                                                                      Annuity Separate Account

  *   Nationwide VA Separate Account-C                 Ohio           Nationwide Life and         Issuer of Annuity Contracts
                                                                      Annuity Separate Account

  *   Nationwide VA Separate Account-D                 Ohio           Nationwide Life and         Issuer of Annuity Contracts
                                                                      Annuity Separate Account

  *   Nationwide Variable Account                      Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account

  *   Nationwide Variable Account-II                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account

  *   Nationwide Variable Account-3                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account

  *   Nationwide Variable Account-4                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account

  *   Nationwide Variable Account-5                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account

  *   Nationwide Variable Account-6                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account

  *   Nationwide Variable Account-7                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
      (formerly, Nationwide Fidelity                                  Account
      Advisor Variable Account)

  *   Nationwide Variable Account-8                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account

  *   Nationwide Variable Account-9                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account

  *   Nationwide Variable Account-10                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account

      Nationwide Variable Account-11                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account

      Nationwide Variable Account-12                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account

      Nationwide Variable Account-13                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account

      Nationwide VL Separate Account-A                 Ohio           Nationwide Life and         Issuer of Life Insurance
                                                                      Annuity Separate Account    Policies

      Nationwide VL Separate Account-B                 Ohio           Nationwide Life and         Issuer of Life Insurance
                                                                      Annuity Separate Account    Policies

  *   Nationwide VL Separate Account-C                 Ohio           Nationwide Life and         Issuer of Life Insurance
                                                                      Annuity Separate Account    Policies

---------------------------------------------------------------------------------------------------------------------------------
                COMPANY                         STATE/COUNTRY OF          NO. VOTING                PRINCIPAL BUSINESS
                                                  ORGANIZATION            SECURITIES
                                                                          (SEE ATTACHED
                                                                          CHART UNLESS
                                                                           OTHERWISE
                                                                           INDICATED)
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VL Separate                           Ohio           Nationwide Life and         Issuer of Life Insurance
      Account -D                                                      Annuity Separate Account    Policies

  *   Nationwide VLI Separate Account                  Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies

  *   Nationwide VLI Separate Account-2                Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies

  *   Nationwide VLI Separate Account-3                Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies

  *   Nationwide VLI Separate Account-4                Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies

  *   Nationwide VLI Separate Account-5                Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies

      Nationwide VLI Separate Account-6                Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies

                                                                                                                         (left side)








           -------------------------------------------------------------------------------------------------------------------------
           |                                      |
---------------------------           ---------------------------       ----------------------------
|   NATIONWIDE AFFINITY   |           |         ALLIED          |       |                          |
|   INSURANCE COMPANY     |           |       GROUP, INC.       |       |                          |
|       OF AMERICA        |           |          (AGI)          |       |     NATIONWIDE LLOYDS    |
|                         |           |                         |       |                          |
|Common Stock: 500,000    |   |-------|Common Stock: 850 Shares |---|   |                          |
|------------  Shares     |   |       |------------             |   |   |      A TEXAS LLOYDS      |================================
|                         |   |       |                         |   |   |                          |
|              Cost       |   |       |              Cost       |   |   |                          |
|              ----       |   |       |              ----       |   |   |                          |
|Casualty-                |   |       |Casualty-                |   |   |                          |
|100%       $23,843,431   |   |       |100%       $1,243,344,521|   |   |                          |
---------------------------   |       ---------------------------   |   ----------------------------
                              |                                     |
---------------------------   |       ---------------------------   |   ----------------------------
|  NATIONWIDE INSURANCE   |   |       |         ALLIED          |   |   |        DEPOSITORS        |
|   COMPANY OF AMERICA    |   |       |    DOCUMENT SOLUTIONS,  |   |   |     INSURANCE COMPANY    |
|                         |   |       |           INC.          |   |   |       (DEPOSITORS)       |
|Common Stock: 12,000     |   |       |Common Stock: 10,000     |   |   |Common Stock: 300,000     |
|------------  Shares     |   |       |------------  Shares     |   |   |------------  Shares      |
|                         |---|       |                         |---|---|                          |
|              Cost       |   |       |                         |   |   |              Cost        |
|              ----       |   |       |                         |   |   |              ----        |
|                         |   |       |                         |   |   |                          |
|AGI-100%    $215,273,000 |   |       |              Cost       |   |   |AGI-100%      $22,251,842 |
---------------------------   |       |              ----       |   |   ----------------------------
                              |       |AGI-100%      $610,000   |   |
---------------------------   |       ---------------------------   |   ----------------------------
|      AID FINANCE        |   |                                     |   |     ALLIED PROPERTY      |
|     SERVICES, INC.      |   |       ---------------------------   |   |       AND CASUALTY       |
|     (AID FINANCE)       |   |       |          PREMIER        |   |   |    INSURANCE COMPANY     |
|Common Stock: 10,000     |   |       |          AGENCY,        |   |   |Common Stock: 300,000     |
|------------  Shares     |   |       |            INC.         |   |   |------------  Shares      |
|                         |---|       |Common Stock: 100,000    |---|---|                          |
|              Cost       |   |       |------------  Shares     |   |   |              Cost        |
|              ----       |   |       |                         |   |   |              ----        |
|AGI-100%      $19,545,634|   |       |              Cost       |   |   |AGI-100%      $47,018,643 |
---------------------------   |       |              ----       |   |   ----------------------------
            |                 |       |AGI-100%      $100,000   |   |
---------------------------   |       ---------------------------   |   ----------------------------
|        ALLIED           |   |                    |                |   |        NATIONWIDE        |
|   GROUP INSURANCE       |   |       ---------------------------   |   |      HOME MORTGAGE       |
|  MARKETING COMPANY      |   |       |           AMCO          |   |   |      COMPANY (NHMC)      |
|                         |   |       |    INSURANCE COMPANY    |   |   |                          |
|Common Stock: 20,000     |   |       |          (AMCO)         |   |   |Common Stock: 54,348      |
|------------  Shares     |   |       |Common Stock: 300,000    |---|---|------------   Shares     |
|                         |   |       |------------  Shares     |       |                          |
|                         |   |    ---|                         |       |                          |
|                         |   |    |  |              Cost       |       |                          |
|              Cost       |   |    |  |              ----       |       |                          |
|              ----       |   |    |  |                         |       |                          |
| Aid                     |   |    |  |AGI-100%     $147,425,540|       |AGI-88.9%                 |
| Finance-100% $16,059,469|   |    |  ---------------------------       ----------------------------
--------------------------    |    |               |                                  |
                              |    |  ---------------------------       ----------------------------
---------------------------   |    |  |           ALLIED        |       |           AGMC           |
|  NATIONWIDE MORTGAGE    |   |    |  |      GENERAL AGENCY     |       |      REINSURANCE, LTD.   |
|     HOLDINGS INC.       |   |    |  |          COMPANY        |       |                          |
|         (NMHI)          |   |    |  |Common Stock: 5,000      |       |Common Stock: 11,000      |
|                         |   |    |--|------------  Shares     |       |------------  Shares      |
|                         | --|    |  |                         |       |                          |
|                         |        |  |              Cost       |       |              Cost        |
|                         |        |  |              ----       |       |              ----        |
|                         |        |  |AMCO-100%     $135,342   |       |NHMC-100%     $11,000     |
|                         |        |  ---------------------------       ----------------------------
|AGI-100%                 |        |               |
--------------------------         |  ---------------------------       ----------------------------
            |                      |  |      ALLIED TEXAS       |       |          WESTERN         |
---------------------------        |  |      AGENCY, INC.       |       |    HERITAGE INSURANCE    |
|     NATIONWIDE HOME     |        |  |           INC.          |       |          COMPANY         |
|  MORTGAGE DISTRIBUTORS, |        |  |                         |       |                          |
|           INC.          |        |  |                         |       |Common Stock: 4,776,076   |--------------------------------
|                         |        ---|                         |       |------------- Shares      |
|                         |           |                         |       |                          |
|                         |           |                         |       |              Cost        |
|                         |           |                         |       |              ----        |
|                         |           |AMCO - 100%              |       |SIC-100%      $57,000,000 |
|                         |           ---------------------------       ----------------------------
|NMHI - 100%              |
---------------------------                                             ----------------------------
                                                                        |     VETERINARY PET       |
                                                                        |     SERVICES, INC.       |
                                                                        |          (VPSI)          |
                                                                        |                          |------------------------------
                                                                        |Common Stock: 1,711,075   |
                                                                        |------------- Shares      |
                                                                        |                          |
                                                                        |              Cost        |
                                      ---------------------------       |              ----        |
                                      |     VETERINARY PET      |       |SIC-5.1%      $60,701     |
                                      |     INSURANCE CO.       |       |                          |
                                      |                         |       |Preferred-A   403,226     |
                                      |                         |------ |-----------   Shares      |
                                      |                         |       |                          |
                                      |                         |       |              Cost        |
                                      |                         |       |              -----       |
                                      |                         |       |SIC-100%      $1,121,613  |
                                      |                         |       |                          |
                                      |VPSI - 100%              |       |Preferred-B   250,596     |
                                      ---------------------------       |-----------   Shares      |
                                                                        |                          |
                                                                        |              Cost        |
                                                                        |              ----        |
                                                                        |SIC-96.5%     $672,968    |
                                                                        ----------------------------

                                                    NATIONWIDE(R)                                                  (middle)
  ------------------------------------------                                              ------------------------------------------
  |                                        |                                              |                                        |
  |           NATIONWIDE MUTUAL            |                                              |          NATIONWIDE MUTUAL             |
  |           INSURANCE COMPANY            |==============================================|        FIRE INSURANCE COMPANY          |
  |              (CASUALTY)                |                                              |               (FIRE)                   |
  |                                        |                                              |                                        |
  --------------------|---------------------                                              ------------------|-----------------------
  |  ||               |                                                                                     |
--|  ||               |--------------------------------------------------------------------|                |-----------------------
     ||                                                                                    |
     ||                                          |----------------------------------------------------------------------------------
     ||                                          |
     ||  --------------------------------        |   --------------------------------
     ||  |       FARMLAND MUTUAL        |        |   |     NATIONWIDE GENERAL       |
     ||  |      INSURANCE COMPANY       |        |   |      INSURANCE COMPANY       |
     ||  |Guaranty Fund                 |        |   |                              |
=====||==|------------                  |---|    |   |Common Stock:    20,000       |
         |Certificate                   |   |    |---|------------     Shares       |
         |-----------                   |   |    |   |                              |
         |                 Cost         |   |    |   |                 Cost         |
         |                 ----         |   |    |   |                 ----         |
         |Casualty         $500,000     |   |    |   |Casualty-100%    $5,944,422   |
         --------------------------------   |    |   --------------------------------
                                            |    |
         --------------------------------   |    |   --------------------------------
         |          F & B, INC.         |   |    |   |      NATIONWIDE PROPERTY     |
         |                              |   |    |   |         AND CASUALTY         |
         |Common Stock:    1 Share      |   |    |   |       INSURANCE COMPANY      |
         |------------                  |   |    |   |Common Stock:    60,000       |
         |                              |---|    |---|------------     Shares       |
         |                 Cost         |   |    |   |                              |
         |                 ----         |   |    |   |                 Cost         |
         |Farmland                      |   |    |   |                 ----         |
         |Mutual-100%       $10         |   |    |   |Casualty-100%    $6,000,000   |
         --------------------------------   |    |   --------------------------------
                                            |    |
         --------------------------------   |    |   --------------------------------
         |     COOPERATIVE SERVICE      |   |    |   |     NATIONWIDE ASSURANCE     |
         |           COMPANY            |   |    |   |            COMPANY           |
         |Common Stock:    600 Shares   |   |    |   |                              |
         |------------                  |----    |---|Common Stock:    1,750        |
         |                              |        |   |------------     Shares       |
         |                 Cost         |            |                              |
         |                 ----         |        |   |                 Cost         |
         |Farmland                      |        |   |                 ----         |
         |Mutual-100%      $5,336,063   |        |   |Casualty-100%    $41,750,000  |
         --------------------------------        |   --------------------------------
                                                 |
         --------------------------------        |   --------------------------------
         |          SCOTTSDALE          |        |   |    NATIONWIDE AGRIBUSINESS   |
         |       INSURANCE COMPANY      |        |   |       INSURANCE COMPANY      |
         |             (SIC)            |        |   |                              |
         |Common Stock:    30,136       |        |   |Common Stock:    1,000,000    |
     |---|------------     Shares       |--------|---|------------     Shares       |
     |   |                              |        |   |                              |
     |   |                              |        |   |                 Cost         |
     |   |                 Cost         |        |   |                 ----         |
     |   |                 ----         |        |   |Casualty-99.9%   $26,714,335  |
     |   |Casualty-100%    $150,000,500 |        |   |Other Capital:                |
     |   |                              |        |   |-------------                 |
     |   |                              |        |   |Casualty-Ptd.    $713,576     |
     |   --------------------------------        |   -------------------------------
     |                                           |
     |   --------------------------------        |   --------------------------------
     |   |         SCOTTSDALE           |        |   |       NATIONAL CASUALTY      |
     |   |        SURPLUS LINES         |        |   |            COMPANY           |
     |   |      INSURANCE COMPANY       |        |   |              (NC)            |
     |   |Common Stock:    10,000       |        |   |  Common Stock:  100 Shares   |
     |---|------------     Shares       |        |---|  -------------               |
     |   |                              |        |   |                              |
     |   |                 Cost         |        |   |                 Cost         |
     |   |                 ----         |        |   |                 ----         |
     |   |SIC-100%         $6,000,000   |        |   |Casualty-100%    $67,442,439  |
     |   |                              |        |   |                              |
     |   --------------------------------        |   ----------------|---------------
     |                                           |                   |
     |   --------------------------------        |   ----------------|---------------
     |   |      NATIONAL PREMIUM &      |        |   |     NCC OF AMERICAN, LTD.    |
     |   |    BENEFIT ADMINISTRATION    |        |   |           (INACTIVE)         |
     |   |           COMPANY            |        |   |                              |
     |   |Common Stock:    10,000       |        |   |                              |
  ---|---|------------     Shares       |        |   |                              |
     |   |                              |        |   |                              |
     |   |                 Cost         |        |   |                              |
     |   |                 ----         |        |   |                              |
     |   |SIC-100%         $10,000      |        |   |NC-100%                       |
     |   --------------------------------        |   --------------------------------
     |                                           |                   |
     |   --------------------------------        |   ----------------|---------------
     |   |             RP&C             |        |   |       NEWHOUSE CAPITAL       |
     |   |         INTERNATIONAL        |        |   |        PARTNERS, LLC         |
     |   |                              |        |   |                              |
     |   |Common Stock:    1,063        |        |   |                              |
-----    |------------     Shares       |---------   |                              |-----------------------------------------------
         |                              |            |                              |
         |                 Cost         |            |                              |
         |                 ----         |            |Casualty - 70%                |
         |Casualty-21.64% $2,400,740    |            |Fire     - 10%                |
         |                              |            --------------------------------
         --------------------------------

                                                                                                                        (right side)
                                                                                                            ------------------------
                                                                                                            |      NATIONWIDE      |
                                                                                                            |      FOUNDATION      |
                                                                                                            |                      |
                                                                                                            |      MEMBERSHIP      |
                                                                                                            |      NONPROFIT       |
                                                                                                            |     CORPORATION      |
                                                                                                            ------------------------

---------------------------------------------------------------------------------------------------------------------|
                                                                                                                     |
--|------------------------------------------|-------------------------------------------|--------------------|      |
  |                                          |                                           |                    |      |
  |                                          |                                           |                    |      |
  |     --------------------------------     |    --------------------------------       |     ---------------|------|--------------
  |     |         SCOTTSDALE           |     |    |       NATIONWIDE CASH        |       |     |          NATIONWIDE               |
  |     |      INDEMNITY COMPANY       |     |    |      MANAGEMENT COMPANY      |       |     |          CORPORATION              |
  |     |                              |     |    |                              |       |     |                                   |
  |     |                              |     |    |                              |       |     |Common Stock:    Control:          |
  |     |Common Stock:    50,000       |     |    |Common Stock:    100 Shares   |       |     |------------     -------           |
  |-----|------------     Shares       |     |----|------------                  |       |     |13,642,432       100%              |
  |     |                              |     |    |                 Cost         |       |     |         Shares     Cost           |
  |     |                 Cost         |     |    |                 ----         |       |     |         ------     ----           |
  |     |                 ----         |     |    |Casualty-100%    $11,226      |       |     |Casualty 12,992,922 $1,344,787,854 |
  |     |Casualty-100%    $8,800,000   |     |    |                              |       |     |Fire        649,510    118,038,022 |
  |     |                              |     |    |                              |       |     |          (See Page 2)             |
  |     --------------------------------     |    --------------------------------       |     -------------------------------------
  |                                          |                                           |
  |     --------------------------------     |    --------------------------------       |     -------------------------------------
  |     |         NATIONWIDE           |     |    |          NATIONWIDE          |       |     |         ALLNATIONS, INC.          |
  |     |      INDEMNITY COMPANY       |     |    |           ARENA LLC          |       |     |Common Stock:    12,206 Shares     |
  |     |       (NW INDEMNITY)         |     |    |                              |       |     |-------------    Cost              |
  |-----|Common Stock:    28,000       |     |----|                              |       |-----|                 ----              |
  |     |------------     Shares       |     |    |                              |       |     |Casualty-16.2%   $93,555           |
  |     |                              |     |    |                              |       |     |Fire-16.2%       $93,697           |
  |     |                 Cost         |     |    |                              |       |     |Preferred Stock  1,466 Shares      |
  |     |                 ----         |     |    |Casualty-90%                  |       |     |---------------  Cost              |
  |     |Casualty-100%    $594,529,000 |     |    |                              |       |     |                 ----              |
  |     |                              |     |    |                              |       |     |Casualty-6.8%    $100,000          |
  |     |                              |     |    |                              |       |     |Fire-6.8%        $100,000          |
  |     --------------------------------     |    --------------------------------       |     -------------------------------------
  |                                          |                                           |
  |     --------------------------------     |    --------------------------------       |     -------------------------------------
  |     |          LONE STAR           |     |    |          NATIONWIDE          |       |     |     NATIONWIDE INTERNATIONAL      |
  |     |     GENERAL AGENCY, INC.     |     |    |    EXCLUSIVE DISTRIBUTION    |       |     |           UNDERWRITERS            |
  |     |                              |     |    |     COMPANY, LLC (NEDCO)     |       |     |                                   |
  ------|Common Stock:    1,000        |     |----|                              |       |-----|Common Stock:    1,000             |
  |     |------------     Shares       |     |    |    Single Member Limited     |       |     |-------------    Shares            |
  |     |                              |     |    |       Liability Company      |       |     |                                   |
  |     |                 Cost         |     |    |                              |       |     |                 Cost              |
  |     |                 ----         |     |    |Casualty-100%                 |       |     |                 ----              |
  |     |Casualty-100%    $5,000,000   |     |    |                              |       |     |Casualty-100%    $10,000           |
  |     --------------||----------------     |    ---------------|----------------       |     -------------------------------------
  |                   ||                     |                   |                       |
  |     --------------||----------------     |    ---------------|----------------       |     -------------------------------------
  |     |        COLONIAL COUNTY       |     |    |          INSURANCE           |       |     |         CALFARM INSURANCE         |
  |     |        MUTUAL INSURANCE      |     |    |     INTERMEDIARIES, INC.     |       |     |              COMPANY              |
  |     |            COMPANY           |     |    |                              |       |     |                                   |
  |     |                              |     |    |Common Stock:   1,615 Shares  |       |     |Common Stock:   52,000             |
  |     |                              |     |    |-------------                 |       |-----|--------------   Shares            |
  |     |                              |     |    |                 Cost         |       |     |                                   |
  |     |Surplus Debentures:           |     |    |                 ----         |       |     |                 Cost              |
  |     |-------------------           |     |    |NEDCO-100%       $1,615,000   |       |     |                 ----              |
  |     |                 Cost         |     |    --------------------------------       |     |Casualty-100%    $106,164,995      |
  |     |                 ----         |     |                                           |     |                                   |
  |     |Colonial         $500,000     |     |    --------------------------------       |     ------------------|------------------
  |     |Lone Star         150,000     |     |    |       eNATIONWIDE, LLC       |       |                       |
  |     --------------------------------     |    |            (eNat)            |       |     ------------------|------------------
  |                                          |    |                              |       |     |       CALFARM INSURANCE           |
  |     --------------------------------     |    |                              |       |     |             AGENCY                |
  |     |      NATIONWIDE SERVICES     |     |----|     Single Member Limited    |       |     |                                   |
  |     |         COMPANY, LLC         |          |        Liability Company     |       |     |                                   |
  |     |                              |          |                              |       |     |                                   |
  |     |Single Member Limited         |     |____|                              |       |     |Common Stock:    1,000 shares      |
  |-----|Liability Company             |     |    |                              |       |     |-------------                      |
  |     |                              |     |    |                              |       |     |                                   |
  |     |                              |     |    |Casualty-100%                 |       |     |                                   |
  |     |Casualty-100%                 |     |    |                              |       |     |                                   |
  |     |                              |     |    --------------------------------       |     |CalFarm Insurance                  |
  |     --------------------------------     |                                           |     |Company - 100%                     |
  |                                          |    --------------------------------       |     ------------------|------------------
  |                                          |    |      DISCOVER INSURANCE      |       |                       |
  |     --------------------------------     |    |         COMPANY, LLC         |       |     ------------------|------------------
  |     |       AMERICAN MARINE        |     |    |                              |       |     |        CAL-AG INSURANCE           |
  |     |      UNDERWRITERS, INC.      |     |    |                              |       |     |            SERVICES               |
  |     |                              |     |    |   Single Member Limited      |       |     |                                   |
  |     |Common Stock:   20 Shares     |     |----|     Liability Company        |       |     |Common Stock:      100 Shares      |
  |-----|------------                  |     |    |                              |       |     |------------                       |
  |     |                 Cost         |     |    |                              |       |     |                                   |
  |     |                 ----         |     |    |eNat-100%                     |       |     |CalFarm Insurance                  |
  |     |Casualty-100%    $5,020       |     |    |                              |       |     |Agency-100%                        |
  |     |                              |     |    --------------------------------       |     -------------------------------------
  |     --------------------------------     |                                           |
  |                                          |    --------------------------------       |     ------------------------------------
  |     ---------------------------------    |    |   DISCOVER INSURANCE AGENCY  |       |     |        NATIONWIDE REALTY         |
  |     |     NATIONWIDE INSURANCE      |    |    |         OF TEXAS, LLC        |       |     |         INVESTORS, LTD           |
  |     |      COMPANY OF FLORIDA       |    |    |                              |       |     |                                  |
  |     |                               |    |    |      Single Member Limited   |       |     |                                  |
  |     |                               |    |----|        Liability Company     |       |     |                                  |
  |     |Common Stock:    10,000 Shares |    |----|                              |       ------|                                  |
--|-----|-------------                  |         |                              |             |                                  |
        |                 Cost          |         |                              |             |                                  |
        |                 ----          |         |                              |             |Casualty-84.1%                    |
        |Casualty-100%    $300,000,000  |         --------------------------------             |NW Life -15.9%                    |
        |                               |                                                      ------------------------------------
        ---------------------------------
                                                                                            Subsidiary Companies      -- Solid Line
                                                                                            Contractual Association   -- Double Line
                                                                                            Limited Liability Company -- Dotted Line

                                                                                            December 31, 2001

                                                                                                                       (Left Side)

              |----------------------------------|-----------------------------------|----------------------------------------------
              |                                  |                                   |
--------------|--------------      --------------|--------------      ---------------|-------------   -----------------------------
| NATIONWIDE LIFE INSURANCE |      |        NATIONWIDE         |      |     NATIONWIDE TRUST      |   |   NFS DISTRIBUTORS, INC.  |
|     COMPANY (NW LIFE)     |      |    FINANCIAL SERVICES     |      |      COMPANY, FSB         |   |           (NFSDI)         |
|                           |      |      CAPITAL TRUST        |      | Common Stock: 2,800,000   |   |                           |
| Common Stock: 3,814,779   |      | Preferred Stock:          |      | ------------  Shares      |   |                           |
| ------------  Shares      |      | ---------------           |      |               Cost        |   |                           |
|                           |      |                           |      |               ----        |   |                           |
| NFS-100%                  |      | NFS-100%                  |      | NFS-100%      $3,000,000  |   | NFS-100%                  |
---|-------------------------      -----------------------------      -----------------------------   --------------|--------------
   |
   |                                                                       |----------------------------------------|---------------
   |  -----------------------------                      ------------------|----------                --------------|--------------
   |  |        NATIONWIDE         |                      |    NATIONWIDE FINANCIAL   |                |     NATIONAL DEFERRED     |
   |  |      SECURITIES, INC.     |                      |  INSTITUTION DISTRIBUTORS |                |     COMPENSATION, INC.    |
   |  |                           |                      |    AGENCY, INC. (NFIDAI)  |                |                           |
   |  | Common Stock: 7,676       |                      |                           |                |                           |
   |--| ------------  Shares      |                      |                           |                |                           |
   |  |                           |                      |                           |                |                           |
   |  |               Cost        |                      | Common Stock: 1,000 Shares|                |                           |
   |  |               ----        |                      | ------------              |                |                           |
   |  | NW Life-100%  $5,996,261  |                      | NFSDI-100%                |                | NFSDI-100%                |
   |  -----------------------------                      --------------|--||----------                --------------||-------------
   |                                                                   |  ||                                        ||
   |  -----------------------------      ----------------------------- |  ||  -----------------------               ||
   |  |    NATIONWIDE LIFE AND    |      |     FINANCIAL HORIZONS    | |  ||  |                     |               ||
   |  | ANNUITY INSURANCE COMPANY |      |    DISTRIBUTORS AGENCY    | |  ||  |                     |               ||
   |  |                           |      |      OF ALABAMA, INC.     | |  ||  |                     |               ||
   |  | Common Stock: 66,000      |      |                           | |  ||  |      FLORIDA        |               ||
   |--| ------------  Shares      |      | Common Stock: 10,000      | |  ||  |      RECORDS        |===============||
   |  |                           |      | ------------  Shares      |--  ||  |   ADMINISTRATOR,    |
   |  |                           |      |                           | |  ||  |        INC          |
   |  |               Cost        |      |               Cost        | |  ||  |                     |
   |  |               ----        |      |               ----        | |  ||  |                     |
   |  | NW Life-100% $158,070,003 |      | NFIDAI-100%   $100        | |  ||  |                     |
   |  -----------------------------      ----------------------------- |  ||  -----------------------
   |                                                                   |  ||
   |  -----------------------------      ----------------------------- |  ||  -----------------------
   |  |   NATIONWIDE INVESTMENT   |      |    LANDMARK FINANCIAL     | |  ||  |                     |
   |  |   SERVICES CORPORATION    |      |        SERVICES OF        | |  ||  |                     |
   |  |                           |      |       NEW YORK, INC.      | |  ||  |                     |
   |  | Common Stock: 5,000       |      |                           | |  ||  |                     |
   |--| ------------  Shares      |      | Common Stock: 10,000      | |  ||  | FINANCIAL HORIZONS  |
   |  |                           |      | ------------  Shares      |--  ||==| DISTRIBUTORS AGENCY |
   |  |                           |      |                           | |  ||  |      OF OHIO, INC   |
   |  |               Cost        |      |               Cost        | |  ||  |                     |
   |  |               ----        |      |               ----        | |  ||  |                     |
   |  | NW Life-100% $529,728     |      | NFIDAI-100% $10,100       | |  ||  |                     |
   |  -----------------------------      ----------------------------- |  ||  -----------------------
   |                                                                   |  ||
   |  -----------------------------      ----------------------------- |  ||  -----------------------
   |  |   NATIONWIDE FINANCIAL    |      |     FINANCIAL HORIZONS    | |  ||  |                     |
   |  |       ASSIGNMENT          |      |      SECURITIES CORP.     | |  ||  |                     |
   |  |        COMPANY            |      |                           | |  ||  |                     |
   |  |                           |      | Common Stock: 10,000      | |  ||  | FINANCIAL HORIZONS  |
   |--|                           |      | ------------  Shares      |--  ||==| DISTRIBUTORS AGENCY |
   |  |                           |      |                           | |  ||  |   OF OKLAHOMA, INC  |
   |  |                           |      |               Cost        | |  ||  |                     |
   |  |                           |      |               ----        | |  ||  |                     |
   |  | NW Life-100%              |      | NFIDAI-100% $153,000      | |  ||  |                     |
   |  -----------------------------      ----------------------------- |  ||  -----------------------
   |                                                                   |  ||
   |  -----------------------------      ----------------------------- |  ||  -----------------------
   |  |        NATIONWIDE         |      |   AFFILIATE AGENCY, INC.  | |  ||  |                     |
   |  |       PROPERTIES, LTD.    |      |                           | |  ||  |                     |
   |  |                           |      |                           | |  ||  |                     |
   |  | Units:                    |      | Common Stock: 100         | |  ||  | FINANCIAL HORIZONS  |
   |--| ------                    |      | ------------  Shares      |--  ||==| DISTRIBUTORS AGENCY |
   |  |                           |      |                           | |  ||  |    OF TEXAS, INC    |
   |  |                           |      |               Cost        | |  ||  |                     |
   |  | NW Life-97.6%             |      |               ----        | |  ||  |                     |
   |  | NW Mutual-2.4%            |      | NFIDAI-100%   $100        | |  ||  |                     |
   |  -----------------------------      ----------------------------- |  ||  -----------------------
   |  -----------------------------                                    |  ||
   |  |   NATIONWIDE COMMUNITY    |      ----------------------------- |  ||  -----------------------
   |  |   DEVELOPMENT CORP., LLC  |      |   NATIONWIDE FINANCIAL    | |  ||  |      AFFILIATE      |
   |  |                           |      | INSTITUTION DISTRIBUTORS  | |  ||  |      AGENCY OF      |
   |  | Units:                    |      |     INSURANCE AGENCY,     | |  ||  |      OHIO, INC      |
   |--| ------                    |      |       INC. OF MASS.       | |  ||  |                     |
   |  |                           |      |                           |--  ||  |Common Stock: 750    |
   |  |                           |      |Common Stock: 100 Shares   | |  ||--|------------  Shares |
   |  | NW Life-67%               |      |------------               | |      |                     |
   |  | NW Indemnity-33%          |      |                           | |      |                     |
   |  -----------------------------      |NFIDAI-100%                | |      |NFIDAI-100%          |
   |                                     ----------------------------- |      -----------------------
   |  -----------------------------      ----------------------------- |
   |  |   NATIONWIDE AFFORDABLE   |      |   NATIONWIDE FINANCIAL    | |
   |  |       HOUSING, LLC        |      | INSTITUTION DISTRIBUTORS  | |
   |  |                           |      |        AGENCY, INC.       | |
   |  |                           |      |       OF NEW MEXICO       |--
    --|                           |      |                           |
      |                           |      |Common Stock: 100 Shares   |
      |                           |      |------------               |
      | NW Life-45%               |      |                           |
      | NW Indemnity-45%          |      |NFIDAI-100%                |
      -----------------------------      -----------------------------

                                                                                                                           (Center)
                                                           NATIONWIDE(R)
--------------------------------------------------                                --------------------------------------------------
|               NATIONWIDE MUTUAL                |                                |                NATIONWIDE MUTUAL               |
|               INSURANCE COMPANY                |================================|            FIRE INSURANCE COMPANY              |
|                  (CASUALTY)                    |                   |            |                    (FIRE)                      |
--------------------------------------------------                   |            --------------------------------------------------
                                                                     |
                                                  -----------------------------------------
                                                  |    NATIONWIDE CORPORATION (NW CORP)   |
                                                  |   COMMON STOCK:           CONTROL:    |
                                                  |   ------------            -------     |
                                                  |    13,642,432               100%      |
                                                  |             SHARES     COST           |
                                                  |             ------     ----           |
                                                  |CASUALTY     12,992,922 $1,344,787,854 |
                                                  |FIRE            649,510    118,038,022 |
                                                  -------------------|---------------------
                                                                     |--------------------------------------------------------------
                                                      ---------------|-------------
                                                      |    NATIONWIDE FINANCIAL   |
                                                      |    SERVICES, INC. (NFS)   |
                                                      |                           |
                                                      |Common Stock:  Control:    |
                                                      |------------   -------     |
                                                      |                           |
                                                      |                           |
                                                      |Class A      Public-100%   |
                                                      |Class B      NW Corp-100%  |
                                                      ---------------|-------------
                                                                     |
-------------------------------------|-------------------------|--------------------------|-------------------------|------------
                                     |                         |                          |              -----------|------------
                         ------------|------------ ------------|------------ -------------|------------ |    GARTMORE GLOBAL     |
                         |  NATIONWIDE FINANCIAL | | NATIONWIDE FINANCIAL  | |PENSION ASSOCIATES, INC.| |    INVESTMENTS, INC.   |
                         |    SERVICES CAPITAL   | |SERVICES (BERMUDA) INC.| |Common Stock: 1,000     | |Common Stock:  958,750  |
                         |        TRUST II       | |Common Stock: 250,000  | |------------  Shares    | |-------------    Shares |
                         |                       | |------------- Shares   | |                        | |NFS-96%                 |
                         |                       | |              Cost     | |              Cost      | |Preferred Stock: 500,000|
                         |                       | |              ----     | |              ----      | |---------------  Shares |
                         | NFS-100%              | |NFS-100%   $13,500,000 | | NFS-100%     $2,839,392| |NFS-100%                |
                         ------------------------- ------------------------- -------------------------- ------------|-------------
                                                                                                                    |
--------------|-----------------------|--------------------------|                        |-------------------------|---------------
              |        ---------------|------------ -------------|------------ -----------|------------- -----------|-------------
              |        |THE 401(k) COMPANIES, INC.| |  NATIONWIDE RETIREMENT | |  GARTMORE S.A. CAPITAL| |    GARTMORE MORLEY    |
              |        |         (401(k))         | |   SOLUTIONS, INC. (NRS)| |     TRUST (GSA)       | |       FINANCIAL       |
              |        |                          | |Common Stock:  236,494  | |                       | |SERVICES, INC. (MORLEY)|
              |        |Common Stock:   Control   | |-------------  Shares   | |                       | |Common Stock:  82,343  |
              |        |-------------   -------   | |                        | |                       | |------------   Shares  |
              |        |Class A        Other-100% | |                        | |                       | |VILLANOVA CAPITAL, INC.|
              |        |Class B        NFSDI-90%  | |NFSDI-100%              | |DELAWARE BUSINESS TRUST| |-100%                  |
              |        --------|------------------- -------------|------------ -----------------|------- -----------|-------------
              |                |                                 |                              |                   |
              |                |                                 |                              |                   |------------|
              |                |                                 |                              |                                |
--------------|------------    |   ----------------------------  |  --------------------------  |  ----------------------------  |
|  NATIONWIDE RETIREMENT  |    |   |   NATIONWIDE RETIREMENT  |  |  |NATIONWIDE RETIREMENT   |  |  |          GARTMORE        |  |
|   PLAN SERVICES, INC.   |    |   |SOLUTIONS, INC. OF ALABAMA|  |  |  SOLUTIONS, INC. OF    |  |  | INVESTORS SERVICES, INC. |  |
|                         |    |   |                          |  |  |      NEW MEXICO        |  |  |                          |  |
|Common Stock:  Control:  |    |   |Common Stock: 10,000      |  |  | Common Stock: 1,000    |  |  |Common Stock: 5           |  |
|-------------  --------  |    |   |------------- Shares      |--|--| ------------- Shares   |  |--|------------- Shares      |  |
|Class A          NFS-100%|    |   |              Cost        |  |  |               Cost     |  |  |              Cost        |  |
|Class B        NFSDI-100%|    |   |              ----        |  |  |               ----     |  |  |              ----        |  |
|                         |    |   |NRS-100%      $1,000      |  |  |NRS-100%       $1,000   |  |  |GSA-100%      $5,000      |  |
---------------------------    |   ----------------------------  |  --------------------------  |  ----------------------------  |
                               |                                 |                              |                                |
---------------------------    |   ----------------------------  |  --------------------------  |  ----------------------------  |
|    401(k) INVESTMENT    |    |   |  NATIONWIDE RETIREMENT   |  |  | NATIONWIDE RETIREMENT  |  |  |  NATIONWIDE GLOBAL FUNDS |  |
|      SERVICES, INC.     |    |   |SOLUTIONS, INC. OF ARIZONA|  |  |  SOLUTIONS, INC. OF    |  |  |                          |  |
|                         |    |   |                          |  |  |      SO. DAKOTA        |  |  |                          |  |
|Common Stock: 1,000,000  |    |   |Common Stock: 1,000       |  |  | Common Stock: 1,000    |  |  |                          |  |
|------------  Shares     |----|   |------------- Shares      |--|--| ------------- Shares   |  |==|     LUXEMBOURG SICAV     |  |--
|                         |    |   |              Cost        |  |  |               Cost     |  |  |                          |  |
|               Cost      |    |   |              ----        |  |  |               ----     |  |  |                          |  |
|               ----      |    |   |NRS-100%      $1,000      |  |  |NRS-100%       $1,000   |  |  |                          |  |
|401(k)-100%    $7,800    |    |   ----------------------------  |  --------------------------  |  ----------------------------  |
---------------------------    |                                 |                              |                                |
                               |   ----------------------------  |  --------------------------  |  ----------------------------  |
---------------------------    |   |   NATIONWIDE RETIREMENT  |  |  | NATIONWIDE RETIREMENT  |  |  |   GARTMORE DISTRIBUTION  |  |
|    401(k) INVESTMENT    |    |   |    SOLUTIONS, INC. OF    |  |  |    SOLUTIONS, INC.     |  |  |      SERVICES, INC.      |  |
|      ADVISORS, INC.     |    |   |         ARKANSAS         |  |  |       OF WYOMING       |  |  |                          |  |
|                         |    |   |Common Stock: 50,000      |-----|Common Stock: 500 Shares|  |--|Common Stock: 10,000      |  |--
|Common Stock:  1,000     |    |   |------------- Shares      |  |  |-------------           |  |  |------------- Shares      |  |
|------------   Shares    |----|   |              Cost        |  |  |              Cost      |  |  |              Cost        |  |
|                         |    |   |              ----        |  |  |              ----      |  |  |              ----        |  |
|               Cost      |    |   |NRS-100%      $500        |  |  |NRS-100%      $500      |  |  |GSA-100%      $146,653    |  |
|               ----      |    |   ----------------------------  |  --------------------------  |  ----------------------------  |
|401(k)-100%    $1,000    |    |                                 |                              |                                |
---------------------------    |   ----------------------------  |  --------------------------  |  ----------------------------  |
                               |   |   NATIONWIDE RETIREMENT  |  |  |  NATIONWIDE RETIREMENT |  |  |   CORVIANT CORPORATION   |  |
---------------------------    |   |      SOLUTIONS, INS.     |  |  |     SOLUTIONS, INC.    |  |  |           (CC)           |  |
|   THE 401(k) COMPANY    |    |   |       AGENCY, INC.       |  |  |         OF OHIO        |  |  |Common Stock:      450,000|  |
|                         |    |   |Common Stock: 1,000       |  |  |                        |  |  |------------       Shares |  |
|Common Stock: 855,000    |    |   |------------- Shares      |--|==|                        |   --|Series A Preferred:250,000|  |--
|------------  Shares     |----|   |                          |  |  |                        |     |------------------ Shares |  |
|                         |    |   |              Cost        |  |  |                        |     |                   Cost   |  |
|              Cost       |    |   |              ----        |  |  |                        |     |                   ----   |  |
|              ----       |    |   |NRS-100%      $1,000      |  |  |                        |     |GSA-100%       $10,000,000|  |
|401(k)-100%   $1,000     |    |   ----------------------------  |  --------------------------     -----------------|----------  |
---------------------------    |                                 |                                                  |            |
                               |   ----------------------------  |  --------------------------     -----------------|----------  |
---------------------------    |   |  NATIONWIDE RETIREMENT   |  |  | NATIONWIDE RETIREMENT  |     | VILLANOVA SECURITIES, LLC|  |
|                         |    |   |SOLUTIONS, INC. OF MONTANA|  |  |  SOLUTIONS, INC. OF    |     |                          |  |
|                         |    |   |                          |  |  |        OKLAHOMA        |     |                          |  |
|  RIVERVIEW AGENCY, INC. |    |   |Common Stock: 500         |  |  |                        |     |                          |  |
|                         |====|   |------------- Shares      |--|==|                        |     |                          |   --
|                         |        |              Cost        |  |  |                        |     |                          |
|                         |        |              ----        |  |  |                        |     |                          |
|                         |        |NRS-100%      $500        |  |  |                        |     |CC-100%                   |
---------------------------        ----------------------------  |  --------------------------     ----------------------------
                                                                 |
                                   ----------------------------  |  --------------------------
                                   |   NATIONWIDE RETIREMENT  |  |  |  NATIONWIDE RETIREMENT |
                                   | SOLUTIONS, INC. OF NEVADA|  |  |     SOLUTIONS, INC.    |
                                   |                          |  |  |        OF TEXAS        |
                                   |Common Stock: 1,000       |-- ==|                        |
                                   |------------- Shares      |     |                        |
                                   |              Cost        |     |                        |
                                   |              ----        |     |                        |
                                   |NRS-100%      $1,000      |     |                        |
                                   ----------------------------     --------------------------

                                                                                                                            (Right)
















-------------------------------------------------------|--------------------------------------|
                                                       |                                      |
                                                       |                                      |
                                                       |                                      |
                                                       |                                      |
                        |                              |                                      |
                        |                              |                                      |
                        |                              |                                      |
                        |                              |                                      |
         ---------------|--------------   -------------|-----------------        -------------|--------------
         |     NATIONWIDE GLOBAL      |   |       GATES MCDONALD        |        |        NATIONWIDE        |
         |    HOLDINGS, INC. (NGH)    |   |      & COMPANY (GATES)      |        |HEALTH PLANS, INC. (NHP)  |
         |                            |   |                             |        |                          |
         |Common Stock:   1 Share     | --|Common Stock:  254 Shares    |    |---|Common Stock:  100 Shares |
         |------------                | | |------------                 |    |   |------------              |
         |               Cost         | | |               Cost          |    |   |               Cost       |
         |               ----         | | |               ----          |    |   |               ----       |
         |NW Corp.-100%  $794,465,454 | | |NW Corp.-100%  $25,683,532   |    |   |                          |
         |                            | | |------------------------------    |   |NW Corp.-100%  $19,103,732|
         |(See Page 3)                | | |                                  |   ----------------------------
-----------------------|--------------- | |------------------------------    |   ----------------------------
         --------------|--------------- | |  MEDPROSOLUTIONS, INC.      |    |   |    NATIONWIDE MANAGEMENT |
         |     EAGLE ACQUISITION      | | |                             |    |   |        SYSTEMS, INC.     |
         |       CORPORATION          | |-|               Cost          |    |   |                          |
         |NFS-100%                    | | |               ----          |    |---|Common Stock:  100 Shares |
         ------------------------------ | |Gates-100%     $6,700,000    |    |   |-------------             |
         ------------------------------ | |                             |    |   |               Cost       |
         |    GARTMORE MUTUAL FUND    | | |                             |    |   |               ----       |
         |       CAPITAL TRUST        | | -------------------------------    |   |NHP Inc.-100%  $25,149    |
----|----|                            | |                                    |   ----------------------------
    |    |                            | | |------------------------------    |   ----------------------------
    |    |                            | | |     GATES MCDONALD &        |    |   |         NATIONWIDE       |
    |    |                            | | | COMPANY OF NEW YORK, INC.   |    |   |        AGENCY, INC.      |
    |    |                            | --|                             |    |   |                          |
    |    |                            | | |Common Stock:  3 Shares      |    |---|Common Stock:  100 Shares |
    |    |   DELAWARE BUSINESS TRUST  | | |------------                 |        |------------              |
    |    ------------------------------ | |               Cost          |        |               Cost       |
    |                                   | |               ----          |        |               ----       |
    |    ------------------------------ | |Gates-100%     $106,947      |        |NHP Inc.-99%   $116,077   |
    |    |        NORTHPOINTE         | | -------------------------------        ----------------------------
    |    |        CAPITAL LLC         | |
    |    |                            | | -------------------------------
    |----|                            | | |      GATES MCDONALD &       |
         |                            | | |     COMPANY OF NEVADA       |
         |                            | --|                             |
         |                            | | |Common Stock:  40 Shares     |
         |VILLANOVA CAPITAL, INC.-65% | | |------------                 |
         ------------------------------ | |               Cost          |
                                        | |               ----          |
                                        | |Gates-100%     $93,750       |
                                        | -------------------------------
                                        |
                                        | -------------------------------
                                        | |       GATES MCDONALD        |
                                        | |      HEALTH PLUS, INC.      |
                                        --|                             |
                                        | |Common Stock:  200 Shares    |
                                        | |------------                 |
                                        | |               Cost          |
                                        | |               ----          |
                                        | |Gates-100%     $2,000,000    |
                                        | -------------------------------
                                        |
                                        | -------------------------------
                                        | |NEVADA INDEPENDENT COMPANIES-|
                                        | |MANUFACTURING TRANSPORTATION |
                                        | |       AND DISTRIBUTION      |
                                        --|                             |
                                        | |Common Stock:  1,000 Shares  |
                                        | |------------                 |
                                        | |Gates-100%                   |
                                        | -------------------------------
                                        |
                                        | -------------------------------
                                        | |      NEVADA INDEPENDENT     |
                                        | |     COMPANIES-HEALTH AND    |
                                        --|           NONPROFIT         |
                                        | |Common Stock:  1,000 Shares  |
                                        | |------------                 |
                                        | |                             |
                                        | |Gates-100%                   |
                                        | -------------------------------
                                        |
                                        | -------------------------------
                                        | |     NEVADA INDEPENDENT      |
                                        | |   COMPANIES-CONSTRUCTION    |
                                        --|                             |
                                        | |Common Stock:  1,000 Shares  |
         ------------------------------ | |------------                 |
         | GARTMORE MORLEY CAPITAL    | | |                             |
         |         MANAGEMENT         | | |Gates-100%                   |
         |                            | | -------------------------------
---------|Common Stock:  500 Shares   | |
         |-------------               | | -------------------------------
         |                Cost        | | |     NEVADA INDEPENDENT      |
         |                ----        | | | COMPANIES-HOSPITALITY AND   |       Subsidiary Companies      -- Solid Line
         |Morley-100%     $5,000      | --|         ENTERTAINMENT       |       Contractual Association   -- Double Line
         ------------------------------   |                             |       Limited Liability Company -- Dotted Line
                                          |Common Stock:  1,000 Shares  |
         ------------------------------   |------------                 |
         |     UNION BOND & TRUST     |   |                             |
         |           COMPANY          |   |Gates-100%                   |       December 31, 2001
         |                            |   -------------------------------
---------|Common Stock:  2,000 Shares |
         |------------                |
         |               Cost         |                                                                             Page 2
         |               ----         |
         |Morley-100%    $50,000      |
         ------------------------------
                      |
         ----------------------------
         |    GARTMORE MORLEY &     |
         |     ASSOCIATES, INC.     |
         |                          |
         |Common Stock: 3,500       |
---------|------------- Shares      |
         |              Cost        |
         |              ----        |
         |Morley-100%   $1,000      |
         ----------------------------





                                                                                                                         (Left side)































                      |--------------------------------------------|------------------------------------------|---------------------
                      |                                            |                                          |
      ----------------|---------------            -----------------|-----------------       ------------------|----------------
      |     GARTMORE GLOBAL ASSET    |            |   NATIONWIDE GLOBAL, LIMITED    |       |                NGH              |
      |       MANAGEMENT TRUST       |            |                                 |       |          NETHERLANDS B.V.       |
      |          (GGAMT)             |            | Common Stock: 20,343,752 Shares |       | Common Stock:       40 Shares   |
      |                              |            | -------------       Shares      |       | -------------                   |
      |                              |            |                     ------      |       |                     Cost        |
      |                              |            |  NGH                20,343,751  |       |                     -----       |
      | NGH - 100%                   |            |  LUX SA             1           |       | NGH - 100%          NLG 52,500  |
      ----------------|---------------            -----------------------------------       -----------------------------------
                      |
                      |                 |--------------------------|--------------------|-------------------------------------------
                      |                 |                          |                    |
      ----------------|---------------  |         -----------------|-----------------   |   -----------------------------------
      |       NATIONWIDE ASSET       |  |         |      GARTMORE INVESTMENT        |   |   |          GARTMORE FUND          |
      |   MANAGEMENT HOLDINGS, LTD.  |  |         |         SERVICES LTD.           |   |   |          MANAGERS LTD.          |
      |           (NAMHL)            |  |    |----|             (GISL)              |   |---|             (GFM)               |
      |                              |  |    |    |                                 |   |   |                                 |
      |                              |  |    |    | GIM - 80%                       |   |   | GIM - 99.99%                    |
      | GGAMT - 100%                 |  |    |    | GNL - 20%                       |   |   | GSL - .01%                      |
      ----------------|---------------  |    |    -----------------------------------   |   ------------------|----------------
                      |                 |    |                                          |                     |
                      |                 |    |                                          |                     |
                      |                 |    |                                          |                     |
      ----------------|---------------  |    |    -----------------------------------   |   ------------------|----------------
      |     NATIONWIDE UK ASSET      |  |    |    |       GARTMORE INVESTMENT       |   |   |                                 |
      |  MANAGEMENT HOLDINGS, LTD.   |  |    |    |         SERVICES GMBH           |   |   |       FENPLACE LIMITED          |
      |          (NUKAMHL)           |  |    |----|                                 |   |---|                                 |
      |                              |  |    |    |                                 |   |   |                                 |
      | NAMHL - 100%                 |  |    |    | GISL - 100%                     |   |   | GFM - 100%                      |
      ----------------|---------------  |    |    -----------------------------------   |   -----------------------------------
                      |                 |    |                                          |
                      |                 |    |                                          |
                      |                 |    |                                          |
      ----------------|---------------  |    |    -----------------------------------   |
      |   NATIONWIDE UK HOLDING      |  |    |    |      GARTMORE FUND MANAGERS     |   |
      |       COMPANY, LTD.          |  |    |    |       INTERNATIONAL LIMITED     |   |
      |          (NUKHCL)            |  |    |    |              (GFMI)             |   |
      |                              |  |    |----|                                 |   |
      |                              |  |    |    | GISL - 99.99%                   |   |
      | NUKAMHL - 96.1%              |  |    |    | GSL - .01%                      |   |
      ----------------|---------------  |    |    -----------------|-----------------   |
                      |                 |    |                     |                    |
                      |                 |    |                     |                    |
                      |                 |    |                     |                    |
      ----------------|---------------  |    |    -----------------|-----------------   |   -----------------------------------
      |     ASSET MANAGEMENT         |  |    |    |      GARTMORE SECRETARIES       |   |   |    GARTMORE SECURITIES LTD.     |
      |       HOLDINGS PLC           |  |    |    |          (JERSEY) LTD.          |   |   |               (GSL)             |
      |          (AMH)               |  |    |    |                                 |   |   |                                 |
      |                              |  |    |----| GFMI - 94%                      |   |---|                                 |
      |                              |  |         | GSL - 3%                        |       | GIM - 99.99%                    |
      | NUKHCL - 100%                |  |         | GIM - 3%                        |       | GNL - .01%                      |
      ----------------|---------------  |         -----------------------------------       -----------------------------------
                      |                 |
                      |                 |
                      |                 |
      ----------------|---------------  |
      |    GARTMORE INVESTMENT       |  |
      |       MANAGEMENT PLC         |  |
      |          (GIM)               |  |
      |                              |--|
      | AMH - 99.99%                 |
      | GNL - .01%                   |
      --------------------------------

                                                                                                                            (Center)
                                                          NATIONWIDE(R)

                         ---------------------------------             ----------------------------------
                         |       NATIONWIDE MUTUAL       |             |        NATIONWIDE MUTUAL       |
                         |       INSURANCE COMPANY       |=============|     FIRE INSURANCE COMPANY     |
                         |           (CASUALTY)          |     |       |            (FIRE)              |
                         ---------------------------------     |       ----------------------------------
                                                               |
                                                               |
                                           --------------------|--------------------
                                           |   NATIONWIDE CORPORATION (NW CORP)    |
                                           |        COMMON STOCK:    CONTROL:      |
                                           |        -------------    --------      |
                                           |           13,642,432       100%       |
                                           |             SHARES          COST      |
                                           |             ------          ----      |
                                           | CASUALTY  12,992,922   $1,344,787,854 |
                                           | FIRE         649,510      118,038,022 |
                                           --------------------|--------------------
                                                               |
                                                ---------------|----------------
                                                |      NATIONWIDE GLOBAL       |
                                                |     HOLDINGS, INC. (NGH)     |
                                                |  Common Stock:   1 Share     |
                                                |  -------------               |
                                                |                              |
                                                |                Cost          |
                                                |                ----          |
                                                | NW Corp.-100%  $749,465,454  |
                                                ---------------|----------------
                                                               |
---------------------------------------|-----------------------|------------------------|-------------------------------------------
                                       |                                                |
                        ---------------|----------------                ----------------|---------------
                        |          NATIONWIDE          |                |       NATIONWIDE GLOBAL      |
                        |      SERVICES SP. ZO.O.      |                |          JAPAN, INC.         |
                        | Common Stock:    80 Shares   |                | Common Stock:   100 Shares   |
                        | ------------                 |                | -------------                |
                        |                  Cost        |                |                     Cost     |
                        |                  ----        |                |                     ----     |
                        | NGH - 100%       4,000 PLN   |                | NGH - 100%          $100     |
                        --------------------------------                --------------------------------

----------------|-----------------------------------------------|-------------------------------------------------------------------
                |                                               |
                |       --------------------------------        |       --------------------------------
                |       |  GARTMORE INVESTMENT LTD.    |        |       |    DAMIAN SECURITIES LTD.    |
                |       |           (GIL)              |        |       |                              |
                |-------|                              |        |-------|                              |
                |       | GIM - 50%                    |        |       | GIM - 50%                    |
                |       | GNL - 50%                    |        |       | GSL - 50%                    |
                |       ---------------|----------------        |       --------------------------------
                |                      |                        |
                |                      |                        |
                |       ---------------|----------------        |       --------------------------------
                |       |       GARTMORE JAPAN         |        |       |    GARTMORE NOMINEES LTD.    |
                |       |          LIMITED             |        |       |             (GNL)            |
                |       |                              |        |-------|                              |
                |       | GIL - 100%                   |        |       | GIM - 99.99%                 |
                |       |                              |        |       | GSL - .01%                   |
                |       --------------------------------        |       --------------------------------
                |                                               |
                |                                               |
                |       --------------------------------        |       --------------------------------
                |       |     GARTMORE 1990 LTD.       |        |       |    GARTMORE PENSION FUND     |
                |       |     (GENERAL PARTNER)        |        |       |        TRUSTEES, LTD.        |
                |-------|                              |        |-------|                              |
                |       | GIM - 50%                    |        |       | GIM - 99%                    |
                |       | GSL - 50%                    |        |       | GSL - 1%                     |
                |       --------------------------------        |       --------------------------------
                |                                               |
                |                                               |
                |       --------------------------------        |       --------------------------------
                |       |    GARTMORE INDOSUEZ UK      |        |       |       GIL NOMINEES LTD.      |
                |       |  RECOVERY FUND (G.P.) LTD.   |        |       |                              |
                |-------|                              |        |-------|                              |
                |       | GIM - 50%                    |        |       | GIM - 50%                    |
                |       | GNL - 50%                    |        |       | GSL - 50%                    |
                |       --------------------------------        |       --------------------------------
                |                                               |
                |                                               |
                |       --------------------------------        |
                |       |  GARTMORE 1990 TRUSTEE LTD.  |        |
                |       |    (GENERAL PARTNER)         |        |
                |-------|                              |        |
                        | GIM - 50%                    |
                        | GSL - 50%                    |
                        --------------------------------

                                                                                                                      (Right side)































------------------|---------|-----------------|------------------------------------|
                  |         |                 |                                    |
   ---------------|-------- | ----------------|----------------   -----------------|---------------
   |   NATIONWIDE GLOBAL  | | |    NATIONWIDE TOWARZYSTWO     |   |   NATIONWIDE GLOBAL HOLDINGS, |
   |     FINANCE, LLC     | | |   UBEZPIECZEN NA ZYCIE SA     |   |    INC. - LUXEMBOURG BRANCH   |
   |                      | | |                               |   |            (BRANCH)           |
   | Single Member Limited| | | Common Stock: 1,952,000 Shares|   |                               |
   |    Liability Company | | | ------------                  |   |                               |
   |                      | | |                               |   |                               |
   | NGH - 100%           | | | NGH - 100%                    |   | Endowment Capital - $1,000,000|
   ------------------------ | ----------------|----------------   -----------------|---------------
                            |                 |                                    |
-|                          |                 |                                    |
 |                          |                 |                                    |
 |                          | ----------------|----------------   ---------------------------------
 |                          | |     NATIONWIDE FINANCIAL      |   |      NGH LUXEMBOURG S.A.      |
 |                          | |           SP. 2 O.O.          |   |            (LUX SA)           |
 |                          | |                               |   |                               |
 |                          | |                               | |-|Common Stock:    5,894 Shares  |
 |                          | | Common Stock: 40,950 Shares   | | |------------                   |
 |                          | | ------------                  | | |                 Cost          |
 |                          | |                               | | |                 -----         |
 |                          | | NGH - 100%                    | | |BRANCH-99.98%      115,470,723 |
 |                          | |                               | | |                   EURO        |
 |                          | --------------------------------- | ---------------------------------
 |                          |                                   |
 |                          |                                   |
 |                          | --------------------------------- | ---------------------------------
 |                          | |        SIAM AR-NA-KHET        | | |         NGH UK, LTD.          |
 |                          | |      COMPANY LTD. (SIAM)      | | |                               |
 |                          |-|                               | |-|                               |
 |                          | |                               | | |                               |
 |                          | | NGH - 48.99%                  | | | LUX SA - 100%                 |
 |                          | ----------------|---------------- | ---------------------------------
 |                          |                 |                 |
 |                          |                 |                 |
 | ------------------------ | ----------------|---------------- | ---------------------------------  -------------------------------
 | |   GARTMORE CAPITAL   | | |   NATIONWIDE LIFE ASSURANCE   | | |  NATIONWIDE GLOBAL HOLDINGS   |  |NATIONWIDE HOLDINGS SA (NHSA)|
 | |    MANAGEMENT LTD.   | | |          COMPANY LTD.         | | |  - NGH BRASIL PARTICIPACOES   |  |                             |
 | |         (GCM)        | | |                               | | |      LTDA (NGH BRASIL)        |  |                             |
 |-|                      | | |                               | |-|                               |  |       Shares      Cost      |
 | |                      | | |                               | | |         Shares     Cost       |--|       ------      ----      |
 | |                      | | |                               | | |         ------     -----      |  |NGH                          |
 | | GIM - 99.99%         | | | NGH - 24.3%                   | | | LUX SA  6,164,899  R6,164,889 |  |BRASIL 42,900,999 R42,900,999|
 | | GSL - .01%           | | | SIAM - 37.7%                  | | | NGH     1          R1         |  |LUX SA 1          R1         |
 |  ------------------------| --------------------------------- | -----------------|---------------  ---------------|---------------
 |                          |                                   |                  |                                |
 |                          |                                   |                  |                                |
 |  ------------------------| --------------------------------- | -----------------|---------------  ---------------|---------------
 | |  GARTMORE U.S. LTD,  | | |    SBSC LTD (THAILAND)        | | |   NATIONWIDE SEGURADORA S.A.  |  |  DINAMICA PARTICIPACOES SA  |
 | |         (GUS)        | | |                               | | |                               |  |           (DPSA)            |
 | |                      | | |                               | | |         Shares     Cost       |  |       Shares      Cost      |
 --|                      | | | Common Stock:  24,500 Shares  | | |         ------     -----      |  |       ------      ----      |
 | |                      | |-| ------------                  | | | NGH                           |  |NHSA  132,522,386 R14,723,256|
 | |                      |   |                               | | | BRASIL  9,999,999  R9,999,999 |  |NGH                          |
 | | GCM - 100%           |   | NGH - .01%                    | | | LUX SA  1          R1         |  | BRASIL 1         R1,472     |
 | ------------------------   | SIAM - 48.98%                 | | ---------------------------------  ---------------|---------------
 |                            --------------------------------- |                                                   |
 |                                                              |                                                   |
 |--------------------------  --------------------------------- |                                    ---------------|---------------
 ||GARTMORE GLOBAL PARTNERS | |        PANEUROLIFE (PEL)      | |                                    |  NATIONWIDE MARITIMA VIDA e |
 || (GENERAL PARTNER)       | |                               | |                                    |        PREVIDENCIA SA       |
 ||                         | | Common Stock: 1,300,000 Shares| |                                    | Common Stock:   134,822,225 |
 -|                         | | -------------   Cost          |--                                    | ------------    Shares      |
  | GUS - 50%               | |                 ----          |                                      |                             |
  | GSL - 50%               | | LUX SA - 100%   3,817,832,685 |                                      |                 Cost        |
  ------------------------- | | LUF                           |                                      |                 ----        |
                              -----------------|---------------                                      | DSPA - 86.4%    R14,128,512 |
                                               |                                                     -------------------------------
                                               |
                              -----------------|---------------
                              |           VERTBOIS, SA        |
                              |                               |
                              |                               |
                              |                               |
                              | PEL - 99.99%                  |
                              | LUX SA - .01%                 |
                              ---------------------------------                         Subsidiary Companies--
                                                                                        Contractual Association--
                                                                                        Limited Liability Company--

                                                                                        December 31, 2001

Item 27.  NUMBER OF CONTRACT OWNERS


          Not Applicable.


Item 28.  INDEMNIFICATION

          Provision is made in the Company's Amended and Restated Code of Regulations and expressly authorized by the General Corporation Law of the State of Ohio, for indemnification by the Company of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer or employee of the Company, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by the General Corporation Law of the State of Ohio.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29.  PRINCIPAL UNDERWRITER

          (a) Nationwide Investment Services Corporation ("NISC") acts as principal underwriter and general distributor for the Nationwide Multi-Flex Variable Account, Nationwide Variable Account, Nationwide Variable Account-II, Nationwide Variable Account-4, Nationwide Variable Account-5, Nationwide Variable Account-6, Nationwide Variable Account-7, Nationwide Variable Account-8, Nationwide Variable Account-9, Nationwide Variable Account-10, Nationwide Variable Account-13, Nationwide VA Separate Account-A, Nationwide VA Separate Account-B, Nationwide VA Separate Account-C, Nationwide VL Separate Account-C, Nationwide VL Separate Account-D, Nationwide VLI Separate Account-2, Nationwide VLI Separate Account-3, Nationwide VLI Separate Account-4, and Nationwide VLI Separate Account-5 all of which are separate investment accounts of Nationwide or its affiliates.

(b)  NATIONWIDE INVESTMENT SERVICES CORPORATION DIRECTORS AND OFFICERS


         Joseph J. Gasper, Director and Chairman of the Board
         Richard A. Karas, Director and Vice Chairman
         Mark A. Thresher, Director and Senior Vice President and Treasurer Duane C. Meek, President
         Robert A. Oakley, Executive Vice President-Chief Financial Officer Robert J. Woodward, Jr., Executive Vice President-Chief Investment
             Officer
         Barbara J. Shane, Vice President-Compliance Officer
         Alan A. Todryk, Vice President-Taxation
         Carol L. Dove, Associate Vice President-Treasury Services and
             Assistant Treasurer
         Glenn W. Soden, Associate Vice President and Secretary
         John F. Delaloye, Assistant Secretary
         E. Gary Berndt, Assistant Treasurer
         Terry C. Smetzer, Assistant Treasurer

         The business address of the Directors and Officers of Nationwide Investment Services Corporation is:
         One Nationwide Plaza
         Columbus, Ohio 43215



              (c)
--------------------------------------------------------------------------------------------------------------------
NAME OF PRINCIPAL UNDERWRITER  NET UNDERWRITING         COMPENSATION ON         BROKERAGE          COMPENSATION
                               DISCOUNTS AND            REDEMPTION OR           COMMISSIONS
                               COMMISSIONS              ANNUITIZATION
--------------------------------------------------------------------------------------------------------------------
Nationwide Investment          N/A                      N/A                     N/A                N/A
Services Corporation
--------------------------------------------------------------------------------------------------------------------

Item 30.      LOCATION OF ACCOUNTS AND RECORDS

              John Davis
              Nationwide Life Insurance Company
              One Nationwide Plaza
              Columbus, OH  43215

Item 31.      MANAGEMENT SERVICES
              Not Applicable

Item 32.      UNDERTAKINGS

              The Registrant hereby undertakes to:

              (a) file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted;
              (b)   include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an
                    applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information; and
              (c) deliver any Statement of Additional Information and any financial statements required to be made available under this form promptly upon written or oral request.

              The Registrant represents that any of the Contracts which are issued pursuant to Section 403(b) of the Code is issued by the Company through the Registrant in reliance upon, and in compliance with, a no-action letter issued by the Staff of the Securities and Exchange Commission to the American Council of Life Insurance (publicly available November 28, 1988) permitting withdrawal restrictions to the extent necessary to comply with Section 403(b)(11) of the Code.

              Nationwide represents that the fees and charges deducted under the Contract in the aggregate are reasonable in relation to the services rendered, the expenses expected to be incurred and risks assumed by Nationwide.

                                   SIGNATURES

As required by the Securities Act of 1933, and the Investment Company Act of 1940, the Registrant, NATIONWIDE VARIABLE ACCOUNT-13, has caused this Registration Statement to be signed on its behalf in the City of Columbus, and State of Ohio, on this 3rd day of July, 2002.

                                  NATIONWIDE VARIABLE ACCOUNT-13
                   -------------------------------------------------------------
                                         (Registrant)

                                  NATIONWIDE LIFE INSURANCE COMPANY
                   -------------------------------------------------------------
                                         (Depositor)


                                       By /s/STEVEN SAVINI, ESQ.
                   -------------------------------------------------------------
                                             Steven Savini, Esq.

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 3rd day of July, 2002.



               SIGNATURE                                   TITLE

W. G. JURGENSEN                             Director and Chief Executive Officer
--------------------------------
W. G. Jurgensen

JOSEPH J. GASPER                                 Director and President and
--------------------------------                  Chief Operating Officer
Joseph J. Gasper

MICHAEL S. HELFER                                  Director and Executive
--------------------------------             Vice President-Corporate Strategy
Michael S. Helfer

DONNA A. JAMES                                  Director and Executive Vice
--------------------------------           President-Chief Administrative Officer
Donna A. James

ROBERT A. OAKLEY                                Director and Executive Vice
--------------------------------             President-Chief Financial Officer
Robert A. Oakley

ROBERT A. WOODWARD, JR                          Director and Executive Vice
--------------------------------             President-Chief Investment Officer
Robert A. Woodward, Jr.

Galen R. Barnes                                          Director
--------------------------------
Galen R. Barnes

                                                                                   By /s/ STEVEN SAVINI
                                                                    ------------------------------------------------
                                                                                     Steven Savini
                                                                                    Attorney-in-Fact